The information in this prospectus supplement and the accompanying base prospectus is not complete and may be changed without notice. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424b3

Registration No. 333-103267

SUBJECT TO COMPLETION, DATED APRIL 2, 2004

PROSPECTUS  SUPPLEMENT

(To Prospectus Dated June 11, 2003)

7,000,000 Common Units

Ferrellgas Partners, L.P.

Representing Limited Partner Interests

$             per Common Unit

We are offering 7,000,000 common units representing limited partner interests. We have granted the underwriters a 30-day option to purchase up to 1,050,000 common units to cover over-allotments.

Our common units are listed on the New York Stock Exchange under the symbol “FGP.” The last reported sales price of our common units on the NYSE on March 31, 2004 was $25.30 per common unit.

Investing in our common units involves risks. See “ Risk Factors” beginning on page S-10 of this prospectus supplement and on page 10 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2003. See “Where you can find more information” on page 67 of the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Ferrellgas Partners, L.P., before expenses	$	$

The underwriters expect to deliver the common units on or about April     , 2004.

Citigroup

UBS Investment Bank

Lehman Brothers

Wachovia Securities

Banc of America Securities LLC

Credit Suisse First Boston

Sanders Morris Harris

April     , 2004

➢	Founded in 1939; a master limited partnership since 1994 (NYSE: FGP); engages primarily in the retail distribution and sale of propane and related equipment and supplies

➢	2nd largest retail marketer of propane in the U.S. based on retail gallon sales

➢	Geographic diversity through 609 retail outlets, serving more than one million residential, industrial/commercial and agricultural customers in 45 states

Stable Track Record of Performance

➢	Leading provider of branded propane grill cylinder exchange, as well as complementary propane and non-propane products (Nasdaq: RINO)

➢	Servicing 29,000 retail locations in 49 states, Puerto Rico and U.S. Virgin Islands

➢	Comprehensive company-owned and independent distributor network

➢	Average revenue growth of 49% over the last four years

Strong Record of Growth

Note:	Ferrellgas Partners, L.P.’s and Blue Rhino Corporation’s fiscal years ended July 31st.

YOU SHOULD CAREFULLY READ THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING BASE PROSPECTUS AND THE INFORMATION WE HAVE INCORPORATED BY REFERENCE AS DESCRIBED UNDER THE SECTION IN THE ACCOMPANYING BASE PROSPECTUS ENTITLED “WHERE YOU CAN FIND MORE INFORMATION.” WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

The information in this prospectus supplement is accurate as of April 2, 2004. You should rely only on the information contained in this prospectus supplement, the accompanying base prospectus and the information we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus supplement, the accompanying base prospectus or the information we have incorporated by reference is accurate as of any date other than the date of the respective document or information, as applicable. If information in any of the documents we have incorporated by reference or in the accompanying base prospectus conflicts with information in this prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

For purposes of this prospectus supplement and the accompanying base prospectus, unless the context otherwise indicates, when we refer to “us,” “we,” “our,” or “ours,” we describe Ferrellgas Partners, L.P. together with our consolidated subsidiaries, including our operating partnership, Ferrellgas, L.P.

i

SUMMARY

This document is in two parts. The first part is the prospectus supplement which describes the specific terms of this offering. The second part is the accompanying base prospectus which gives more general information about us and our common units, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should carefully read this entire prospectus supplement, the accompanying base prospectus and the other information we have incorporated by reference to understand fully the terms of the common units being offered hereunder, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 10 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2003 to determine whether an investment in our common units is appropriate for you. See “Where you can find more information” on page 67 of the accompanying base prospectus.

Ferrellgas Partners, L.P.

We believe that we are the second largest retail marketer of propane in the United States as measured by our retail gallons sold in fiscal 2003. As of January 31, 2004, we had 609 retail outlets serving more than one million residential, industrial/commercial and agricultural and other customers in 45 states. Our operations primarily include the retail distribution and sale of propane and related equipment and supplies and extend from coast to coast with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States.

Our retail propane distribution business consists principally of transporting propane purchased from third parties to our retail distribution outlets and then to tanks on customers’ premises, as well as to portable propane cylinders. A substantial majority of our gross profit is derived from the retail distribution and sale of propane and related risk management activities. Gross profit from our retail distribution of propane is derived primarily from three sources:

•	residential customers;

•	industrial/commercial customers; and

•	agricultural and other customers.

Our gross profit from the retail distribution of propane is primarily based on margins; that is the cents-per-gallon difference between our costs to purchase and distribute propane and the sales price we charge our customers. We purchase propane in the contract and spot markets from major domestic energy companies generally on terms of less than one year. Our costs to purchase and distribute propane fluctuate with the movement of market prices. That fluctuation subjects us to potential price and inventory risk, which we attempt to minimize through the use of risk management activities. These risk management activities are conducted primarily to offset the effect of market price fluctuations on propane inventory and purchase commitments and to mitigate the price and inventory risk on sale commitments to our customers. Our risk management activities are intended to generate a profit, which we then apply to reduce our cost of product sold. See “Business–Retail Distribution of Propane and Related Equipment and Supplies–Risk Management Activities” in our Annual Report on Form 10-K for our fiscal year ended July 31, 2003.

Our business strategy is to:

•	achieve operating efficiencies through the utilization of technology in our operations;

•	capitalize on our national presence and economies of scale;

•	expand our operations through disciplined acquisitions and internal growth; and

•	align employee interest with investors through significant employee ownership.

Recent Events

Pending Merger of Blue Rhino Corporation and Contribution of Blue Rhino LLC

On February 8, 2004, FCI Trading Corp., an affiliate of our general partner, entered into an agreement and plan of merger to acquire all of the outstanding common stock of Blue Rhino Corporation in an all-cash merger. Blue Rhino Corporation is the nation’s leading provider of branded propane cylinder exchange services and a leading supplier of complementary products. The agreement and plan of merger provides for the merger of a subsidiary of FCI Trading with and into Blue Rhino Corporation and the payment by FCI Trading of $17.00 in cash for each share of Blue Rhino Corporation common stock outstanding on the date of the closing of the merger. This payment, together with Blue Rhino Corporation’s obligation to redeem its then vested outstanding stock options and warrants, is anticipated to be approximately $340 million. Immediately after the merger, FCI Trading will convert Blue Rhino Corporation into a limited liability company, Blue Rhino LLC.

Also on February 8, 2004, we entered into a contribution agreement with our operating partnership, our general partner and FCI Trading, whereby subsequent to the merger described above, FCI Trading will contribute all of the membership interests in Blue Rhino LLC to our operating partnership through a series of transactions and our operating partnership will assume FCI Trading’s obligation under the agreement and plan of merger to pay the $17.00 per share to the then former stockholders of Blue Rhino Corporation together with other specific obligations. We anticipate the merger and contribution to be completed by the end of our fiscal 2004 third quarter. See “Merger, Contribution and Ancillary Transactions.”

Benefits of and Strategy for the Contribution

We believe that the contribution of Blue Rhino LLC will be beneficial to our and Blue Rhino LLC’s operations in several areas:

•	Blue Rhino LLC’s counter-seasonal business activities and anticipated future growth will provide us with the ability to better utilize our seasonal resources;

•	our over 600 retail locations will provide Blue Rhino LLC with a network that complements its existing distributor network;

•	we expect to achieve cost savings from the elimination of duplicative general and administrative expenses, specifically insurance costs and expenses related to Blue Rhino LLC’s former status as a publicly-held company; and

•	Blue Rhino LLC will achieve savings by our provision of propane procurement, storage and transportation logistics.

Our business strategy with respect to the contributed Blue Rhino LLC operations will be:

•	to facilitate and promote the ongoing conversion of traditional propane cylinder refill consumers to cylinder exchange consumers;

•	to increase the overall demand for propane cylinder consumption with the design and marketing of products that use propane cylinders; and

•	to maximize the utilization of the existing infrastructure and distributor network of Blue Rhino LLC.

See “Blue Rhino Corporation–Business strategy.”

Recent operating results of Ferrellgas Partners

Our gross profit for the second fiscal quarter ended January 31, 2004, was $194.9 million, compared to $209.7 million for our second quarter of fiscal 2003. The decrease in gross profit was primarily attributable to lower retail sales volumes resulting from warmer than normal winter heating season temperatures, customer conservation caused by historically high commodity prices and a lesser contribution from our risk management activities, partially offset by increased margins from our retail locations.

For the six-month period ended January 31, 2004, our gross profit was $291.0 million, compared to $302.4 million reported for the same period in fiscal 2003. This decrease was primarily attributable to the decrease in gross profit realized during our 2004 fiscal second quarter.

Recent operating results of Blue Rhino Corporation

Blue Rhino Corporation’s net revenues for the second fiscal quarter ended January 31, 2004, were $59.2 million, compared to $58.1 million for the same period a year ago. During the quarter, Blue Rhino Corporation added 1,000 net locations, increasing total retail locations to more than 29,000 as of January 31, 2004.

For the six months ended January 31, 2004, Blue Rhino Corporation’s net revenue was $108.5 million, compared to $112.9 million for the same period in fiscal 2003. Cylinder exchange revenues for the period increased by approximately 3%, while revenues from complementary product sales decreased primarily due to a change in a major customer’s timing of deliveries of particular products from Blue Rhino Corporation’s fiscal first quarter to its fiscal third and fourth quarters.

Blue Rhino Corporation

Blue Rhino Corporation is the leading national provider of propane cylinder exchange as well as a leading supplier of complementary propane and non-propane products to consumers through many of the nation’s largest retailers. Its branded propane cylinder exchange service is offered at more than 29,000 retail locations in 49 states, Puerto Rico and the U.S. Virgin Islands, including at leading home improvement centers, mass merchants, hardware, grocery and convenience stores. Its retail partners include, but are not limited to, Home Depot, Lowe’s, Wal*Mart, Sears, Kroger, Food Lion, Winn-Dixie, SuperAmerica, Circle K and ExxonMobil.

Blue Rhino Corporation’s cylinder exchange service provides consumers with a nationally branded, safe and convenient alternative to traditional cylinder refill. Its distributor network is comprised of independent and company-owned distributorships that invest in the vehicles and other operational infrastructure necessary to operate the cylinder exchange businesses. Blue Rhino Corporation believes that its existing distributor network allows it the opportunity to service more than 85% of the United States.

Blue Rhino Corporation also designs, imports and markets other consumer products through many of the same mass retailers and home improvement centers through which it operates its cylinder exchange program. These consumer products are primarily those that use propane cylinders as their fuel source, such as propane grills, patio heaters and mosquito elimination devices. Blue Rhino Corporation also designs, imports and markets to these retailers non-propane consumer products, such as charcoal grills, fireplace accessories and garden products. Historically, revenues from sales of consumer products have been strongest in the fall and winter months, which is counter-seasonal to revenues generated from Blue Rhino Corporation’s cylinder exchange operations.

Our executive offices are located at One Liberty Plaza, Liberty, Missouri 64068 and our telephone number is (816) 792-1600. The executive offices of Blue Rhino Corporation are located at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104 and the telephone number is (336) 659-6900.

The Offering

Common units we are offering	7,000,000

Assumed offering price per common unit	$25.30

Common units to be outstanding after this offering	46,784,575

New York Stock Exchange symbol	FGP

Use of proceeds if the Blue Rhino LLC contribution occurs

We will receive approximately $169.3 million from the sale of the common units we are offering hereunder based on an assumed offering price of $25.30 per common unit and after deducting underwriting discounts and commissions and offering expenses.

We intend to contribute the net proceeds we receive from this offering of common units to our operating partnership:

•	to enable it to reduce borrowings outstanding under its bank credit facility; and

•	for general partnership purposes.

Thereafter, if the Blue Rhino LLC contribution occurs, our operating partnership intends to, when applicable, borrow under its bank credit facility and use those borrowed funds together with the proceeds it receives from the private placement by two of its subsidiaries acting as co-issuers and co-obligors of approximately $250 million of senior notes due 2014:

•	to pay an aggregate of approximately $340 million, which will consist of:

•	the operating partnership’s assumed obligation to pay the merger consideration of $17.00 per share to the former stockholders of Blue Rhino Corporation; and

•	Blue Rhino Corporation’s obligation to redeem the then vested outstanding stock options and warrants of Blue Rhino Corporation;

•	to pay all borrowings then outstanding under the existing Blue Rhino LLC bank credit facility, which were approximately $37.9 million as of January 31, 2004; and

•	to pay the costs and expenses related to the Blue Rhino LLC contribution.

See “Use of Proceeds” and “Merger, Contribution and Ancillary Transactions.”

Use of proceeds if the Blue Rhino LLC contribution does not occur

The offering of common units hereunder is not contingent upon the occurrence of the Blue Rhino LLC contribution. If the Blue Rhino LLC contribution does not occur, we intend to contribute the net proceeds we receive from this offering of common units and the related capital contribution to us by our general partner to our operating partnership:

•	to enable it to reduce borrowings outstanding under its bank credit facility; and

•	for general partnership purposes.

See “Use of Proceeds.”

Related private placement of senior notes by subsidiaries of our operating partnership and private placement of our common units

In connection with the Blue Rhino LLC contribution, two subsidiaries of our operating partnership are acting as co-issuers and co-obligors of approximately $250 million of senior notes due 2014 to be issued pursuant to a private placement. This private placement of senior notes is contingent upon:

•	the successful completion of this offering of common units;

•	the successful merger of a subsidiary of FCI Trading with and into Blue Rhino Corporation; and

•	the successful merger of the two subsidiaries of our operating partnership into their respective parent entities.

The private placement of senior notes is expected to occur prior to the completion of the Blue Rhino LLC contribution. The proceeds received from the private placement will be held in escrow until the three conditions described above are met. If these conditions are not met, the escrowed funds will be used to redeem the senior notes issued in the private placement.

Additionally and in connection with the Blue Rhino LLC contribution, we are offering approximately $32.8 million of common units pursuant to four private placements. We intend to contribute to our operating partnership the proceeds we receive from these private placements to enable it to reduce borrowings outstanding under its bank credit facility. These four private placements are contingent upon the successful completion of the merger of a subsidiary of FCI Trading with and into Blue Rhino Corporation and will not occur if the merger does not occur.

See “Use of Proceeds” and “Merger, Contribution and Ancillary Transactions.”

Related issuance of common units to FCI Trading and real property contribution

As consideration for the contribution to us from FCI Trading of a portion of the membership interests of Blue Rhino LLC, we will issue common units to FCI Trading with an aggregate value of approximately $8.7 million less the value of that portion of the membership interests in Blue Rhino LLC distributed by FCI Trading to Ferrell Companies, the owner of our general partner.

Pursuant to a real property contribution agreement entered into in connection with the Blue Rhino LLC contribution, we intend to issue common units with an aggregate value of $3.15 million in exchange for the contribution of real property in Yadkin County, North Carolina currently leased to Blue Rhino Corporation and which we will subsequently contribute to the operating partnership.

Neither the issuance of common units to FCI Trading nor to the holder of the real property will occur if the Blue Rhino LLC contribution does not occur.

See “Merger, Contribution and Ancillary Transactions.”

Quarterly distributions

We pay cash distributions on our common units from our available cash on a quarterly basis. Our current quarterly distribution is $0.50 per common unit, or $2.00 per common unit on an annualized basis, based on our last quarterly distribution.

We generally pay cash distributions before the end of the second month following January 31, April 30, July 31 and October 31. The first cash distribution that will be payable to purchasers of the common units offered hereunder will be attributable to our fiscal third quarter ending April 30, 2004.

Unless stated otherwise, the information in this prospectus supplement, including the number of common units to be outstanding after this offering, assumes no exercise of the underwriters’ over-allotment option.

Summary Historical and Pro Forma Consolidated Financial and Operating Data

Our summary historical and pro forma consolidated financial and operating data were derived from, and should be read in conjunction with, our historical consolidated financial statements and the notes thereto. The pro forma financial information is derived from the unaudited pro forma financial statements included elsewhere in this prospectus supplement and gives effect to the Blue Rhino LLC contribution. The pro forma financial information is presented for illustrative purposes only. The summary historical and pro forma consolidated financial and operating data does not purport to represent what our results of operations or financial position would actually have been if the Blue Rhino LLC contribution had in fact occurred on such dates, nor does it purport to project our results of operations or financial position for any future period or as of any future date.

Our historical consolidated financial statements for the fiscal years ended July 31, 2001, 2002 and 2003 have been audited. Our historical consolidated financial statements for the six months ended January 31, 2003 and 2004 are unaudited.

The pro forma financial information is based in part upon the audited consolidated financial statements of Blue Rhino Corporation for the fiscal year ended July 31, 2003, as furnished to us by Blue Rhino Corporation. This pro forma financial information should be read together with the periodic filings made by Blue Rhino Corporation with the SEC. Such filings may be viewed at the SEC’s website at www.sec.gov. We are not incorporating by reference in this prospectus supplement any of Blue Rhino Corporation’s filings with the SEC and we assume no responsibility for any of the information contained within such filings.

Our summary historical consolidated financial data should be read together with the following, each of which is incorporated by reference herein:

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004;

•	the unaudited consolidated financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended July 31, 2003; and

•	the audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended July 31, 2003.

We believe that all material adjustments that consist only of normal recurring adjustments necessary for the fair presentation of our interim results have been included. Results of our operations for any interim period are not necessarily indicative of the results of operations for our entire fiscal year due to the seasonal nature of our business.

Our capital expenditures fall generally into four categories:

•	maintenance capital expenditures, which include capitalized expenditures for repair and replacement of property, plant and equipment;

•	growth capital expenditures, which include expenditures for purchases of new propane tanks and other equipment to facilitate expansion of our customer base and operating capacity;

•	technology initiative capital expenditures, which include expenditures for purchases of computer hardware and software and the development of new software; and

•	acquisition capital expenditures, which include expenditures related to the acquisitions of retail propane operations; acquisition capital expenditures represent total cost of acquisitions less working capital acquired.

Please note that our financial statements found in our Quarterly Report on Form 10-Q for the three months ended January 31, 2004, are not detailed in the same categories of capital expenditures as listed above.

“Winter degree days —% colder (warmer) than normal” is based upon the deviation of each day between November 1 and March 31 from the average heating degree days during the same period for the 30 year period from 1971 to 2000. These calculations are based upon weather statistics for the contiguous United States provided by the National Oceanic and Atmospheric Administration.

At January 31, 2004, $182.7 million of borrowings and $52.9 million of letters of credit were outstanding under our operating partnership’s unsecured $307.5 million bank credit facility, which will terminate on April 28, 2006. Letters of credit are currently used to cover obligations primarily relating to requirements for insurance coverage and, and to a lesser extent, risk management activities. At January 31, 2004, our operating partnership had $72.4 million available for working capital, acquisition, capital expenditure and general partnership purposes under this bank credit facility.

	Fiscal year ended July 31,			Six months ended January 31,		Pro forma fiscal year ended July 31,
	2001	2002	2003	2003	2004	2003
	(in thousands, except as otherwise specified)
Income Statement Data:
Total revenues	$1,468,670	$1,034,796	$1,221,639	$680,780	$737,195	$1,479,861
Gross profit	538,553	501,359	530,670	302,390	291,047	605,108
Equipment lease expense	30,986	24,551	20,640	11,520	9,243	20,640
Depreciation and amortization expense	56,523	41,937	40,779	20,156	23,860	69,647
ESOP compensation charge	4,843	5,218	6,778	3,034	3,948	6,778
Loss on disposal of assets and other	5,744	3,957	6,679	1,796	3,552	4,307
Operating income	126,691	118,915	129,800	103,118	82,288	149,338
Earnings before cumulative effect of change in accounting principle	64,068	59,959	59,503	64,890	48,409	65,564

Balance sheet data at end of period:
Working capital (deficit)	$22,062	$9,436	$(3,862)	$29,826	$42,750	$25,314
Total assets	896,159	885,128	1,061,396	1,157,604	1,214,771	1,499,608
Total long term debt	704,782	703,858	888,226	902,235	900,396	1,084,203
Partners’ capital	37,987	21,161	2,919	45,180	61,096	214,661

Other data:
Retail propane sales volumes (in thousands of gallons)	956,718	831,592	898,622	532,414	494,339	898,622
Winter degree days —% colder (warmer) than normal	6%	(11)%	0%	(1)%	(4)%	0%
Interest expense	$61,544	$59,608	$63,665	$30,780	$34,085	$76,870
Capital expenditures:
Maintenance	$11,996	$9,576	$14,187	$5,607	$9,975	$31,306
Growth	3,152	4,826	4,123	1,902	2,606	19,948
Technology initiative	100	30,070	14,699	9,039	3,612	14,699
Tank lease buyout	—	—	154,129	154,129	—	154,129
Acquisition	1,417	10,962	41,310	37,737	39,012	48,056

Total	$16,665	$55,434	$228,448	$208,414	$55,205	$268,138

RISK FACTORS

Before you invest in our common units, you should be aware that there are various risks. In addition to the risk factors listed below, please see “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2003 for a discussion of particular factors you should consider before determining whether an investment in our common units is appropriate for you. See “Where you can find more information” on page 67 of the accompanying base prospectus.

Risks Related to the Blue Rhino LLC contribution

Failure to complete the Blue Rhino LLC contribution could negatively impact the market price of our common units, our future business and/or our operations.

If the Blue Rhino LLC contribution is not completed, we may be subject to a number of material risks, including the following:

•	we will not realize the expected revenues, net income, anticipated cost savings and other synergies resulting from the Blue Rhino LLC contribution;

•	the price of our common units may decline to the extent that the relevant current market price reflects a market assumption that the Blue Rhino LLC contribution will be completed; and

•	costs related to the Blue Rhino LLC contribution, such as legal, accounting, certain financial advisory and financial printing fees, must be paid even if the contribution is not completed.

In the event that the Blue Rhino LLC contribution does not occur, we intend to use the net proceeds of this offering as described under “Use of Proceeds.”

Dilution of the existing interests of our common unitholders will occur if the Blue Rhino LLC contribution does not occur.

This offering of common units is not contingent upon the occurrence of the Blue Rhino LLC contribution. Upon the issuance of the common units offered hereunder and regardless of whether the Blue Rhino LLC contribution occurs, we will contribute the net proceeds from this offering to our operating partnership to enable it to reduce borrowings outstanding under its bank credit facility and for general partnership purposes. The yield on our common units is currently higher than the interest rate on the operating partnership’s bank credit facility. Therefore, if the Blue Rhino LLC contribution does not occur, we will have increased our cost of doing business without an attendant increase in assets and gross profit. See “Use of Proceeds” and “Capitalization.”

A class action lawsuit challenging the merger of a subsidiary of FCI Trading and Blue Rhino Corporation may result in additional costs to us or Blue Rhino Corporation and could prevent or delay completion of the Blue Rhino LLC contribution.

On February 12, 2004, a purported stockholder class action lawsuit was filed in Forsyth County, North Carolina Superior Court against the Board of Directors of Blue Rhino Corporation, entitled Richard Marcoux, et al. v. Billy D. Prim, et al., Case No. 04CVS920. The complaint generally alleges that the directors of Blue Rhino Corporation breached their fiduciary duties to the stockholders of Blue Rhino Corporation in connection with the approval of the merger between Blue Rhino Corporation and a subsidiary of FCI Trading and seeks to enjoin and/or void the agreement and plan of merger among other forms of relief. The case has been assigned to the North Carolina Business Court. A preliminary injunction hearing has been set for April 15, 2004. Blue Rhino Corporation intends to vigorously defend this lawsuit and believes that the plaintiffs’ claims are without merit.

Blue Rhino Corporation may incur significant legal and other costs as a result of the complaint, regardless of its outcome. Additionally, it may divert the attention and resources of our and Blue Rhino Corporation’s integration teams. Should this complaint be successful, however, it could prevent the Blue Rhino LLC contribution from going forward, thereby denying the parties the intended benefits of the Blue Rhino LLC contribution. If the Blue Rhino LLC contribution is completed, the court may still determine that the plaintiff is entitled to damages, fees or other relief. In that event, the defendants may be found liable for some or all of any damages or attorneys’ fees awarded to plaintiffs. This may seriously harm our business, results of operations and cash flows. In addition, subsequent to the Blue Rhino LLC contribution, we may be the target of other securities class actions or similar litigation in the future. We can provide no assurance that additional claims will not be made or filed arising out of, or relating to, the merger of a subsidiary of FCI Trading with and into Blue Rhino Corporation, or the Blue Rhino LLC contribution.

Blue Rhino Corporation’s stockholders are entitled to appraisal rights under Delaware law which could result in unanticipated legal costs.

In an appraisal process under Delaware law, stockholders who do not vote in favor of a merger and who comply with particular requirements of Delaware law, may apply to a Delaware court for a judgment on the fair value of their shares as of the date of the merger. Because we will own Blue Rhino LLC after the successful completion of the merger of a subsidiary of FCI Trading with and into Blue Rhino Corporation, we may be responsible for legal costs associated with any appraisal process or settlement thereof in connection with such merger.

Risks related to the business of Blue Rhino Corporation

The revenues of Blue Rhino Corporation are concentrated with a limited number of retailers under non-exclusive arrangements that may be terminated at will.

Blue Rhino Corporation’s revenues are concentrated with a limited number of retailers. If one or more of these retailers were to materially reduce or terminate its business with Blue Rhino Corporation, the results from Blue Rhino Corporation cylinder exchange operations may suffer. For fiscal 2003, Wal*Mart, Home Depot, and Lowe’s represented approximately 36%, 18% and 11% of Blue Rhino Corporation’s net revenues, respectively. None of Blue Rhino Corporation’s significant retail cylinder exchange accounts are contractually bound to offer Blue Rhino Corporation cylinder exchange service or products. Therefore, retailers can discontinue Blue Rhino Corporation cylinder exchange service or sales of Blue Rhino Corporation products at any time and offer a competitor’s cylinder exchange service or products or none at all. Continued relations with a retailer depend upon various factors, including price, customer service, consumer demand and competition. In addition, most of Blue Rhino Corporation’s significant retailers have multiple vendor policies and may seek to offer a competitor’s cylinder exchange program or products competitive with Blue Rhino Corporation products at new or existing locations of these significant retailers. If any significant retailer materially reduces, terminates or is unwilling to expand its relationship with Blue Rhino Corporation or requires price reductions or other adverse modifications in Blue Rhino Corporation’s selling terms, Blue Rhino Corporation’s results from cylinder exchange operations may suffer.

If Blue Rhino Corporation’s distributors do not perform up to the expectations of Blue Rhino Corporation’s retailers, if Blue Rhino Corporation encounters difficulties in managing its distributor operations or if Blue Rhino Corporation or its distributors are not able to manage growth effectively, Blue Rhino Corporation’s retail relationships may be adversely impacted and its cylinder exchange business may suffer.

Blue Rhino Corporation relies exclusively on its distributors to deliver its cylinder exchange service to retailers. Accordingly, its success depends on its ability to maintain and manage distributor relationships and operations and on the distributors’ ability to set up and adequately service retail accounts. Many of Blue Rhino Corporation’s distributors are independent and Blue Rhino Corporation exercises only limited influence over the resources that these distributors devote to cylinder exchange. Blue Rhino Corporation’s retailers impose demanding service requirements on Blue Rhino Corporation, and Blue Rhino Corporation could suffer a loss of consumer or retailer goodwill if its distributors do not adhere to Blue Rhino Corporation’s quality control and service guidelines or fail to ensure an adequate and timely supply of cylinders at retail locations. The poor performance of a single distributor to a national retailer could jeopardize Blue Rhino Corporation’s entire relationship with that retailer and cause its cylinder exchange business to suffer. In addition, the number of retail locations offering Blue Rhino Corporation cylinder exchange and corresponding sales have historically grown significantly along with the creation of Blue Rhino Corporation’s distributor network. Accordingly, Blue Rhino Corporation’s distributors must be able to adequately service an increasing number of retail accounts. If Blue Rhino Corporation or its distributors fail to manage growth effectively, Blue Rhino Corporation’s financial results from its cylinder exchange business may suffer.

If Blue Rhino Corporation experiences problems associated with its R4 Technical Center, its distributors may not be able to service Blue Rhino Corporation’s retail accounts and Blue Rhino Corporation’s cylinder exchange business may suffer.

R4 Technical Center—North Carolina, LLC, is a joint venture in which Manchester Tank & Equipment Co. and Blue Rhino Corporation each own a 50% ownership interest. R4 Technical Center operates an automated propane bottling and cylinder refurbishing plant in North Carolina. Several Blue Rhino Corporation-owned and several independent distributors rely on R4 Technical Center for their required supplies of refilled and refurbished cylinders. Blue Rhino Corporation effectively shares management of R4 Technical Center with Manchester Tank. If R4 Technical Center experiences problems, whether operational, caused by management disagreements or otherwise, it may be unable to meet production goals, achieve targeted production costs or otherwise satisfy the needs of Blue Rhino Corporation’s distributors in which event the ability of Blue Rhino Corporation’s distributors to service Blue Rhino Corporation’s retail accounts may be adversely impacted and cause Blue Rhino Corporation’s cylinder exchange business to suffer.

If Blue Rhino Corporation is unable to manage the impact of overfill prevention valve guidelines, its cylinder exchange business may suffer.

Guidelines published by the National Fire Protection Association in the current form of Pamphlet 58 and adopted in many states require that all cylinders refilled after April 1, 2002 must be fitted with an overfill prevention valve. If Blue Rhino Corporation or its distributors cannot satisfy the demand for compliant cylinders such that its retailers maintain an adequate supply, Blue Rhino Corporation’s retailer relationships and its cylinder exchange business may suffer. In addition, for some Blue Rhino Corporation customers, Blue Rhino Corporation has fixed in advance the price per cylinder exchange unit charged to its retailers. When pricing, Blue Rhino Corporation makes assumptions with regard to the number of cylinders that will already have an overfill prevention valve when presented for exchange, on which Blue Rhino Corporation’s margins will be greater, and the number of cylinders that will need an overfill prevention valve. If Blue Rhino Corporation’s actual experience is inconsistent with its assumptions, its margins on sales to that retailer may be lower than expected, which may have an adverse effect on Blue Rhino Corporation’s financial condition and results of operations.

Weather conditions can adversely affect sales volume of Blue Rhino Corporation.

Blue Rhino Corporation’s cylinder exchange operations experience higher revenues and operating income in the spring and summer, which includes the majority of the grilling season. Sustained periods of poor weather, particularly during the grilling season, can negatively affect its cylinder exchange operation’s financial performance. Poor weather may reduce consumers’ propensity to purchase and use grills and other propane-fueled appliances thereby reducing demand for cylinder exchange and Blue Rhino Corporation’s outdoor, propane-based products.

Blue Rhino Corporation faces competition from major propane providers and other cylinder exchange providers.

Major propane providers, such as AmeriGas Propane Partners, L.P., Energy Transfer Partners, L.P. and Suburban Propane Partners, L.P., could expand their existing cylinder exchange businesses nationally or establish new cylinder exchange businesses. Blue Rhino Corporation also competes with numerous regional cylinder exchange providers, which typically have operations in a few states, and with local cylinder exchange providers. If these competitors expand their cylinder exchange programs or new competitors enter the market or grow to compete with Blue Rhino Corporation on a national scale, Blue Rhino Corporation’s market share and financial results from cylinder exchange operations could decrease.

If Blue Rhino Corporation is unable to protect its intellectual property, it may lose assets or require costly litigation to protect its rights.

Blue Rhino Corporation considers its patents, copyrights and trademarks to be valuable to its business. Blue Rhino Corporation relies on a combination of patent, copyright and trademark laws and other arrangements to protect its proprietary rights and could incur substantial expense to enforce its rights under such laws. The requirement to change any Blue Rhino Corporation trademarks, service marks or trade names could entail significant expense and result in the loss of any goodwill associated with that trademark, service mark or trade name, and adversely impact Blue Rhino Corporation’s ability to apply for copyrights and additional trademarks in the future. Blue Rhino Corporation cannot be sure that patents will be issued on its applications for patents or that its existing or future patents will not be successfully contested by third parties. Additionally, since the issuance of a valid patent does not prevent other companies from using alternative, non-infringing technology, Blue Rhino Corporation cannot be sure that any of its patents, or patents issued to others and licensed to Blue Rhino Corporation, will provide significant commercial protection, especially as new competitors enter the market.

In addition to patent protection, Blue Rhino Corporation also relies on trade secrets and other non-patented proprietary information relating to its product development and operating activities. Blue Rhino Corporation tries to protect this information through appropriate efforts to maintain its secrecy, including confidentiality agreements. Blue Rhino Corporation cannot be sure that these efforts will be successful or that confidentiality agreements will not be breached. Blue Rhino Corporation also cannot be sure that it would have adequate remedies for any breach of such agreements or other misappropriation of its trade secrets, or that its trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. Where necessary, Blue Rhino Corporation may initiate litigation to enforce its patent or other intellectual property rights. Any such litigation may require Blue Rhino Corporation to spend a substantial amount of time and money and could distract management from its day-to-day operations. Moreover, there is no assurance that Blue Rhino Corporation will be successful in any such litigation or that such litigation will not result in successful counterclaims or challenges to the validity of Blue Rhino Corporation’s intellectual property rights.

Adverse changes in the prevailing political or economic climate in China could reduce the supply of products available to Blue Rhino Corporation to import for sale in the United States or require Blue Rhino Corporation to incur substantial additional expense to import similar products from alternate locations.

Blue Rhino Corporation currently imports a substantial percentage of its cylinder exchange consuming retail products from companies based in China. As a result, Blue Rhino Corporation may be adversely affected by changes in the prevailing political or economic climates in China. Additionally, there have recently been proposals in the United States to impose significant duties on Chinese imports as a result of the current valuation of the Chinese currency. If China were to lose its “normal trade relations” trade status with the United States, there would likely be an increase in duty costs for Blue Rhino Corporation products, which may cause Blue Rhino Corporation’s business, financial condition and results of operations to suffer.

Litigation matters could adversely affect Blue Rhino Corporation’s operating results and financial condition.

On May 19, 2003, a securities class action was filed against Blue Rhino Corporation in federal court in Los Angeles, California. The plaintiff alleges violations of Section 10(b) of the Securities Exchange Act of 1934,

Rule 10b-5 and Section 20(a) thereof. In particular, the plaintiff has alleged that Blue Rhino Corporation and some of its individual officers and directors violated the federal securities laws by, among other things, making materially false and misleading statements and/or failing to disclose material facts related to Blue Rhino Corporation’s financial performance, the impact of overfill prevention valve regulations on its business, the financial position of Blue Rhino Corporation distributors Ark Holding Company LLC and Platinum Propane, L.L.C. and Blue Rhino Corporation’s acquisition of Ark Holding Company and Platinum Propane. The complaint seeks unspecified damages, plus reasonable costs and expenses, including attorneys’ fees and experts’ fees. Two shareholder derivative actions, as well as several tag-along class actions that were subsequently consolidated with the original class action complaint, followed, all arising out of substantially the same alleged facts and circumstances. Defending against securities class actions and other litigation matters will likely require significant attention and resources and, regardless of the outcome, result in significant legal expenses, which will adversely affect Blue Rhino Corporation’s results unless covered by insurance proceeds. If Blue Rhino Corporation’s defenses are ultimately unsuccessful, or if Blue Rhino Corporation is unable to achieve a favorable resolution, Blue Rhino Corporation could be liable for damage awards that could materially adversely affect Blue Rhino Corporation’s results of operations and financial condition.

Blue Rhino Corporation depends on its management information systems to manage all aspects of its business effectively.

Blue Rhino Corporation depends on its management information systems to process orders, manage inventory and accounts receivable collections, maintain distributor and customer information, maintain cost-efficient operations and assist distributors in delivering products on a timely basis. In addition, Blue Rhino Corporation’s staff of management information systems professionals relies heavily on the support of several key consultants. Any disruption in the operation of Blue Rhino Corporation’s management information systems, loss of employees’ knowledgeable about such systems, termination of Blue Rhino Corporation’s relationship with one or more of these key consultants or failure to continue to modify such systems effectively as Blue Rhino Corporation’s business expands could negatively affect Blue Rhino Corporation’s business.

Potential retail partners may not be able to obtain necessary permits or may be substantially delayed in obtaining necessary permits, which may adversely impact Blue Rhino Corporation’s ability to grow its cylinder exchange retail locations.

Local ordinances, which vary from jurisdiction to jurisdiction, generally require retailers to obtain permits to store and sell propane cylinders. These ordinances influence retailers’ acceptance of cylinder exchange, distribution methods, cylinder packaging and storage. The ability and time required to obtain permits varies by jurisdiction. Delays in obtaining permits have from time to time significantly delayed the installation of new retail locations. Some jurisdictions have refused to issue the necessary permits, which has prevented some installations. Some jurisdictions may also impose additional restrictions on Blue Rhino Corporation’s ability to market and a distributor’s ability to transport cylinders or otherwise maintain Blue Rhino Corporation’s cylinder exchange program.

USE OF PROCEEDS

We will receive approximately $169.3 million from the sale of our common units, or $194.7 million if the underwriters’ over-allotment is exercised in full, in each case, based on an assumed offering price of $25.30 per common unit and after deducting underwriting discounts, commissions and offering expenses. The offering of common units hereunder is not contingent upon the occurrence of the Blue Rhino LLC contribution.

We intend to contribute the net proceeds we receive from this offering of common units to our operating partnership to enable it to reduce borrowings outstanding under its bank credit facility and for general partnership purposes. Thereafter, if the Blue Rhino LLC contribution occurs, our operating partnership intends to, when applicable, borrow under its bank credit facility and use those borrowed funds together with the proceeds it receives from the private placement by two of its subsidiaries acting as co-issuers and co-obligors of approximately $250 million of senior notes due 2014:

•	to pay an aggregate sum of approximately $340 million, which sum will consist of:

•	the operating partnership’s assumed obligation to pay the merger consideration of $17.00 per share to the former stockholders of Blue Rhino Corporation; and

•	Blue Rhino Corporation’s obligation to redeem its then vested outstanding stock options and warrants;

•	to pay all borrowings then outstanding under the existing Blue Rhino LLC bank credit facility, which were approximately $37.9 million as of January 31, 2004; and

•	to pay the costs and expenses related to the Blue Rhino LLC contribution.

See “Merger, Contribution and Ancillary Transactions.”

The offering of common units hereunder is not contingent upon the occurrence of the Blue Rhino LLC contribution. If the Blue Rhino LLC contribution does not occur, we intend to contribute the net proceeds we receive from this offering of common units and the related capital contribution to us by our general partner to our operating partnership to enable it to reduce borrowings outstanding under its bank credit facility and for general partnership purposes. See “Capitalization.”

As of January 31, 2004, the outstanding borrowing balance under our operating partnership’s bank credit facility was $182.7 million, with an additional $52.9 million of letters of credit outstanding. At January 31, 2004, the weighted average interest rate on these borrowings was 3.4%. The facility matures on April 28, 2006.

PRICE RANGE OF COMMON UNITS AND CASH DISTRIBUTIONS

As of March 31, 2004, we had 39,784,575 common units outstanding, held by approximately 839 holders of record, including common units held in street name. Our common units are traded on the New York Stock Exchange under the symbol “FGP.” The following table sets forth, for the periods indicated, the high and low closing prices for our common units, as reported on the New York Stock Exchange Composite Transaction Tape, and quarterly declared cash distributions thereon. The last reported sale price of our common units on the New York Stock Exchange on March 31, 2004 was $25.30 per common unit.

The “Cash Distribution” column represents cash distributions attributable to, and declared for, the applicable quarter and declared and paid within 45 days after the end of such quarter. The cash distribution for our third quarter of fiscal 2004 ending April 30, 2004 has not yet been declared or paid.

	Price range per common unit		Cash distributions
	High	Low
Fiscal 2002
First quarter	$19.89	$16.95	$0.50
Second quarter	20.46	17.90	0.50
Third quarter	19.90	18.32	0.50
Fourth quarter	20.11	16.58	0.50

Fiscal 2003
First quarter	$20.23	$19.00	$0.50
Second quarter	20.86	19.61	0.50
Third quarter	21.41	20.14	0.50
Fourth quarter	23.83	21.30	0.50

Fiscal 2004
First quarter	$23.57	$21.41	$0.50
Second quarter	25.36	23.21	0.50
Third quarter (through March 31, 2004)	25.80	24.08	—

Our transfer agent and registrar for our common units is EquiServe Trust Company, N.A. You may contact our transfer agent and registrar at the following address:

EquiServe Trust Company, N.A.

Attn: Shareholder Services

P.O. Box 43010

Providence, Rhode Island 02940-3010

Telephone: (781) 575-3120

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization on a historical basis as of January 31, 2004 and our unaudited consolidated capitalization as adjusted to reflect:

•	the issuance of the common units being offered hereunder based on an assumed offering price of $25.30 per common unit and the application of the net proceeds from this offering and the related capital contribution to us by our general partner; and

•	no occurrence of the Blue Rhino LLC contribution;

and as adjusted to reflect:

•	the issuance of the common units being offered hereunder based on an assumed offering price of $25.30 per common unit and the application of the net proceeds from this offering;

•	the private placement by two subsidiaries of our operating partnership acting as co-issuers and co-obligors of approximately $250 million of senior notes due 2014 and the application of the proceeds thereof; and

•	the occurrence of the Blue Rhino LLC contribution, the transactions ancillary thereto and the payment of the costs and expenses thereof, including Ferrellgas, L.P.’s assumed obligation to pay the merger consideration of $17.00 per share to the former stockholders of Blue Rhino Corporation and Blue Rhino Corporation’s obligation to redeem its then vested outstanding stock options and warrants. See “Merger, Contribution and Ancillary Transactions,” “Unaudited Pro Forma Condensed Combined Financial Statements” and “Unaudited Pro Forma Condensed Combined Balance Sheet.”

Each of the above assumes no exercise of the underwriters’ over-allotment option. See “Use of Proceeds.”

This table should be read in conjunction with our financial statements and the notes thereto that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	As of January 31, 2004
(in thousands)	Actual	As adjusted – no Blue Rhino LLC contribution	As adjusted – Blue Rhino LLC contribution
Cash and cash equivalents	$23,072	$23,072	$25,423

Accrued senior distributions	1,994	1,994	1,994
Short-term debt, including current portion of long-term debt	46,543	13,813	18,608
Long-term debt	900,396	760,396	1,116,705
Minority interest	2,853	4,598	5,014

Partners’ capital:
Senior unitholder	79,766	79,766	79,766
Common unitholders	41,879	211,154	251,503
General partner unitholder	(58,736)	(57,026)	(56,618)
Accumulated other comprehensive loss	(1,813)	(1,813)	(1,813)

Total partners’ capitalization	61,096	232,081	272,838

Total capitalization	$1,012,882	$1,012,882	$1,415,159

Actual and as adjusted partners’ capital does not include:

•	the 1,050,000 common units subject to the underwriters’ over-allotment; and

•	the 680,150 common units issuable, subject to vesting, upon exercise of common unit options granted by us and outstanding as of January 31, 2004.

MERGER, CONTRIBUTION AND ANCILLARY TRANSACTIONS

Merger of Blue Rhino Corporation and Contribution of Blue Rhino LLC

On February 8, 2004, FCI Trading Corp., an affiliate of our general partner, entered into an agreement and plan of merger to acquire all of the outstanding common stock of Blue Rhino Corporation in an all-cash merger. The agreement and plan of merger provides for the merger of a subsidiary of FCI Trading with and into Blue Rhino Corporation and the payment by FCI Trading of $17.00 in cash for each share of Blue Rhino Corporation common stock outstanding on the date of the closing of the merger. This payment, together with Blue Rhino Corporation’s obligation to redeem its then vested outstanding stock options and warrants, is anticipated to be approximately $340 million. Immediately after the merger, FCI Trading will convert Blue Rhino Corporation into a limited liability company, Blue Rhino LLC.

Also on February 8, 2004, we entered into a contribution agreement with our operating partnership, our general partner and FCI Trading whereby, subsequent to the merger described above, FCI Trading will contribute all of the membership interests in Blue Rhino LLC to our operating partnership through a series of transactions and our operating partnership will assume FCI Trading’s obligation under the agreement and plan of merger to pay the $17.00 per share to the then former stockholders of Blue Rhino Corporation together with other specific obligations. Both FCI Trading and we have agreed to indemnify our general partner from any damages incurred by our general partner in connection with the assumption of any of the obligations described above. Subsequent to the contribution of the membership interests of Blue Rhino LLC to our operating partnership, Blue Rhino LLC will be merged with and into our operating partnership.

As consideration for FCI Trading’s net contribution to our operating partnership, we will issue to FCI Trading common units representing limited partner interests in us. The value of the common units to be issued to FCI Trading will be approximately $8.7 million less the value of that portion of the membership interests in Blue Rhino LLC that will initially be distributed by FCI Trading to Ferrell Companies, Inc., the sole owner of our general partner.

The closing of the transactions contemplated by the contribution agreement is conditioned upon the closing of the transactions contemplated by the agreement and plan of merger, which are anticipated to be completed by the end of our fiscal 2004 third quarter. If the agreement and plan of merger is terminated, the contribution agreement will also terminate.

Pursuant to the agreement and plan of merger, a subsidiary of FCI Trading will be merged with and into Blue Rhino Corporation, with Blue Rhino Corporation being the surviving entity. In addition to FCI Trading’s payment of $17.00 per share upon the closing of the merger to the former stockholders of Blue Rhino Corporation, each vested stock option and warrant that permits its holder to purchase common stock of Blue Rhino Corporation and that is outstanding immediately prior to the merger will be converted into the right to receive a cash payment from Blue Rhino Corporation equal to the difference between $17.00 per share and the applicable exercise price of the stock option or warrant. Unvested options and warrants not otherwise subject to automatic accelerated vesting upon a change in control will vest on a pro rata basis, based on their original vesting date, through the day immediately prior to the closing date of the merger.

For the merger to occur, several conditions must be met, including the approval and adoption of the agreement and plan of merger by Blue Rhino Corporation stockholders. In addition, the agreement and plan of merger may be terminated under a number of circumstances, including:

•	by either FCI Trading or Blue Rhino Corporation, if the merger has not closed by August 3, 2004;

•	by either FCI Trading or Blue Rhino Corporation, if Blue Rhino Corporation’s stockholders do not approve and adopt, by majority vote, the agreement and plan of merger at a special meeting of Blue Rhino Corporation’s stockholders;

•	by either FCI Trading or Blue Rhino Corporation, if:

•	Blue Rhino Corporation’s board of directors approves or recommends to its stockholders an alternate acquisition proposal made by someone other than FCI Trading to acquire Blue Rhino Corporation; or

•	Blue Rhino Corporation receives an unsolicited tender offer to acquire control of Blue Rhino Corporation, and its board of directors recommends to its stockholders to accept the tender offer or otherwise fails to recommend that its stockholders reject such tender offer within 10 business days of receiving notice of the tender offer;

however, prior to the termination of the agreement and plan of merger by Blue Rhino Corporation under either of these two circumstances, the board of directors of Blue Rhino Corporation must determine in good faith that its failure to accept an alternate acquisition proposal would constitute a breach of its fiduciary duties; or

•	by FCI Trading within 10 days after the date of the Blue Rhino Corporation stockholders’ meeting, if FCI Trading and its affiliates have exercised good faith reasonable best efforts to obtain financing on reasonable commercial terms for the payment of the merger consideration and have been unable to do so; provided, however, that such reasonableness will be determined based on whether there has been a material adverse change in the pricing then available for our securities from the pricing available as of the date of the agreement and plan of merger.

If the agreement and plan of merger is terminated by FCI Trading as a result of:

•	the failure of the stockholders of Blue Rhino Corporation to approve and adopt the agreement and plan of merger while an alternate acquisition proposal is pending; or

•	the determination by the board of directors of Blue Rhino Corporation that its failure to accept an alternate acquisition proposal from someone other than FCI Trading would constitute a breach of its fiduciary duty;

Blue Rhino Corporation would be obligated to pay FCI Trading a termination fee of $10 million.

If FCI Trading exercises its right to terminate the agreement and plan of merger due to its and its affiliates failure to obtain financing as described above, FCI Trading would be obligated to pay Blue Rhino Corporation a termination fee of $10 million.

If the agreement and plan of merger is terminated under any other circumstance by any party thereto on account of a material and willful breach of the agreement and plan of merger, the breaching party is subject to liability under applicable law.

FCI Trading has also entered into a voting agreement with three stockholders of Blue Rhino Corporation pursuant to which those stockholders have agreed to vote their shares of common stock of Blue Rhino Corporation in favor of the merger and to approve and adopt the agreement and plan of merger. Those shares represent approximately 26.5% of the shares of common stock of Blue Rhino Corporation entitled to vote.

Ancillary Transactions

FCI Trading, its subsidiary and Ferrell Companies would not have entered into the agreement and plan of merger but for the simultaneous execution of the voting agreement described above and the agreements described below. None of the transactions contemplated by the following agreements will occur unless the merger has closed in accordance with the terms of the agreement and plan of merger.

•	Mr. James E. Ferrell, Chairman, President and Chief Executive Officer of our general partner, entered into a unit purchase agreement with us dated February 8, 2004, pursuant to which he has agreed to purchase common units with an aggregate value of approximately $1.8 million. Mr. Ferrell also intends to exercise options to purchase approximately $3.2 million of common units at approximately the same time as his purchase under the unit purchase agreement.

•	Mr. Billy D. Prim, the Chairman and Chief Executive Officer of Blue Rhino Corporation, entered into an employment agreement dated February 8, 2004, with Ferrell Companies and our general partner that will become effective upon the closing of the merger in accordance with the terms of the agreement and plan of merger and that will supercede and replace Mr. Prim’s current employment agreement with Blue Rhino Corporation. Mr. Prim is also expected to be named to the Board of Directors of our general partner upon the effectiveness of this employment agreement.

•	Mr. Prim has entered into a real property contribution agreement with us dated February 8, 2004, pursuant to which he will contribute to us real property in Yadkin County, North Carolina currently leased to Blue Rhino Corporation in exchange for common units with an aggregate value of $3.15 million.

•	Mr. Prim and the other two Blue Rhino Corporation stockholders who executed the voting agreement described above, each entered into unit purchase agreements with us dated February 8, 2004, pursuant to which they have agreed to purchase common units with an aggregate value of $31 million.

•	The Blue Rhino Corporation stockholders who entered into the unit purchase agreements and real property contribution agreement described above, each entered into a registration rights agreement with us dated February 8, 2004, that requires us to register the common units to be acquired by them within 90 days after issuance of those common units.

FCI Trading and Blue Rhino Corporation intend to enter into an escrow agreement with LaSalle Bank, N.A. whereby LaSalle Bank will act as the escrow agent for the merger. Under the terms of the escrow agreement, FCI Trading or its designee will be required to deposit with the escrow agent, simultaneously with the closing of the merger, the aggregate merger consideration payable to all former holders of the common stock of Blue Rhino Corporation. We expect that a portion of the borrowings under our operating partnership’s bank credit facility and all of the net proceeds from the sale of the notes by subsidiaries of our operating partnership will be deposited into that escrow account. One of Blue Rhino Corporation’s conditions to closing the merger is the execution and delivery of the escrow agreement and the deposit of the aggregate merger consideration with the escrow agent.

BLUE RHINO CORPORATION

Business Overview

Blue Rhino Corporation is the leading national provider of propane cylinder exchange as well as a leading supplier of complementary propane and non-propane products to consumers through many of the nation’s largest retailers. Its branded propane cylinder exchange service is offered at more than 29,000 retail locations in 49 states, Puerto Rico and the U.S. Virgin Islands, including at leading home improvement centers, mass merchants, hardware, grocery and convenience stores. Its retail partners include, but are not limited to, Home Depot, Lowe’s, Wal*Mart, Sears, Kroger, Food Lion, Winn-Dixie, SuperAmerica, Circle K and ExxonMobil.

Blue Rhino Corporation’s cylinder exchange service provides consumers with a nationally branded, safe and convenient alternative to traditional cylinder refill. Its distributor network is comprised of independent and company-owned distributorships that invest in the vehicles and other operational infrastructure necessary to operate the cylinder exchange businesses. Blue Rhino Corporation believes that its existing distributor network allows it the opportunity to service more than 85% of the United States.

Blue Rhino Corporation also designs, imports and markets other consumer products through many of the same mass retailers and home improvement centers through which it operates its cylinder exchange program. These consumer products are primarily those that use propane cylinders as their fuel source, such as propane grills, patio heaters and mosquito elimination devices. Blue Rhino Corporation also designs, imports and markets to these retailers non-propane consumer products, such as charcoal grills, fireplace accessories and garden products. Historically, revenues from sales of consumer products have been strongest in the fall and winter months, which is counter-seasonal to revenues generated from Blue Rhino Corporation’s cylinder exchange operations.

Unless the context otherwise indicates, when we refer to “Blue Rhino Corporation” in this discussion of its business, we describe Blue Rhino Corporation together with its consolidated subsidiaries.

Cylinder Exchange and Propane Products Market

Cylinder Exchange

The market for consumer propane cylinder exchange is large and growing. Blue Rhino Corporation’s growth has primarily resulted from converting consumers from the traditional refilling of empty cylinders to Blue Rhino Corporation’s convenient and safe alternative of propane cylinder exchange. Blue Rhino Corporation currently estimates this market to generate annual sales of $1 billion. In addition, Blue Rhino Corporation believes it can increase its market opportunity by selling new propane appliances. Blue Rhino Corporation’s products group focuses on selling an assortment propane-fueled appliances, such as grills, patio heaters and mosquito elimination devices. Based on the most recently published Barbecue Grill Usage and Attitude Study conducted in 2003 on behalf of the Hearth, Patio and Barbecue Association and based on other data published by Hearth, Patio and Barbecue Association:

•	approximately 72% of the households in the United States own a grill or smoker;

•	approximately 49 million of the households in the United States, or 63% of all grill owners, own a propane grill;

•	from 2001 to 2003, sales of propane grills exceeded the combined annual sales of charcoal, natural gas and electric grills;

•	more than 8.4 million propane grills were shipped to retailers in 2003;

•	the market for grills and other propane appliances exceeds $1.7 billion annually;

•	61% of propane grills are used year round;

•	the average propane grill owner uses 2.1 cylinders of propane per year, which results in an estimated 103 million cylinder transactions per year; and

•	propane cylinder exchange, as opposed to the traditional refilling of empty cylinders, represented approximately 32% of all cylinder transactions in 2003, up from 30% in 2001.

Business Strategy

Blue Rhino Corporation’s objective is to strengthen its position as the leading national provider of propane cylinder exchange by providing the greatest value to consumers and providing a return to Blue Rhino Corporation’s stockholders. The key elements of Blue Rhino Corporation’s strategy to achieve this objective are:

•	converting refill consumers to exchange;

•	increasing cylinder exchange demand; and

•	maximizing the utilization of Blue Rhino Corporation’s infrastructure.

Converting Traditional Propane Cylinder Refillers to Propane Cylinder Exchange

•	Promote the Blue Rhino Corporation brand and consumer awareness of cylinder exchange. Blue Rhino Corporation has created a distinctive Blue Rhino brand name and logo that Blue Rhino Corporation prominently features on cylinder sleeves and display racks. In addition, Blue Rhino Corporation undertakes brand marketing and promotional initiatives, including point of purchase displays, print media and cooperative advertising, and engages in cross-marketing promotions with other grilling-related products. Blue Rhino Corporation has also selectively placed targeted broadcast and print media advertising campaigns that focus on raising consumer awareness of Blue Rhino Corporation’s cylinder exchange program and are actively involved with consumer, trade and regulatory associations in an effort to promote the growth of cylinder exchange.

•	Capitalize on guidelines requiring overfill prevention valves. Since April 1, 2002, National Fire Protection Association guidelines have required that all propane cylinders refilled be fitted with an overfill prevention valve. As a result of this safety standard, many of the cylinders that are presented at refill centers are obsolete, forcing the consumer to purchase or exchange for a new cylinder to meet the safety standard. Blue Rhino Corporation believes that this safety standard will positively affect the demand for cylinder exchange through Blue Rhino Corporation’s fiscal year 2005. While Blue Rhino Corporation expects the rate of upgrades to slow during fiscal 2004 and fiscal 2005, Blue Rhino Corporation still expects a positive impact on its business as consumers who previously relied on cylinder refills turn to cylinder exchange to upgrade their obsolete cylinders.

•	Develop and selectively expand Blue Rhino Corporation’s retailer relationships. Blue Rhino Corporation has historically targeted the following four categories of retailers for cylinder exchange: home centers/hardware stores, mass merchants, grocery stores and convenience stores. Its relationships with major retailers such as Home Depot, Lowe’s, Wal*Mart, Sears, Kroger, Food Lion, Winn-Dixie, SuperAmerica, Circle K and ExxonMobil have allowed it to place cylinders in a large number of convenient, high-traffic locations. Blue Rhino Corporation continues to seek to develop these relationships and selectively expand its operations with these retailers and others in the following ways:

•	expand into new locations of Blue Rhino Corporation’s existing retailers; and

•	selectively establish relationships with new retailers.

Blue Rhino Corporation works closely with its largest retail accounts to coordinate the rollout of its cylinder exchange services in conjunction with the opening of new locations of these retailers, thereby further penetrating into locations where Blue Rhino Corporation does not offer its cylinder exchange services.

Blue Rhino Corporation believes there are approximately 225,000 potential cylinder exchange locations in its targeted markets, of which Blue Rhino Corporation currently services more than 29,000 locations. In addition, Blue Rhino Corporation establishes new retail relationships through direct sales to retailers and by acquisition of other suppliers of cylinder exchange services and continually reviews its existing locations to ensure that these locations meet particular performance criteria. Non-performing locations are de-installed and assets from these locations are relocated to more suitable locations.

Increasing Demand for Cylinder Exchange

Blue Rhino Corporation also sells consumers appliances that use propane cylinders as their fuel source, thereby creating a need for the recurring purchase of propane and subsequently increasing the demand for propane cylinder exchange.

•	Market propane appliances that use cylinders as their fuel source. Blue Rhino Corporation currently offers propane grills, patio heaters, portable patio heaters and mosquito elimination devices that it has historically sold through major retailers such as Home Depot, Lowe’s, Wal*Mart, Sam’s and Sears. These products are manufactured by third parties, primarily in Asia. In addition, Blue Rhino Corporation expects to identify additional quality-manufactured, propane-fueled products to sell through major retailers which, in many instances, will be the same retailers that offer the branded Blue Rhino Corporation cylinder exchange service.

•	Patio heaters. Blue Rhino Corporation began selling its Endless Summer® patio heaters in December 1998. Blue Rhino Corporation’s patio heaters use the same cylinders as propane grills, and it believes these products will increase the counter-seasonal demand for cylinder exchange.

•	Mosquito eliminators. Blue Rhino Corporation successfully introduced its SkeeterVac®, a propane-powered mosquito elimination device, in March 2003. This product is being sold through major retailers. This product category has begun to gain retail and consumer acceptance and the category has grown significantly in the past few years. These products use propane cylinders to create carbon dioxide that, when combined with other sensory attractants, attracts blood-seeking insects such as mosquitoes, black flies and “no see-ums.” The devices then trap the insects where they dehydrate and die. If operated continuously throughout the mosquito season, Blue Rhino Corporation currently expects that mosquito eliminators will use as many as six propane cylinders during that time. Blue Rhino Corporation has also developed a high performance mosquito eliminator that it believes will help expand market acceptance of this product more quickly and create even greater demand for cylinder exchange. Blue Rhino Corporation is developing new models of its SkeeterVac® product that have added features and benefits that Blue Rhino Corporation will begin selling to its retailers for the forthcoming 2004 summer season. See “Legal Proceedings.”

Maximizing the Utilization of Blue Rhino Corporation’s Infrastructure

Blue Rhino Corporation has developed what it believes to be one of the most advanced and efficient direct-store delivery infrastructures servicing retailers. Blue Rhino Corporation will continue to invest in distribution and administrative processes and systems to enhance its ability to handle significant growth while minimizing incremental costs.

•

Leverage national distributor network. Blue Rhino Corporation has established a network of 54 independent and company-owned distributors that it believes covers more than 85% of the United States. In November 2002, Blue Rhino Corporation acquired ten of its distributors whose territories historically represented approximately 45% of Blue Rhino Corporation’s revenues. Blue Rhino

Corporation has, and intends to continue, leveraging this network by increasing each distributor’s market share through increased consumer demand for cylinder exchange and the selective addition of new retail locations. By leveraging its infrastructure in this manner, Blue Rhino Corporation believes it can minimize its incremental costs as it increases its market share of the cylinder exchange market in the United States. Additionally, Blue Rhino Corporation assists a distributor’s ability to service accounts by providing cylinder and cylinder display leasing, electronic billing systems through handheld terminals and other information technology and by arranging for consolidated propane purchasing, store training and retail merchandising.

•	Investment in refilling, refurbishing and recertifying capacity. Blue Rhino Corporation has historically made significant investments in the specialized equipment required to increase its refilling, refurbishing and recertifying capacity, in an effort to satisfy the expected increase in demand of cylinder exchange and reduce its costs. Blue Rhino Corporation operates a refilling, refurbishing and recertifying facility, R4 Technical Center—North Carolina, LLC. Blue Rhino Corporation anticipates leasing four additional plants that are under construction. These four plants will be smaller in scale than the R4 Technical facility and will be located in different regions of the country. Blue Rhino Corporation began operations in Chicago and Denver in the spring of 2004 and expects to begin operations in Los Angeles and Orlando by the fall of 2004. Blue Rhino Corporation expects these facilities to provide cost efficiencies and quality control for refilling and refurbishing cylinders. Blue Rhino Corporation is also investing in two mobile filling and refurbishing facilities that will be installed on a semi-permanent basis at company-owned distributors by the spring of 2004. Blue Rhino Corporation expects the equipment costs for the four plant facilities and two mobile filling and refurbishing facilities to be approximately $4.4 million.

•	Use proprietary management information systems to enhance efficiency. Blue Rhino Corporation has developed and intends to continue to enhance its sophisticated data and technology infrastructure to streamline its operations. Blue Rhino Corporation furnishes each distributor with handheld devices that use its developed custom software to serve as the data collection point for every delivery. This data is seamlessly integrated with Blue Rhino Corporation’s delivery, imaging and financial databases to allow it to provide the retailer and the distributor with a detailed transactional and inventory history as well as demand forecasts. This system also allows it to bill and collect payments from retailers through an electronic gateway, thereby eliminating data entry of transactions and the handling of paper documents. The reporting system enables the distributor to better manage inventory and forecast sales volumes, and reduces errors and administrative costs for both the retailer and the distributor.

•	Market products and services that leverage Blue Rhino Corporation’s infrastructure and offset Blue Rhino Corporation’s seasonality. Additional products and services allow Blue Rhino Corporation to leverage its existing corporate infrastructure and offset the seasonality of its core propane cylinder exchange business. These products and services include:

•	Barbecue grills and fireplace accessories. Blue Rhino Corporation’s products group currently offers the propane-fueled products described above, as well as non-propane products like charcoal grills and fireplace accessories, that are sold through major retailers such as Home Depot, Lowe’s, Wal*Mart and Sears. These products provide leverage with manufacturers and offset Blue Rhino Corporation’s fixed infrastructure costs.

•	Retail shipping services. QuickShip, Inc., another of Blue Rhino Corporation’s wholly owned subsidiaries, offers in-store, retail shipping services that provide consumers with a convenient, full-service, in-store postal and parcel shipping depot and retailers with a new revenue source. Blue Rhino Corporation is exploring strategic growth alternatives with regard to this business.

Competition

Cylinder Exchange

The consumer propane cylinder refilling industry is highly fragmented and competitive. Competition is based primarily upon convenience, quality of product, service, historical relationships, perceived safety and price. Blue Rhino Corporation believes that it is the leading national provider of consumer propane cylinder exchange, but the 2001 Hearth, Patio and Barbecue Association study states that 68% of consumers refill their cylinders rather than exchange them. Accordingly, Blue Rhino Corporation’s primary competition currently comes from the approximately 20,000 bulk refilling stations owned and operated by propane dealers, as well as rental outlets, recreational vehicle centers and hardware stores.

Products

The $1.5 billion barbecue grill and patio heater market is extremely competitive. In the barbecue grill industry, five of Blue Rhino Corporation’s competitors control an estimated 90% of the market share. Competition in the direct import products business is primarily based on price, quality and performance of products and product features. Blue Rhino Corporation believes a few competitors dominate the mosquito elimination market today. Blue Rhino Corporation entered the mosquito elimination market in fiscal 2003 and believes it has less than 10% market share.

Regulations and Standards

Cylinder Exchange

The storing and dispensing of propane is covered by guidelines published by the National Fire Protection Association in Pamphlets 54 and 58. National Fire Protection Association standards include a requirement that all cylinders refilled after April 1, 2002 must be fitted with an overfill prevention valve. Blue Rhino Corporation’s distributors are also governed by local laws and regulations that vary by municipality and state. Typically, a distributor must obtain permits from a local fire marshal for each propane sales location. Blue Rhino Corporation is actively involved with the National Propane Gas Association, an industry association that participates in the drafting of model industry standards designed to promote uniform state and local legislation to provide consumers, retailers and distributors with up-to-date safety regulations. With respect to the transportation of propane by truck, Blue Rhino Corporation is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation.

Products

Blue Rhino Corporation’s propane grills are tested and designed to standards determined by the American National Standards Institute. Its patio heaters are tested and designed to standards determined by the Canadian Standards Association. Electric grills are listed with Underwriters’ Laboratories and designed to standards determined by Underwriters’ Laboratories. Octenol used in conjunction with the SkeeterVac® as a sensory attractant is registered with the Environmental Protection Agency and is classified as a pesticide.

Proprietary Rights

Blue Rhino Corporation has invested substantial time, effort and capital in establishing the Blue Rhino brand and believes that its trademarks are an important part of its business strategy. The Blue Rhino name and logo, the names RhinoTUFF®, Tri-Safe®, Bison® and Bison design®, Uniflame®, UniGrill®, DuraClay®, GardenArt®, America’s Choice For Grill Gas®, Endless Summer®, Endless Summer Comfort®, Grill Gas® and Grill Gas design®, ShippingSpot® and Spot design®, SkeeterVac®, Grill Aficionado™, Fine Tune™, Harmony™, Spark Something Fun™ and Patriot™ are Blue Rhino Corporation’s registered and pending trademarks. In addition, Blue Rhino Corporation has patents issued for an Overflow Protection Valve Assembly and a Method for Reconditioning a Propane Gas Tank, which expire in 2018 and 2017, respectively, as well as various other patents and patent applications pending. The protection afforded by Blue Rhino Corporation’s patents is critical to its ability to provide cylinder exchange service cost-effectively and to maintain its competitive advantage. In particular, Blue Rhino Corporation expects its Overflow Protection Valve Assembly patent to help enable it to capitalize on the National Fire Protection Association guidelines that became effective April 1, 2002.

Seasonality

Blue Rhino Corporation has experienced and expects to continue to experience seasonal fluctuations in its revenues and operating income. Blue Rhino Corporation’s revenues and operating income have historically been highest in the spring and summer, which includes the majority of the grilling season, and lowest in the fall and winter. Blue Rhino Corporation’s cylinder exchange operations, which generally achieves higher margins than its other operations, experience higher revenues and operating income in the spring and summer. Conversely, Blue Rhino Corporation’s products operations experience higher revenues and operating income in the fall and winter. Sustained periods of poor weather, particularly in the spring and summer, can negatively impact Blue Rhino Corporation’s revenues. Accordingly, Blue Rhino Corporation’s results of operations in any quarter will not necessarily be indicative of the results that it may achieve for a full fiscal year or any future quarter.

Legal Proceedings

Class Action Lawsuit Challenging the Merger of a Subsidiary of FCI Trading and Blue Rhino Corporation

On February 12, 2004, a purported stockholder class action lawsuit was filed in Forsyth County, North Carolina Superior Court against the Board of Directors of Blue Rhino Corporation, entitled Richard Marcoux, et al. v. Billy D. Prim, et al., Case No. 04CVS920. The complaint generally alleges that the directors of Blue Rhino Corporation breached their fiduciary duties to the stockholders of Blue Rhino Corporation in connection with the approval of the merger between Blue Rhino Corporation and a subsidiary of FCI Trading and seeks to enjoin and/or void the agreement and plan of merger among other forms of relief. The case has been assigned to the North Carolina Business Court. A preliminary injunction hearing has been scheduled for April 15, 2004. Blue Rhino Corporation intends to vigorously defend this lawsuit and believes that the plaintiffs’ claims are without merit.

Patent Lawsuit and Related Proceedings

On August 8, 2003, American Biophysics Corporation filed a patent infringement suit against Blue Rhino Corporation in the U.S. District Court for the District of Rhode Island. American Biophysics Corporation alleges that the SkeeterVac® mosquito elimination product infringes U.S. Patent Nos. 6,145,243 and 6,286,249. The complaint seeks treble damages and attorneys’ fees. Also on August 8, 2003, American Biophysics Corporation filed a complaint against Blue Rhino Corporation with the United States International Trade Commission pursuant to Section 337 of the Tariff Act of 1930, as amended. That complaint requests that the International Trade Commission institute an investigation regarding alleged violations of Section 337 based upon the importation into the United States by Blue Rhino Corporation and/or the offer for sale and sale within the United States after importation of SkeeterVac® products that allegedly infringe U.S. Patent Nos. 6,145,243 and 6,286,249. American Biophysics Corporation also requested that the International Trade Commission issue a permanent exclusion order pursuant to Section 337, which would exclude further entry into the United States of the allegedly infringing products, and a permanent cease and desist order under Section 337, which would prohibit the importation into the United States, the sale for importation and/or sale within the United States after importation, of allegedly infringing products. The International Trade Commission has instituted an investigation and the parties are currently conducting discovery. On August 13, 2003, Blue Rhino Corporation’s subsidiary, Blue Rhino Consumer Products, LLC, filed suit against American Biophysics Corporation in the U.S. District Court for the Middle District of North Carolina seeking a declaration that Blue Rhino Consumer Product’s SkeeterVac® product does not infringe American Biophysics Corporation’s patents. On August 14, 2003, Blue Rhino Consumer Products and another one of Blue Rhino Corporation’s subsidiaries, CPD Associates, Inc., filed a lawsuit in the Superior Court of North Carolina, Forsyth County, against American Biophysics Corporation asserting unfair and deceptive trade practices, unfair competition under North Carolina common law, tortious interference with business relations and prospective economic advantage, violations of Section 43(a) of the Lanham Act and violation of the Anticybersquatting Consumer Protection Act. The complaint seeks, among other relief against American Biophysics Corporation, a permanent injunction, treble damages, punitive damages, attorneys’ fees and other costs and expenses. This case has been removed to the U.S. District Court for the Middle District of North Carolina. A hearing before an Administrative Law Judge in the International Trade Commission proceeding is currently schedule for late April or early May, 2004. The Administrative Law Judge has not issued a claim construction of the claims of the two patents, and thus has not made any rulings on the patent infringement or patent invalidity issues. Blue Rhino Corporation continues to believe that it and its affiliates have meritorious defenses to American Biophysics Corporation’s allegations and meritorious claims against American Biophysics Corporation, and intends to vigorously pursue those defenses and claims in those actions.

Securities Class Actions and Shareholder Derivative Actions

On May 19, 2003, George Schober filed a shareholder securities class action lawsuit in the United States District Court for the Central District of California, naming Blue Rhino Corporation, along with four of Blue Rhino Corporation’s officers and directors, as defendants. Six tag-along securities class actions arising out of the same alleged facts and circumstances as the original action were subsequently filed in the same court. The cases have been consolidated into a single action and Andy Lee, Charles Anderberg and Steven Lendeman have been designated as lead plaintiffs. Plaintiffs filed a consolidated complaint on December 3, 2003. The plaintiffs seek to represent a class of investors who purchased Blue Rhino Corporation’s publicly-traded securities between August 2002 and February 2003. The plaintiffs allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act and Rule 10b-5 promulgated thereunder. In particular, the plaintiffs have alleged that Blue Rhino Corporation and the individual defendants violated federal securities laws by, among other things, improperly failing to consolidate distributors Ark Holding Company LLC and Platinum Propane, L.L.C. for financial reporting purposes prior to the date of their being acquired by Blue Rhino Corporation, making materially false and misleading statements and/or failing to disclose material facts related to the financial performance and prospects of Blue Rhino Corporation and distributors Ark Holding Company and Platinum Propane, and making materially false and misleading statements and/or failing to disclose material facts relating to Blue Rhino Corporation’s acquisition of Ark Holding Company and Platinum Propane, including the repayment of specific debt obligations guaranteed by some of the individual defendants. On May 22, 2003, Richard Marcoux filed a shareholder derivative action in the Superior Court of California, Los Angeles County, naming all of Blue Rhino Corporation’s directors and particular officers of Blue Rhino Corporation as individual defendants and Blue Rhino Corporation as a nominal defendant. On June 19, 2003, Randy Gish filed a substantially similar derivative action in the same court. Both the Marcoux and Gish actions were removed to the U.S. District Court for the Central District of California. The Marcoux case was subsequently remanded to Los Angeles Superior Court, but has been stayed pending resolution of the federal actions. The derivative actions arise out of substantially similar facts and circumstances as the securities class actions, and allege violations of the California Corporations Code, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The defendants, including Blue Rhino Corporation, have filed motions to dismiss both the securities class action lawsuit and the Gish derivative lawsuit, and hearings on those motions are currently scheduled for April 12, and 26, 2004, respectively. Blue Rhino Corporation believes that all of the foregoing securities class actions and derivative actions are without merit and intends to vigorously defend itself against these actions.

Other Litigation

Blue Rhino Corporation is also a party to other litigation which it considers routine and incidental to its business. Blue Rhino Corporation does not expect the results of any of these other actions to have a material adverse effect on its business, results of operation or financial condition.

Additional Information About Blue Rhino Corporation

Except as otherwise noted, all information in this prospectus supplement concerning Blue Rhino Corporation has been furnished to us by Blue Rhino Corporation. Additional information about Blue Rhino Corporation may be found in its periodic filings filed with the SEC. Such filings may be viewed at the SEC’s website at www.sec.gov. We are not incorporating by reference in this prospectus supplement any of Blue Rhino Corporation’s filings with the SEC and we assume no responsibility for any of the information contained within such filings.

TAX CONSIDERATIONS

We estimate that a person who acquires common units in this offering and owns those common units through the period ending on the record date for the cash distribution payable for the fiscal quarter ended July 31, 2006, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the cash distributed for that period. Furthermore, the taxable income allocable to a common unitholder for periods after July 31, 2006, may constitute an increasing percentage of distributable cash. These estimates are based upon many assumptions regarding our business and operations, including assumptions as to weather conditions in our areas of operation, capital expenditures, cash flows and anticipated cash distributions. These estimates and our assumptions are subject to numerous business, economic, regulatory and competitive uncertainties beyond our control. Further, these estimates are based on current tax law and certain tax reporting positions with which the Internal Revenue Service could disagree. Accordingly, we cannot assure you that these estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower and any differences could materially affect the value of the common units. See “Tax Consequences” beginning on page 49 of the accompanying base prospectus.

Recently issued Treasury Regulations require taxpayers to report particular information on Internal Revenue Service Form 8886 if they participate in a “reportable transaction.” Unitholders may be required to file this form with the IRS if we participate in a “reportable transaction.” A transaction may be a reportable transaction based upon any of several factors. Unitholders are urged to consult with their own tax advisor concerning the application of any of these factors to their investment in our common units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The Treasury Regulations also impose obligations on “material advisors” that organize, manage or sell interests in registered “tax shelters.” As stated in the accompanying base prospectus, we have registered as a tax shelter, and, thus, one of our material advisors will be required to maintain a list with specific information, including unitholder names and tax identification numbers, and to furnish this information to the IRS upon request. Unitholders are urged to consult with their own tax advisor concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. See “Tax Consequences” beginning on page 49 of the accompanying base prospectus.

UNDERWRITING

Citigroup Global Markets Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, which we will file as an exhibit to our Current Report on Form 8-K relating to this offering, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriters	Number of Common Units
Citigroup Global Markets Inc.
UBS Securities LLC.
Lehman Brothers Inc.
Wachovia Capital Markets, LLC
Banc of America Securities LLC
Credit Suisse First Boston LLC
Sanders Morris Harris Inc.

Total	7,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the common units (other than those covered by the over-allotment option described below) if they purchase any of the common units.

The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common units to dealers at the public offering price less a concession not to exceed $     per common unit. The underwriters may allow, and dealers may reallow, a concession not to exceed $     per common unit on sales to other dealers. If all of the common units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,050,000 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment.

We, our general partner, particular officers and directors of our general partner, JEF Capital Management and Ferrell Companies have agreed with the underwriters, for a period of 90 days from the date of this prospectus supplement, not to, without the prior written consent of Citigroup Global Markets Inc., in consultation with the other underwriters, sell, hedge or otherwise dispose of, directly or indirectly, any common units or any securities convertible into or exchangeable for common units, except for:

•	the issuance of common units upon the exercise of unit options currently outstanding under an existing employee benefit plan;

•	pledges of those common units or convertible securities to secure certain loans;

•	the disposition of those common units in connection with a lender exercising its remedies as a secured party; and

•	common units issued by us in exchange for the acquisition of assets, businesses or the capital stock or other ownership interests of businesses if the recipient of such common units agrees not to dispose of any common units received in connection with the acquisition during that 90 day period.

Other than as described above, Citigroup Global Markets Inc. has informed us that they have no present intent or arrangement to release any of the units subject to the lock-up agreements. The release of units subject to any of the lock-up agreements is considered on a case by case basis. Factors in deciding whether to release these units may include the length of time before the particular lock-up expires, the number of units involved, historical trading volumes of our common units and whether the person seeking the release is an officer, director or affiliate of us or our general partner.

Our common units are listed on the New York Stock Exchange under the symbol “FGP.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	No Exercise	Full Exercise
Per Common Unit	$	$
Total

In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. “Short sales” involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of common units made in an amount up to the number of common units represented by the underwriters’ over-allotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common units in the open market after this offering has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering. “Stabilizing transactions” consist of bids for or purchases of common units in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions and assuming no exercise of the underwriters’ over-allotment option, will be approximately $300,000.

Some of the underwriters have performed investment banking and advisory services for us and our general partner and its affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of Banc of America Securities LLC and Credit Suisse First Boston LLC are lenders under our operating partnership’s bank credit facility and will be partially repaid with a portion of the net proceeds from this offering. See “Use of Proceeds.”

This prospectus supplement and the accompanying base prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement and the accompanying base prospectus in electronic format, information contained in any other web site maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any common units. The underwriters are not responsible for information contained in web sites that they do not maintain.

We, the operating partnership and our general partner have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

Because the NASD views our common units as interests in a direct participation program, any offering of common units pursuant to this registration statement will be made in compliance with Rule 2810 of the NASD Conduct Rules.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Ferrellgas Partners, L.P.’s, and Ferrellgas Partners Finance Corp.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated September 29, 2003 (which report relating to Ferrellgas Partners, L.P. expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Ferrellgas, L.P.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated September 29, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements incorporated in this prospectus by reference from Ferrellgas Finance Corp.’s Annual Report on Form 10-K for the period ended July 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated September 29, 2003, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Ferrellgas, Inc. and Subsidiaries as of July 31, 2003 and 2002, filed as Exhibit 99.15 to the Current Report on Form 8-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. dated November 21, 2003, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report relating to Ferrellgas, Inc. and Subsidiaries dated September 29, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Blue Rhino Corporation and subsidiaries for the year ended July 31, 2003 appearing in the Ferrellgas Partners L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. Current Report on Form 8-K dated April 2, 2004, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common units being offered hereunder will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Houston, Texas. Certain legal matters with respect to the common units will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. has provided and continues to provide services to us and our affiliates as outside counsel on particular tax matters related to the Blue Rhino LLC contribution.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the Blue Rhino LLC contribution under the purchase method of accounting. These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial position would actually have been if the Blue Rhino LLC contribution had in fact occurred on such dates, nor do they purport to project our results of operations or financial position for any future period or as of any date. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the Blue Rhino LLC contribution, over the fair value of the net assets acquired is classified as goodwill in the accompanying unaudited pro forma condensed combined balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments. We intend to continue our analysis of the net assets of Blue Rhino LLC to determine the final allocation of the total purchase price to the various assets acquired and the liabilities assumed.

The unaudited pro forma condensed combined balance sheet as of January 31, 2004, was prepared by combining our balance sheet at January 31, 2004 with Blue Rhino Corporation’s balance sheet at January 31, 2004, giving effect to the Blue Rhino LLC contribution as though it had been completed on January 31, 2004. The unaudited pro forma condensed combined statements of earnings for the periods presented were prepared by combining our statements of earnings for the six months ended January 31, 2004, and the year ended July 31, 2003, with Blue Rhino Corporation’s statements of operations for the six months ended January 31, 2004, and the year ended July 31, 2003, respectively, giving effect to the Blue Rhino LLC contribution as though it had occurred on August 1, 2002. These unaudited pro forma condensed combined financial statements do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the integration of Blue Rhino LLC with our operations.

Our consolidated historical financial statements for the year ended July 31, 2003, are derived from our audited consolidated financial statements contained in our Form 10-K as filed with the SEC on October 21, 2003. Our unaudited condensed consolidated historical financial statements for the six months ended January 31, 2004, are derived from the unaudited condensed consolidated financial statements contained in our Form 10-Q as filed with the SEC on March 10, 2004. The historical financial statements of Blue Rhino Corporation for the year ended July 31, 2003, are derived from the audited consolidated financial statements contained in Blue Rhino Corporation’s Form 10-K as filed with the SEC on October 21, 2003. The unaudited condensed historical financial statements of Blue Rhino Corporation for the six months ended January 31, 2004, are derived from the unaudited condensed financial statements contained in Blue Rhino Corporation’s 10-Q as filed with the SEC on March 11, 2004.

You should read the financial information in this section together with:

•	our historical consolidated financial statements and accompanying notes contained in our prior SEC filings, which are incorporated herein by reference; see “Where You Can Find More Information” on page 67 of the accompanying base prospectus; and

•	Blue Rhino Corporation’s historical consolidated financial statements and accompanying notes contained in its prior SEC filings.

Except as otherwise noted, all information in this prospectus supplement concerning Blue Rhino Corporation has been furnished to us by Blue Rhino Corporation. Additional information about Blue Rhino Corporation may be found in its periodic filings filed with the SEC. Such filings may be viewed at the SEC’s website at www.sec.gov. We are not incorporating by reference in this prospectus supplement any of Blue Rhino Corporation’s filings with the SEC and we assume no responsibility for any of the information contained within such filings.

Unaudited Pro Forma Condensed Combined Balance Sheet (1)

January 31, 2004

(in thousands)

Assets	Ferrellgas Partners, L.P. Historical (2)	Blue Rhino Corporation Historical (2)	Pro Forma Adjustments (3)		Pro Forma Combined
Current assets:
Cash and cash equivalents	$23,072	$2,351	$—		$25,423
Accounts and notes receivable, net	157,581	14,351	—		171,932
Inventories	83,976	26,561	—		110,537
Prepaid expenses and other current assets	8,819	9,362	(2,077)	(4)	16,104

Total current assets	273,448	52,625	(2,077)		323,996
Property, plant and equipment, net	698,457	85,499	(9,229)	(5)	774,727
Goodwill	124,190	61,867	55,100	(6)	241,157
Intangible assets, net	110,067	1,254	175,028	(7)	286,349
Other assets	8,609	1,064	6,250	(8)	15,923

Total assets	$1,214,771	$202,309	$225,072		$1,642,152

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$116,813	$17,689	$—		$134,502
Other current liabilities	71,185	11,995	(5,250)	(9)	77,930
Short-term borrowings	42,700	—	(29,275)	(10)	13,425

Total current liabilities	230,698	29,684	(34,525)		225,857
Long-term debt	900,396	33,357	182,952	(11)	1,116,705
Other liabilities and deferred credits	19,728	5,042	(3,032)	(12)	21,738
Contingencies and commitments	—	—	—		—
Minority interest	2,853		2,161	(13)	5,014
Stockholders’ equity
Common stock		18	(18)	(14)	—
Capital in excess of par		133,062	(133,062)	(14)	—
Retained earnings		538	(538)	(14)	—
Accumulated other comprehensive income (loss)		608	(608)	(14)	—

Total stockholders’ equity		134,226	(134,226)		—

Total liabilities and stockholders’ equity		$202,309

Partners’ capital:
Senior unitholder	79,766		—		79,766
Common unitholders	41,879		209,624	(15)	251,503
General partner unitholder	(58,736)		2,118	(16)	(56,618)
Accumulated other comprehensive loss	(1,813)		—		(1,813)

Total partners’ capital	61,096		211,742		272,838

Total liabilities and partners’ capital	$1,214,771		$225,072		$1,642,152

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement Of Earnings (1)

Six Months Ended January 31, 2004

(in thousands)

	Ferrellgas Partners, L.P. Historical (2)	Blue Rhino Corporation Historical (2)	Pro Forma Adjustments (3)		Pro Forma Combined
Revenues	$737,195	$108,512	$—		$845,707
Cost of product sold (exclusive of depreciation, shown with amortization below)	446,148	84,507	(3,200	)(17)	527,455

Gross profit	291,047	24,005	3,200		318,252
Operating expense	152,283	—	—		152,283
Depreciation and amortization expense	23,860	5,132	10,854	(17)(18)	39,846
General and administrative expense	15,873	14,846			30,719
Equipment lease expense	9,243	—	—		9,243
Employee stock ownership plan compensation charge	3,948	—	—		3,948
Loss on disposal of assets and other	3,552	145	—		3,697

Operating income	82,288	3,882	(7,654)		78,516
Interest expense	(34,085)	(1,261)	(5,470	)(19)	(40,816)
Interest income	801	13	—		814

Earnings before minority interest and income taxes	49,004	2,634	(13,124)		38,514
Minority interest	595	—	(115	)(20)	480
Income taxes	—	1,028	(1,759	)(21)	(731)

Earnings from continuing operations	$48,409	$1,606	$(11,250)		$38,765

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement Of Earnings (1)

Fiscal Year Ended July 31, 2003

(in thousands)

	Ferrellgas Partners, L.P. Historical (2)	Blue Rhino Corporation Historical (2)	Pro Forma Adjustments (3)		Pro Forma Combined
Revenues	$1,221,639	$258,222	$—		$1,479,861
Cost of product sold (exclusive of depreciation, shown with amortization below)	690,969	196,084	(12,300	)(17)	874,753

Gross profit	530,670	62,138	12,300		605,108
Operating expense	297,970	—	—		297,970
Depreciation and amortization expense	40,779	9,261	19,607	(17)(22)	69,647
General and administrative expense	28,024	28,404	—		56,428
Equipment lease expense	20,640	—	—		20,640
Employee stock ownership plan compensation charge	6,778	—	—		6,778
(Gain) loss on disposal of assets and other	6,679	(2,372)	—		4,307

Operating income	129,800	26,845	(7,307)		149,338
Interest expense	(63,665)	(7,784)	(5,421	)(23)	(76,870)
Interest income	1,291	141	—		1,432
Loss on investee	—	(455)	—		(455)
Early extinguishment of debt expense	(7,052)	—	—		(7,052)

Earnings before minority interest and income taxes	60,374	18,747	(12,728)		66,393
Minority interest	871	—	(107	)(20)	764
Income taxes	—	2,217	(2,152	)(21)	65

Earnings from continuing operations	$59,503	$16,530	$(10,469)		$65,564

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Presentation: The Blue Rhino LLC contribution is expected to be completed in the third quarter of our fiscal year. These unaudited pro forma condensed combined financial statements do not give effect to any restructuring costs, potential cost savings or other operating efficiencies that are expected to result from the Blue Rhino LLC contribution (see also footnote 24). The unaudited pro forma financial data is not necessarily indicative of the operating results or financial position that would have occurred had the Blue Rhino LLC contribution been completed at the dates indicated, nor is it necessarily indicative of future operating results or financial position. The purchase accounting adjustments made in connection with the development of these unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of developing such pro forma financial information.

2.	The columns represent our unaudited condensed historical financial position and results of operations, as well as those of Blue Rhino Corporation. Our unaudited condensed balance sheet data reported on the unaudited pro forma condensed combined balance sheet were derived from the information included in our Form 10-Q as filed with the SEC on March 10, 2004. The Blue Rhino Corporation unaudited condensed balance sheet data reported on the unaudited pro forma condensed combined balance sheet were derived from the information included in Blue Rhino Corporation’s Form 10-Q as filed with the SEC on March 11, 2004. Our unaudited condensed income statement data reported on the unaudited pro forma condensed combined statement of earnings for the six months ended January 31, 2004, and the year ended July 31, 2003, were derived from the information included in our Form 10-Q as filed with the SEC on March 10, 2004, and our Form 10-K as filed with the SEC on October 21, 2003, respectively. The Blue Rhino Corporation unaudited condensed income statement data reported on the unaudited pro forma condensed combined statement of earnings for the six months ended January 31, 2004, and the year ended July 31, 2003, were derived from the information included in Blue Rhino Corporation’s Form 10-Q as filed with the SEC on March 11, 2004, and in Blue Rhino Corporation’s Form 10-K as filed with the SEC on October 21, 2003, respectively.

3.	We have assumed for purposes of the unaudited pro forma condensed combined balance sheet that the following transactions occurred on January 31, 2004, and for purposes of the unaudited pro forma condensed combined statements of earnings, that the following transactions occurred on August 1, 2002:

a.	The Blue Rhino LLC contribution and ancillary transactions. See “Merger, Contribution and Ancillary Transactions.”

The consideration to be paid and preliminary purchase price allocation based upon estimated fair values for the Blue Rhino LLC contribution are as follows (in thousands):

Pro forma purchase price —
Cash settlement of the merger consideration	$304,037
Assumption of obligation related to stock option and warrant plan of Blue Rhino LLC	35,993
Common units issued to affiliate in exchange for the contribution of membership interests of Blue Rhino LLC to us	4,421
Equity interest issued to general partner and minority interest in exchange for contribution of membership interests of Blue Rhino LLC to us and our operating partnership	4,279
Assumption of liability related to replacement of Mr. Prim’s employment agreement	2,500
Estimated acquisition-related costs and expenses, including fees for consultants, attorneys, accountants and other out-of-pocket costs	1,700
Assumption of Blue Rhino LLC debt outstanding on bank credit facility	37,900

Total pro forma purchase price	$390,830

Allocation of purchase price —
Net working capital	$26,114
Property, plant and equipment	73,120
Identifiable intangible assets, including customer lists, trademarks, patents, and non-compete agreements	176,282
Goodwill	116,967
Other assets	1,064
Long-term debt	(707)
Other liabilities and deferred credits	(2,010)

Total pro forma allocation of purchase price	$390,830

The foregoing pro forma purchase price is based upon the actual amounts to be paid, fair values of liabilities to be assumed and estimated remaining transaction-related costs. The preliminary purchase price allocation is based on available information and certain assumptions that management considers reasonable. The pro forma allocation of purchase price will be based upon a final determination of the fair market value of the net assets contributed at closing as determined by valuations and other studies that are not yet complete. The final purchase price allocation may differ from the preliminary allocation.

b.	The purchase of common units by Mr. James E. Ferrell, Chairman, President and Chief Executive Officer of our general partner, with an aggregate value of approximately $1.8 million.

c.	Mr. Billy D. Prim, the Chairman and Chief Executive Officer of Blue Rhino Corporation, entered into an employment agreement dated February 8, 2004, with Ferrell Companies, Inc. and our general partner that will become effective upon the closing of the merger of a subsidiary of FCI Trading with and into Blue Rhino Corporation in accordance with the terms of the Agreement and Plan of Merger and that will supercede and replace Mr. Prim’s current employment agreement with Blue Rhino Corporation. The replacement of Mr. Prim’s current employment agreement will cost $2.5 million. Mr. Prim has entered into a real property contribution agreement with us dated February 8, 2004, pursuant to which he will contribute to us real property in Yadkin County, North Carolina currently leased to Blue Rhino Corporation in exchange for common units with an aggregate value of $3.15 million.

d.	Each of Mr. Prim and two additional Blue Rhino Corporation stockholders entered into unit purchase agreements with us dated February 8, 2004, pursuant to which they have agreed to purchase common units with an aggregate value of $31 million.

e.	Contribution of a portion of the membership interests in Blue Rhino LLC valued at approximately $4.3 million by our general partner to us and our operating partnership — At closing, our general partner will contribute its membership interests in Blue Rhino LLC to maintain its required 1% general partnership interest in us and its required 1.0101% general partnership interest in our operating partnership.

f.	Issuance of $4.4 million of our common units to FCI Trading for the contribution to us of its membership interests in Blue Rhino LLC.

4.	The pro forma adjustment to prepaid expenses and other current assets reflect the elimination of the deferred income tax asset on Blue Rhino LLC assets contributed to our operating partnership. The remaining deferred income tax asset is related to Blue Rhino LLC assets contributed to a taxable subsidiary of our operating partnership.

5.	The pro forma adjustment to property, plant and equipment (in thousands):

Allocation of purchase price to property, plant and equipment	$73,120
Purchase of land from Mr. Prim	3,150
Elimination of historical cost of property, plant and equipment of Blue Rhino LLC	(85,499)

Pro forma adjustment	$(9,229)

6.	The pro forma adjustment to goodwill (in thousands):

Goodwill associated with Blue Rhino LLC contribution	$116,967
Elimination of historical cost of goodwill of Blue Rhino LLC	(61,867)

Pro forma adjustment	$55,100

7.	The pro forma adjustment to intangible assets, net (in thousands):

Intangible asset — trademarks associated with Blue Rhino LLC contribution	$83,800
Intangible asset — customer list associated with Blue Rhino LLC contribution	75,644
Intangible asset — patents associated with Blue Rhino LLC contribution	7,377
Intangible asset — noncompete agreements associated with Blue Rhino LLC contribution	3,707
Intangible asset — other intangible assets associated with Blue Rhino LLC contribution	5,754
Elimination of historical cost of intangibles of Blue Rhino LLC	(1,254)

Pro forma adjustment	$175,028

8.	The pro forma adjustment to other assets reflects the debt issuance costs incurred related to the issuance by subsidiaries of our operating partnership of $250 million senior notes (described in footnote 11).

9.	The pro forma adjustment to other current liabilities reflects the repayment of some of Blue Rhino LLC’s other current liabilities with proceeds remaining from the issuance of common units.

10.	The pro forma adjustment to short-term borrowings reflects the reduction in borrowings with the proceeds remaining from our issuance of common units.

11.	The pro forma adjustment to long-term debt (in thousands):

Issuance by subsidiaries of our operating partnership of the $250 million senior notes at an assumed fixed interest rate of 6.0%	$250,000
Elimination of Blue Rhino LLC debt with proceeds from the issuance of common units	(32,650)
Reduction of our operating partnership’s credit facility borrowings classified as long-term from the issuance of common units	(34,398)

Pro forma adjustment	$182,952

12.	The pro forma adjustment to other liabilities and deferred credits reflect the elimination of the deferred income tax liability on Blue Rhino LLC assets contributed to our operating partnership. The remaining deferred income tax liability is related to Blue Rhino LLC assets contributed to a taxable subsidiary of our operating partnership.

13.	The pro forma adjustments to minority interest reflect the contribution from our general partner of its membership interests in Blue Rhino LLC (described in footnote 3).

14.	The pro forma adjustments reflect the elimination of Blue Rhino Corporation’s stockholders’ equity accounts.

15.	The pro forma adjustments to common units (in thousands):

Common units issued to public, net of equity issuance fees	$169,275
Common units issued in a private placement	35,928
Common units issued to an affiliate	4,421

Pro forma adjustments	$209,624

16.	The pro forma adjustments to our general partner’s capital reflects the contribution from our general partner of its membership interests in Blue Rhino LLC (described in footnote 3).

17.	The pro forma adjustment to cost of goods sold reflects the change in accounting policy for the purchase of cylinders and associated valves. Blue Rhino Corporation’s accounting policy expensed the cost of upgrading cylinder valves and classified it as cost of goods sold. Blue Rhino Corporation capitalized the cost of purchased cylinders and depreciated cylinders over 25 years. Our accounting policy will result in the capitalization of such valve costs and their depreciation over 2 years. The cost of purchased cylinders will be depreciated over 20 years.

18.	The pro forma adjustment to depreciation and amortization expense for the six months ended January 31, 2004 (in thousands):

Elimination of historical depreciation and amortization expense of Blue Rhino LLC	$(5,132)
Additional depreciation and amortization expense reflecting the preliminary allocation of purchase price:
Depreciation of amount allocated to property, plant and equipment	3,482
Depreciation of amount allocated to cylinders and associated valves	6,400
Amortization of amount allocated to customer list (15 year life)	2,521
Amortization of amount allocated to patents (5 year life)	738
Amortization of amount allocated to noncompete agreements (6 year life)	309
Amortization of amount allocated to other intangible assets (3-6 year life)	2,536

Pro forma adjustment	$10,854

19.	The pro forma adjustment to interest expense for the six months ended January 31, 2004 (in thousands):

Elimination of Blue Rhino LLC interest expense	$1,261
Elimination of interest related to repayment of a portion of our operating partnership’s credit facility at the existing average interest rate of 3.4%	1,082
Additional interest expense related to —
Issuance by subsidiaries of our operating partnership of $250 million senior notes at an assumed fixed interest rate of 6.0%	(7,500)
Amortization of debt issuance costs related to the $250 million senior notes	(313)

Pro forma adjustment	$(5,470)

The elimination of interest expense related to our operating partnership’s credit facility was determined based on (i) repayment of $63.7 million of existing indebtedness with proceeds from our issuance of common units and (ii) an average interest rate of 3.4%.

20.	The pro forma adjustment to the minority interest in the consolidated results reflects our general partner’s interest in our operating partnership.

21.	The pro forma adjustment to the provision for income taxes reflects that we and several of our subsidiaries are not subject to income tax and the contribution of certain assets of Blue Rhino LLC into a taxable subsidiary of our operating partnership.

22.	The pro forma adjustment to depreciation and amortization expense for the fiscal year ended July 31, 2003 (in thousands):

Elimination of historical depreciation and amortization expense of Blue Rhino LLC	$(9,261)
Additional depreciation and amortization expense reflecting the preliminary allocation of purchase price:
Depreciation of amount allocated to property, plant and equipment	6,959
Depreciation of amount allocated to cylinders and associated valves	9,700
Amortization of amount allocated to customer list (15 year life)	5,043
Amortization of amount allocated to patents (5 year life)	1,475
Amortization of amount allocated to noncompete agreements (6 year life)	618
Amortization of amount allocated to other intangible assets (3-6 year life)	5,073

Pro forma adjustment	$19,607

23.	The pro forma adjustment to interest expense for the fiscal year ended July 31, 2003 (in thousands):

Elimination of Blue Rhino LLC interest expense	$7,784
Elimination of interest related to repayment of a portion of our operating partnership’s credit facility at the existing average interest rate of 3.8%	2,420
Additional interest expense related to —
Issuance by subsidiaries of our operating partnership of $250 million senior notes at an assumed fixed interest rate of 6.0%	(15,000)
Amortization of debt issuance costs related to the $250 million senior notes	(625)

Pro forma adjustment	$(5,421)

The elimination of interest expense related to our operating partnership’s credit facility was determined based on (i) repayment of $63.7 million of existing indebtedness with proceeds from our issuance of common units and (ii) an average interest rate of 3.8%.

24.	The following forecast information has not been included in these unaudited pro forma condensed combined financial statements but is presented as follows to provide additional information about the Blue Rhino LLC contribution.

We believe that:

•	Blue Rhino LLC’s counter-seasonal business activities and anticipated future growth will provide us with the ability to better utilize our seasonal resources;

•	our over 600 retail locations will provide Blue Rhino LLC with a network that complements its existing distributor network;

•	we will achieve cost savings from the elimination of duplicative general and administrative expenses, specifically insurance costs and expenses related to Blue Rhino LLC’s former status as a publicly-held company; and

•	Blue Rhino LLC will achieve savings by our provision of propane procurement, storage and transportation logistics.

We believe that these cost saving opportunities can eliminate approximately $3 million of annual operating expense and $4 million of general and administrative expense from the operations of Blue Rhino LLC based on the fiscal year used in the unaudited pro forma condensed combined statement of earnings.

Unaudited Pro Forma Condensed Combined Balance Sheet

The following unaudited pro forma condensed combined balance sheet gives effect to the Blue Rhino LLC contribution under the purchase method of accounting. This pro forma balance sheet is presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. This unaudited pro forma condensed combined balance sheet does not purport to represent what the financial position of Ferrellgas Partners, L.P. would actually have been if the Blue Rhino LLC contribution had in fact occurred on such date, nor does it purport to project our financial position as of any date. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the Blue Rhino LLC contribution, over the fair value of the net assets acquired is classified as goodwill in the accompanying unaudited pro forma condensed combined balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments. We intend to continue our analysis of the net assets of Blue Rhino LLC to determine the final allocation of the total purchase price to the various assets acquired and the liabilities assumed.

The unaudited pro forma condensed combined balance sheet as of July 31, 2003, was prepared by combining our audited balance sheet at July 31, 2003 with Blue Rhino Corporation’s audited balance sheet at July 31, 2003, giving effect to the Blue Rhino LLC contribution as though it had been completed on July 31, 2003. This unaudited pro forma condensed combined balance sheet does not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the integration of Blue Rhino LLC with our operations.

Our consolidated historical balance sheet is derived from the audited consolidated balance sheet contained in our Form 10-K as filed with the SEC on October 21, 2003. Blue Rhino Corporation’s historical balance sheet is derived from Blue Rhino Corporation’s audited consolidated balance sheet contained in its Form 10-K as filed with the SEC on October 21, 2003.

You should read the financial information in this section together with:

•	our historical consolidated financial statements and accompanying notes contained in our prior SEC filings, which are incorporated herein by reference; see “Where You Can Find More Information” on page 67 of the accompanying base prospectus; and

•	Blue Rhino Corporation’s historical consolidated financial statements and accompanying notes contained in its prior SEC filings.

Except as otherwise noted, all information in this prospectus supplement concerning Blue Rhino Corporation has been furnished to us by Blue Rhino Corporation. Additional information about Blue Rhino Corporation may be found in its periodic filings filed with the SEC. Such filings may be viewed at the SEC’s website at www.sec.gov. We are not incorporating by reference in this prospectus supplement any of Blue Rhino Corporation’s filings with the SEC and we assume no responsibility for any of the information contained within such filings.

Unaudited Pro Forma Condensed Combined Balance Sheet (1)

July 31, 2003

(in thousands)

	Ferrellgas Partners, L.P. Historical (2)	Blue Rhino Corporation Historical (2)	Pro Forma Adjustments (3)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$11,154	$2,495	$—		$13,649
Accounts and notes receivable, net	56,742	25,809	—		82,551
Inventories	69,077	20,372	—		89,449
Prepaid expenses and other current assets	8,306	9,321	(2,266	)(4)	15,361

Total current assets	145,279	57,997	(2,266)		201,010

Property, plant and equipment, net	684,917	88,682	(12,412	)(5)	761,187
Goodwill	124,190	61,867	60,548	(6)	246,605
Intangible assets, net	98,157	995	175,287	(7)	274,439
Other assets, net	8,853	1,264	6,250	(8)	16,367

Total assets	$1,061,396	$210,805	$227,407		$1,499,608

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$59,454	$19,193	$—		$78,647
Other current liabilities	89,687	12,112	(4,750	)(9)	97,049

Total current liabilities	149,141	31,305	(4,750)		175,696

Long-term debt	888,226	42,800	153,177(10)		1,084,203
Other liabilities and deferred credits	18,747	4,232	(2,455	)(11)	20,524
Contingencies and commitments	—	—	—		—
Minority interest	2,363		2,161	(12)	4,524

Stockholders’ equity
Common stock		18	(18	)(13)	—
Capital in excess of par		132,704	(132,704	)(13)	—
Retained earnings		(1,068)	1,068	(13)	—
Accumulated other comprehensive income		814	(814	)(13)	—

Total stockholders’ equity		132,468	(132,468)		—

Total liabilities and stockholders’ equity		$210,805

Partners’ capital:
Senior unitholder	79,766		—		79,766
Common unitholders	(15,602)		209,624(14)		194,022
General partner unitholder	(59,277)		2,118(15)		(57,159)
Accumulated other comprehensive loss	(1,968)		—		(1,968)

Total partners’ capital	2,919		211,742		214,661

Total liabilities and partners’ capital	$1,061,396		$227,407		$1,499,208

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

1.	Presentation: The Blue Rhino LLC contribution is expected to be completed in the third quarter of our fiscal year. This unaudited pro forma condensed combined balance sheet does not give effect to any restructuring costs, potential cost savings or other operating efficiencies that are expected to result from the Blue Rhino LLC contribution. The unaudited pro forma financial data is not necessarily indicative of the financial position that would have resulted had the Blue Rhino LLC contribution been completed at the date indicated, nor is it necessarily indicative of future financial position. The purchase accounting adjustments made in connection with the development of this unaudited pro forma condensed combined balance sheet is preliminary and have been made solely for purposes of developing such pro forma financial information.

2.	The columns represent our unaudited condensed historical financial position as well as that of Blue Rhino Corporation. Our unaudited condensed balance sheet data reported on the unaudited pro forma condensed combined balance sheet were derived from the information included in our Form 10-K as filed with the SEC on October 21, 2003. The Blue Rhino Corporation unaudited condensed balance sheet data reported on the unaudited pro forma condensed combined balance sheet was derived from the information included in Blue Rhino Corporation’s Form 10-K as filed with the SEC on October 21, 2003.

3.	We have assumed for purposes of the unaudited pro forma condensed combined balance sheet that the following transactions occurred on July 31, 2003:

a.	The Blue Rhino LLC contribution and ancillary transactions. See “Merger, Contribution and Ancillary Transactions.”

The consideration to be paid and preliminary purchase price allocation based upon estimated fair values for the Blue Rhino LLC contribution are as follows (in thousands):

Pro forma purchase price —
Cash settlement of merger obligation	$304,037
Assumption of obligation related to stock option and warrant plan of Blue Rhino LLC	35,993
Common units issued to affiliate in exchange for the contribution of membership interests of Blue Rhino LLC to us	4,421
Equity interest issued to general partner and minority interest in exchange for contribution of membership interests of Blue Rhino LLC to us and our operating partnership	4,279
Assumption of liability related to replacement of Mr. Prim’s employment agreement	2,500
Estimated acquisition-related costs and expenses, including fees for consultants, attorneys, accountants and other out-of-pocket costs	1,700
Assumption of Blue Rhino LLC debt outstanding on bank credit facility	46,900

Total pro forma purchase price	$399,830
Allocation of purchase price —
Net working capital	$29,176
Property, plant and equipment	73,120
Identifiable intangible assets, including customer lists, trademarks, patents, and non-compete agreements	176,282
Goodwill	122,415
Other assets	1,264
Long-term debt	(650)
Other liabilities and deferred credits	(1,777)

Total pro forma allocation of purchase price	$399,830

The foregoing pro forma purchase price is based upon the actual amounts to be paid, fair values of liabilities to be assumed and estimated remaining transaction-related costs. The preliminary purchase price allocation is based on available information and certain assumptions that management considers reasonable. The pro forma allocation of purchase price will be based upon a final determination of the fair market value of the net assets contributed at closing as determined by valuations and other studies that are not yet complete. The final purchase price allocation may differ from the preliminary allocation.

b.	The purchase of common units by Mr. James E. Ferrell, Chairman, President and Chief Executive Officer of our general partner, with an aggregate value of approximately $1.8 million.

c.	Mr. Billy D. Prim, the Chairman and Chief Executive Officer of Blue Rhino Corporation, entered into an employment agreement dated February 8, 2004, with Ferrell Companies, Inc. and our general partner that will become effective upon the closing of the merger of a subsidiary of FCI Trading with and into Blue Rhino Corporation in accordance with the terms of the Agreement and Plan of Merger and that will supercede and replace Mr. Prim’s current employment agreement with Blue Rhino Corporation. The replacement of Mr. Prim’s current employment agreement will cost $2.5 million. Mr. Prim has entered into a real property contribution agreement with us dated February 8, 2004, pursuant to which he will contribute to us real property in Yadkin County, North Carolina currently leased to Blue Rhino Corporation in exchange for common units with an aggregate value of $3.15 million.

d.	Each of Mr. Prim and two additional Blue Rhino Corporation stockholders entered into unit purchase agreements with us dated February 8, 2004, pursuant to which they have agreed to purchase common units with an aggregate value of $31 million.

e.	Contribution of a portion of the membership interests in Blue Rhino LLC valued at approximately $4.3 million by our general partner to us and our operating partnership – At closing, our general partner will contribute its membership interests in Blue Rhino LLC to maintain its required 1% general partnership interest in us and its required 1.0101% general partnership interest in our operating partnership.

f.	Issuance of $4.4 million of our common units to FCI Trading for the contribution to us of its membership interests in Blue Rhino LLC.

4.	The pro forma adjustment to prepaid expenses and other current assets reflect the elimination of the deferred income tax asset on Blue Rhino LLC assets contributed to our operating partnership.

5.	The pro forma adjustment to property, plant and equipment (in thousands):

Allocation of purchase price to property, plant and equipment	$73,120
Contribution of land from Mr. Prim	3,150
Elimination of historical cost of property, plant and equipment of Blue Rhino LLC	(88,682)

Pro forma adjustment	$(12,412)

6.	The pro forma adjustment to goodwill (in thousands):

Goodwill associated with Blue Rhino LLC contribution	$122,415
Elimination of historical cost of goodwill of Blue Rhino LLC	(61,867)

Pro forma adjustment	$60,548

7.	The pro forma adjustment to intangible assets, net (in thousands):

Intangible asset — trademarks associated with Blue Rhino LLC contribution	$83,800
Intangible asset — customer list associated with Blue Rhino LLC contribution	75,644
Intangible asset — patents associated with Blue Rhino LLC contribution	7,377
Intangible asset — noncompete agreements associated with Blue Rhino contribution	3,707
Intangible asset — other intangible assets associated with Blue Rhino LLC contribution	5,754
Elimination of historical cost of intangibles of Blue Rhino LLC	(995)

Pro forma adjustment	$175,287

8.	The pro forma adjustment to other assets reflects the debt issuance costs incurred related to the issuance by subsidiaries of our operating partnership of $250 million senior notes (described in footnote 10).

9.	The pro forma adjustment to other current liabilities reflects the repayment of some of the Blue Rhino LLC’s other current liabilities with proceeds remaining from our issuance of common units.

10.	The pro forma adjustment to long-term debt (in thousands):

Issuance by subsidiaries of our operating partnership of $250 million senior notes at an assumed fixed interest rate of 6.0%	$250,000
Elimination of Blue Rhino LLC debt with proceeds from the issuance of common units	(42,150)
Reduction of our operating partnership’s credit facility borrowings classified as long-term from the issuance of common units	(54,673)

Pro forma adjustment	$153,177

11.	The pro forma adjustment to other liabilities and deferred credits reflect the elimination of the deferred income tax liability on Blue Rhino LLC assets contributed to our operating partnership. The remaining deferred income tax liability is related to Blue Rhino LLC assets contributed to a taxable subsidiary of our operating partnership.

12.	The pro forma adjustments to minority interest reflect the contribution from our general partner of its membership interests in Blue Rhino LLC (described in footnote 3).

13.	The pro forma adjustments reflect the elimination of Blue Rhino Corporation’s stockholders’ equity accounts.

14.	The pro forma adjustments to common units (in thousands):

Common units issued to public, net of equity issuance fees	$169,275
Common units issued in a private placement pursuant to four unit purchase agreements	35,928
Common units issued to an affiliate	4,421

Pro forma adjustment	$209,624

15.	The pro forma adjustments to the general partner’s capital reflects the contribution from the general partner of its membership interests in Blue Rhino LLC (described in footnote 3).

PROSPECTUS

$500,000,000

Ferrellgas Partners, L.P.

Ferrellgas Partners Finance Corp.

Ferrellgas, L.P.

Ferrellgas Finance Corp.

Common Units	Warrants
Senior Units	Debt Securities
Deferred Participation Units

WE WILL PROVIDE THE SPECIFIC TERMS OF THE SECURITIES OFFERED IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

This prospectus provides you with a general description of the securities we may offer. Ferrellgas Partners, L.P. may offer common units, senior units, deferred participation units, warrants and debt securities. Ferrellgas, L.P. may offer only nonconvertible investment grade debt securities. Ferrellgas Partners Finance Corp. may be the co-obligor on any debt securities issued by Ferrellgas Partners, L.P. and Ferrellgas Finance Corp. may be the co-obligor on any debt securities issued by Ferrellgas, L.P. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Ferrellgas Partners’ common units are traded on the New York Stock Exchange under the symbol “FGP.” We will provide information in the prospectus supplement for the expected trading market, if any, for the senior units, deferred participation units, warrants and debt securities.

SEE “ RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2003.

ABOUT THIS PROSPECTUS

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

This prospectus is part of a registration statement we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, Ferrellgas Partners may sell the common units, senior units, deferred participation units, warrants and debt securities described in this prospectus and Ferrellgas, L.P. may sell the debt securities described in this prospectus:

•	from time to time and in one or more offerings;

•	in one or more series; and

•	in any combination thereof,

up to a maximum aggregate principal amount of $500,000,000. Ferrellgas, L.P. may offer only nonconvertible investment grade debt securities. Ferrellgas Partners Finance Corp. may be the co-issuer and co-obligor on any debt securities issued by Ferrellgas Partners and Ferrellgas Finance Corp. may be the co-issuer and co-obligor on any debt securities issued by Ferrellgas, L.P.

This prospectus provides you with a general description of our business and the securities we may offer. Each time we offer to sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that particular offering. This prospectus supplement may include additional risk factors or other special considerations applicable to the securities offered. This prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

YOU SHOULD CAREFULLY READ BOTH THIS PROSPECTUS, THE APPLICABLE PROSPECTUS SUPPLEMENT, AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE AS DESCRIBED UNDER THE SECTION ENTITLED “WHERE YOU CAN FIND MORE INFORMATION.” WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

The information in this prospectus is accurate as of June 11, 2003. You should rely only on the information contained in this prospectus, the applicable prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus, the applicable prospectus supplement or the documents we have incorporated by reference is accurate as of any date other than the date of the respective document.

i

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. To fully understand the terms of the securities we are offering with this prospectus, you should carefully read this entire prospectus, the applicable prospectus supplement and the documents we have incorporated by reference. You should pay special attention to the sections entitled “Risk Factors” in both this prospectus and in the applicable prospectus supplement to determine whether an investment in the securities we are offering is appropriate for you.

In this prospectus, unless the context indicates otherwise:

•	when we refer to “us,” “we,” “our,” or “ours,” we generally mean Ferrellgas Partners, L.P. together with its consolidated subsidiaries, including Ferrellgas Partners Finance Corp., the operating partnership and Ferrellgas Finance Corp., except when used in connection with “common units,” “senior units,” and “debt securities,” in which case these terms refer to the applicable issuer of those securities;

•	references to “Ferrellgas Partners” refer to Ferrellgas Partners, L.P. itself, without its consolidated subsidiaries;

•	references to the “operating partnership” refer to Ferrellgas, L.P. itself, without its consolidated subsidiaries;

•	references to our “general partner” refer to Ferrellgas, Inc.;

•	the common units, senior units, deferred participation units, warrants and debt securities described in this prospectus are sometimes collectively referred to as the “securities;” and

•	the term “unitholder” generally refers to holders of common units of Ferrellgas Partners.

Ferrellgas Partners owns an approximate 99% limited partner interest in the operating partnership. In addition, the operating partnership accounts for substantially all of the sales and operating earnings of Ferrellgas Partners, and substantially all of the assets of Ferrellgas Partners are held by, and all of its operations are conducted through, the operating partnership. Because of this structure, there exist no material differences between the description of the business and properties of Ferrellgas Partners described herein and described in the documents we have incorporated by reference and the business and properties of the operating partnership. The fiscal year end for both Ferrellgas Partners and the operating partnership is July 31 and the tax year-end for both partnerships is December 31.

Our Business

We are the second largest retail marketer of propane in the United States based on retail gallons sold during our fiscal year 2002, representing what we believe to be approximately 11% of the retail propane gallons sold in the United States. As of January 31, 2003, we had 605 retail outlets serving more than 1 million residential, industrial/commercial and agricultural and other customers in 45 states. Our operations primarily include the retail distribution and sale of propane and related equipment and supplies and extend from coast to coast with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the country.

Our retail propane distribution business consists principally of transporting propane purchased from third parties to our retail distribution outlets and then to tanks on customers’ premises, as well as to portable propane cylinders. A substantial majority of our gross profit is derived from the retail distribution and sale of propane and related risk management activities. Gross profit from our retail distribution of propane is derived primarily from three sources:

•	residential customers;

•	industrial/commercial customers; and

•	agricultural and other customers.

Our gross profit from the retail distribution of propane is primarily based on margins, the cents-per-gallon difference between our costs to purchase and distribute propane and the sales price we charge our customers. We generally purchase propane in the contract and spot markets from major domestic energy companies on a short-term basis. Our costs to purchase and distribute propane fluctuate with the movement of market prices. That fluctuation subjects us to potential price and inventory risk, which we attempt to minimize through the use of risk management activities. Our risk management activities primarily attempt to mitigate risks related to the purchasing, storing and transporting of propane. We generally purchase propane in the contract and spot markets from major domestic energy companies on a short-term basis. Our costs to purchase and distribute propane fluctuate with the movement of market prices. This fluctuation subjects us to potential price risk, which we attempt to minimize through the use of risk management activities. These risk management activities are conducted primarily to offset the effect of market price fluctuations on propane inventory and purchase commitments and to mitigate the price and inventory risk on sale commitments to our customers. Our risk management activities are intended to generate a profit, which we then apply to reduce our cost of product sold.

Our business strategy is to:

•	achieve operating efficiencies through the utilization of technology in our operations;

•	capitalize on our national presence and economies of scale;

•	expand our operations through disciplined acquisitions and internal growth; and

•	align employee interest with investors through significant employee ownership.

Our History

Ferrellgas Partners and the operating partnership are Delaware limited partnerships that were formed in 1994 in connection with the initial public offering of Ferrellgas Partners. Our operations began in 1939 as a single location propane retailer in Atchison, Kansas. Since 1986, we have acquired more than 100 propane retailers, expanding our operations from coast to coast.

Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp.

Ferrellgas Partners Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Ferrellgas Partners. Ferrellgas Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of the operating partnership. Both of these entities have nominal assets and do not, and will not in the future, conduct any operations or have any employees. Ferrellgas Partners Finance Corp. may act as co-obligor of future issuances of debt securities of Ferrellgas Partners and Ferrellgas Finance Corp. may act as co-obligor of future issuances of debt securities of the operating partnership so as to allow investment in those debt securities by institutional investors that may not otherwise be able to make such an investment by reason of our structure and the legal investment laws of their states of organization or their charters. You should not expect either Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp. to have the ability to service obligations on those debt securities we may offer in a prospectus supplement.

Our Structure

The operating partnership accounts for substantially all of our consolidated assets, sales and operating earnings. Both Ferrellgas Partners and the operating partnership are Delaware limited partnerships. Ferrellgas Partners is the sole limited partner of the operating partnership with an approximate 99% limited partner interest. Our general partner, Ferrellgas, Inc., performs all of the management functions for us and our subsidiaries, including the operating partnership, Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp. Ferrellgas, Inc. holds a 1% general partner interest in Ferrellgas Partners and also owns an approximate 1% general partner interest in the operating partnership. Our general partner does not receive any management fee in connection with its management of us or our subsidiaries, and does not receive any remuneration for its services as our general partner other than reimbursement for all direct and indirect expenses it incurs in connection with our operations and those of our subsidiaries.

Our executive offices are located at One Liberty Plaza, Liberty, Missouri 64068 and the telephone number is (816) 792-1600.

The Offering

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The particular terms of the securities offered by this prospectus will be described in a prospectus supplement.

Any prospectus supplement may also include additional risk factors or other special considerations applicable to those securities. In addition, the prospectus supplement may add, update or change information contained in this prospectus, including, the securities exchange, if any, on which the securities will be listed. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Ferrellgas Partners may sell the common units, senior units, deferred participation units, warrants and debt securities described in this prospectus and the operating partnership may sell the debt securities described in this prospectus:

•	from time to time and in one or more offerings;

•	in one or more series; and

•	in any combination thereof,

up to a maximum aggregate principal amount of $500,000,000. Ferrellgas Partners Finance Corp. may be the co-obligor of future issuances of debt securities by Ferrellgas Partners and Ferrellgas Finance Corp. may be the co-obligor of future issuances of debt securities by the operating partnership

If we issue securities at a discount from their original stated principal amount, then, for purpose of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of those securities as the total original principal amount of such securities.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we have incorporated by reference before purchasing the securities to which this prospectus relates.

Investing in securities is speculative and involves significant risk. Any of the risks described in this prospectus, the applicable prospectus supplement and the documents we have incorporated by reference could impair our business, financial condition or results of operations. Any impairment may affect our ability to make distributions to our unitholders or pay interest on or the principal of any of our debt securities. In addition, the trading price, if any, of our securities could decline and you could lose all or part of your investment.

Risks Inherent to Our Industry

Weather conditions may reduce the demand for propane; our financial condition is vulnerable to warm winters.

Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many of our customers rely heavily on propane as a heating fuel. Accordingly, our retail sales volumes of propane are highest during the five-month winter-heating season of November through March and are directly affected by the temperatures during these months. During fiscal 2002, approximately 57% of our retail propane volume was attributable to sales during the winter-heating season. Actual weather conditions can vary substantially from year to year, which may significantly affect our financial performance. Furthermore, variations in weather in one or more regions in which we operate can significantly affect our total sales volume of propane and therefore our realized profits. A negative effect on our sales volume may in turn affect our results of operations. The agricultural demand for propane is also affected by weather, as dry or warm weather during the harvest season may reduce the demand for propane used in some crop drying applications.

The retail propane business is highly competitive, which may negatively affect our sales volumes and/or our results of operations.

Our profitability is affected by the competition for customers among all of the participants in the retail propane business. We compete with a number of large national and regional firms and several thousand small independent firms. Because of the relatively low barriers to entry into the retail propane market, there is the potential for small independent propane retailers, as well as other companies not previously engaged in retail propane distribution, to compete with our retail outlets. In recent years, some rural electric cooperatives and fuel oil distributors have expanded their businesses to include propane distribution. As a result, we are subject to the risk of additional competition in the future. Some of our competitors may have greater financial resources than we do. Should a competitor attempt to increase market share by reducing prices, our operating margins and customer base may be negatively impacted. Generally, warmer-than-normal weather further intensifies competition. We believe that our ability to compete effectively depends on our service reliability, our responsiveness to customers and our ability to maintain competitive retail propane prices and control our operating expenses.

The retail propane industry is a mature one, which may limit our growth.

The retail propane industry is a mature one. We foresee only limited growth in total national demand for propane in the near future. We believe the overall demand for retail propane has remained relatively constant over the past several years, with year-to-year industry volumes impacted primarily by fluctuations in temperatures and economic conditions. Our ability to grow our sales volumes within the retail propane industry is primarily dependent upon our ability to acquire other retail distributors and upon the success of our marketing efforts to acquire new customers. If we are unable to compete effectively in the retail propane business, we may lose existing customers or fail to acquire new customers.

The retail propane business faces competition from other energy sources, which may reduce the existing demand for our propane.

Propane competes with other sources of energy, some of which are less costly for equivalent energy value. We compete for customers against other retail propane suppliers and against suppliers of electricity, natural gas and fuel oil. Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity. Except for some industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because such pipelines generally make it possible for the delivered cost of natural gas to be less expensive than the bulk delivery of propane. The expansion of natural gas into traditional propane markets has historically been inhibited by the capital cost required to expand distribution and pipeline systems, however, the gradual expansion of the nation’s natural gas distribution systems has resulted in the availability of natural gas in areas that were previously dependent upon propane. Although propane is similar to fuel oil in some applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other and due to the fact that both fuel oil and propane have generally developed their own distinct geographic markets. We cannot predict the effect that the development of alternative energy sources might have on our operations.

Energy efficiency and technology advances may affect demand for propane; increases in propane prices may cause our customers to increase their conservation efforts.

The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has reduced the retail demand for propane in our industry. We cannot predict the materiality of the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on our operations. As the price of propane increases, our retail customers tend to increase their conservation efforts and thereby decrease their consumption of propane. We cannot predict the materiality of the effect of those decreases on our financial results.

Risks Inherent to Our Business

Our substantial debt and other financial obligations could impair our financial condition and our ability to fulfill our obligations.

We have substantial indebtedness and other financial obligations. As of January 31, 2003, we had:

•	total indebtedness of approximately $914 million;

•	partners’ capital of Ferrellgas Partners of approximately $45 million;

•	availability under the operating partnership’s bank credit facility of approximately $167.5 million; and

•	aggregate future minimum rental commitments under non-cancelable tank and other equipment operating leases of approximately $49 million.

The operating partnership notes have maturity dates ranging from 2005 to 2013, and bear interest at rates ranging from 6.99% to 8.87%. These notes do not contain any sinking fund provisions but do require annual aggregate principal payments, without premium, during the following calendar years of approximately:

•	$109 million - 2005;

•	$ 58 million - 2006;

•	$ 90 million - 2007;

•	$ 52 million - 2008;

•	$ 73 million - 2009;

•	$ 82 million - 2010; and

•	$ 70 million - 2013.

Amounts outstanding under the operating partnership’s bank credit facility will be due on April 28, 2006. All of the indebtedness and other obligations described above are obligations of the operating partnership except for $218 million of senior debt due 2012 issued by Ferrellgas Partners and Ferrellgas Partners Finance Corp. This $218 million in principal amount of senior notes also contain no sinking fund provisions.

Subject to the restrictions governing the operating partnership’s indebtedness and other financial obligations and the indenture governing Ferrellgas Partners’ outstanding senior notes due 2012, we may incur significant additional indebtedness and other financial obligations, which may be secured and/or structurally senior to any debt securities we may issue.

Our substantial indebtedness and other financial obligations could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our securities;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	result in higher interest expense in the event of increases in interest rates since some of our debt is, and will continue to be, at variable rates of interest;

•	impair our operating capacity and cash flows if we fail to comply with financial and restrictive covenants in our debt agreements and an event of default occurs as a result of that failure that is not cured or waived;

•	require us to dedicate a substantial portion of our cash flow to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund distributions, working capital, capital expenditures and other general partnership requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

We may be unable to refinance our indebtedness or pay that indebtedness if it becomes due earlier than scheduled.

If Ferrellgas Partners or the operating partnership are unable to meet their debt service obligations or other financial obligations, we could be forced to restructure or refinance our indebtedness and other financial transactions, seek additional equity capital or sell our assets. We may then be unable to obtain such financing or capital or sell our assets on satisfactory terms, if at all. Our failure to make payments, whether after acceleration of the due date of that indebtedness or otherwise, or our failure to refinance the indebtedness would impair our operating capacity and cash flows.

The terms of our senior units limit our use of proceeds from sales of equity.

While our senior units are outstanding, other than issuances of equity pursuant to an exercise of any of our common unit options, Ferrellgas Partners may use up to $20 million of aggregate cash proceeds from sales of its equity to reduce our indebtedness. Any other cash proceeds from equity issuances must be used to redeem a portion of our outstanding senior units, all of which are owned by JEF Capital Management, Inc. As a result, as long as any of our senior units are outstanding, our ability to access the equity capital markets for purposes other than the redemption of our senior units, including meeting our future obligations under our existing securities or any other securities that we may issue, will be limited. JEF Capital Management is beneficially owned by James E. Ferrell, the President and Chief Executive Officer of our general partner and the Chairman of its Board of Directors.

Restrictive covenants in the agreements governing our indebtedness and other financial obligations may reduce our operating flexibility.

The indenture governing the outstanding notes of Ferrellgas Partners and the agreements governing the operating partnership’s indebtedness and other financial obligations contain, and any indenture that will govern debt securities issued by Ferrellgas Partners or the operating partnership under this prospectus and an applicable prospectus supplement may contain, various covenants that limit our ability and the ability of specified subsidiaries of ours to, among other things:

•	incur additional indebtedness;

•	make distributions to our unitholders;

•	purchase or redeem our outstanding equity interests or subordinated debt;

•	make specified investments;

•	create or incur liens;

•	sell assets;

•	engage in specified transactions with affiliates;

•	restrict the ability of our subsidiaries to make specified payments, loans, guarantees and transfers of assets or interests in assets;

•	engage in sale-leaseback transactions;

•	effect a merger or consolidation with or into other companies or a sale of all or substantially all of our properties or assets; and

•	engage in other lines of business.

These restrictions could limit the ability of Ferrellgas Partners, the operating partnership and our other subsidiaries:

•	to obtain future financings;

•	to make needed capital expenditures;

•	to withstand a future downturn in our business or the economy in general; or

•	to conduct operations or otherwise take advantage of business opportunities that may arise.

Some of the agreements governing our indebtedness and other financial obligations also require the maintenance of specified financial ratios and the satisfaction of other financial conditions. Our ability to meet those financial ratios and conditions can be affected by unexpected downturns in business operations beyond our control, such as significantly warmer than normal weather, a volatile energy commodity cost environment or an economic downturn. Accordingly, we may be unable to meet these ratios and conditions. This failure could impair our operating capacity and cash flows and could restrict our ability to incur debt or to make cash distributions, even if sufficient funds were available.

Our breach of any of these covenants or the operating partnership’s failure to meet any of these ratios or conditions could result in a default under the terms of the relevant indebtedness, which could cause such indebtedness or other financial obligations, and by reason of cross-default provisions, any of Ferrellgas Partners’

or the operating partnership’s other outstanding notes or future debt securities, to become immediately due and payable. If we were unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral, if any. If the lenders of the operating partnership’s indebtedness or other financial obligations accelerate the repayment of borrowings or other amounts owed, we may not have sufficient assets to repay our indebtedness or other financial obligations, including our outstanding notes and any future debt securities.

Our results of operations and our ability to make distributions or pay interest or principal on debt securities could be negatively impacted by price and inventory risk and management of these risks.

The amount of gross profit we make depends significantly on the excess of the sales price over our costs to purchase and distribute propane. Consequently, our profitability is sensitive to changes in energy prices, in particular, changes in wholesale propane prices. Propane is a commodity whose market price can fluctuate significantly based on changes in supply, changes in other energy prices or other market conditions. We have no control over these market conditions. In general, product supply contracts permit suppliers to charge posted prices plus transportation costs at the time of delivery or the current prices established at major delivery points. Any increase in the price of product could reduce our gross profit because we may not be able to immediately pass rapid increases in such costs, or costs to distribute product, on to our customers.

While we generally attempt to minimize our inventory risk by purchasing product on a short-term basis, we may purchase and store propane or other natural gas liquids depending on inventory and price outlooks. We may purchase large volumes of propane at the then current market price during periods of low demand and low prices, which generally occurs during the summer months. The market price for propane could fall below the price at which we made the purchases, which would adversely affect our profits or cause sales from that inventory to be unprofitable. A portion of our inventory is purchased under supply contracts that typically have a one-year term and at a price that fluctuates based on the prevailing market prices. To limit our overall price risk, we may purchase and store physical product and enter into fixed price over-the-counter energy commodity forward contracts and options that have terms of less than one year. This strategy may not be effective in limiting our price risk if, for example, weather conditions significantly reduce customer demand, or market or weather conditions prevent the delivery of physical product during periods of peak demand, resulting in excess physical product after the end of the winter heating season and the expiration of related forward or option contracts.

Some of our sales are pursuant to commitments at fixed prices. To manage these commitments, we may purchase and store physical product and/or enter into fixed price-over-the-counter energy commodity forward contracts and options. We may enter into these agreements at volume levels that we believe are necessary to mitigate the price risk related to our anticipated sales volumes under the commitments. If the price of propane declines and our customers purchase less propane than we have purchased from our suppliers, we could incur losses when we sell the excess volumes. If the price of propane increases and our customers purchase more propane than we have purchased from our suppliers, we could incur losses when we are required to purchase additional propane to fulfill our customers’ orders. The risk management of our inventory and contracts for the future purchase of product could impair our profitability if the price of product changes in ways we do not anticipate.

We also purchase and sell derivatives to manage other risks associated with commodity prices. Our risk management trading activities use various types of energy commodity forward contracts, options, swaps traded on the over-the-counter financial markets and futures and options traded on the New York Mercantile Exchange to manage and hedge our exposure to the volatility of floating commodity prices and to protect our inventory positions. These risk management trading activities are based on our management’s estimates of future events and prices and are intended to generate a profit which we then apply to reduce our cost of product sold. However, if those estimates are incorrect or other market events outside of our control occur, such activities could generate a loss in future periods which would increase our cost of product sold and potentially impair our profitability.

The board of directors of our general partner adopted a commodity risk management policy which places specified restrictions on all of our commodity risk management activities such as limits on the types of commodities, loss limits, time limits on contracts and limitations on our ability to enter into derivative contracts. The policy also requires the establishment of a risk management committee of senior executives. This committee is responsible for monitoring commodity risk management activities, establishing and maintaining timely reporting and establishing and monitoring specific limits on the various commodity risk management activities. These limits may be waived on a case-by-case basis by a majority vote of the risk management committee and/or board of directors, depending on the specific limit being waived. From time to time, for valid business reasons based on the facts and circumstances, authorization has been granted to allow specific commodity risk management positions to exceed established limits. In addition, the operating partnership’s credit facility places limitations on our ability to amend our commodity risk management policy. If we sustain material losses from our risk management activities due to our failure to anticipate future events, a failure of the policy, incorrect waivers or otherwise, our ability to make distributions to our unitholders or pay interest or principal of any debt securities may be negatively impacted as a result of such loss.

We are dependent on our principal suppliers, which increases the risks from an interruption in supply and transportation.

Through our supply procurement activities, we purchased approximately 54% of our propane from ten suppliers during our fiscal year ended July 31, 2002. In addition, during extended periods of colder than normal weather, suppliers may temporarily run out of propane necessitating the transportation of propane by truck, rail car or other means from other areas. If supplies from these sources were interrupted or difficulties in alternative transportation were to arise, the cost of procuring replacement supplies and transporting those supplies from alternative locations might be materially higher and, at least on a short-term basis, our margins could be reduced.

The availability of cash from our credit facilities may be impacted by many factors beyond our control.

We typically borrow on the operating partnership’s bank credit facility or sell accounts receivable under its accounts receivable securitization facility to fund our working capital requirements. We may also borrow on the operating partnership’s bank credit facility to fund distributions to our unitholders. We purchase product from suppliers and make payments with terms that are typically within five to ten days of delivery. We believe that the availability of cash from the operating partnership’s bank credit facility and the accounts receivable securitization facility will be sufficient to meet our future working capital needs. However, if we were to experience an unexpected significant increase in working capital requirements or have insufficient funds to fund distributions, this need could exceed our immediately available resources. Events that could cause increases in working capital borrowings or letter of credit requirements may include:

•	a significant increase in the cost of propane;

•	a significant delay in the collections of accounts receivable;

•	increased volatility in energy commodity prices related to risk management activities;

•	increased liquidity requirements imposed by insurance providers;

•	a significant downgrade in our credit rating; or

•	decreased trade credit.

As is typical in our industry, our customers do not pay upon receipt, but pay between thirty and sixty days after delivery. During the winter heating season, we experience significant increases in accounts receivable and inventory levels and thus a significant decline in working capital availability. Although we have the ability to fund working capital with borrowings from the operating partnership’s bank credit facility and sales of accounts receivable under its accounts receivable securitization facility, we cannot predict the effect that increases in propane prices and colder than normal winter weather may have on future working capital availability.

We may not be successful in making acquisitions and any acquisitions we make may not result in our anticipated results; in either case, potentially limiting our growth, limiting our ability to compete and impairing our results of operations.

We have historically expanded our business through acquisitions. We regularly consider and evaluate opportunities to acquire local, regional and national propane distributors. We may choose to finance these acquisitions through internal cash flow, external borrowings or the issuance of additional common units or other securities. We have substantial competition for acquisitions of propane companies among the publicly-traded master limited partnerships. Although we believe there are numerous potential large and small acquisition candidates in our industry, there can be no assurance that:

•	we will be able to acquire any of these candidates on economically acceptable terms;

•	we will be able to successfully integrate acquired operations with any expected cost savings;

•	any acquisitions made will not be dilutive to our earnings and distributions;

•	any additional equity we issue as consideration for an acquisition will not be dilutive to our unitholders; or

•	any additional debt we incur to finance an acquisition will not affect the operating partnership’s ability to make distributions to Ferrellgas Partners or service the operating partnership’s existing debt.

We are subject to operating and litigation risks, which may not be covered by insurance.

Our operations are subject to all operating hazards and risks normally incidental to the handling, storing and delivering of combustible liquids such as propane. As a result, we have been, and are likely to be, a defendant in various legal proceedings arising in the ordinary course of business. We will maintain insurance policies with insurers in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. However, we cannot guarantee that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.

Current economic and political conditions may harm the energy business disproportionately to other industries.

Deteriorating regional and global economic conditions and the effects of ongoing military actions against terrorists may cause significant disruptions to commerce throughout the world. If those disruptions occur in areas of the world which are tied to the energy industry, such as the Middle East, it is most likely that our industry will be either affected first or affected to a greater extent than other industries. These conditions or disruptions may:

•	result in delays or cancellations of customer orders;

•	impair our ability to effectively market or acquire propane; or

•	impair our ability to raise equity or debt capital for acquisitions, capital expenditures or ongoing operations.

Risks Inherent to an Investment in Our Debt Securities

Ferrellgas Partners and the operating partnership are required to distribute all of their available cash to their equity holders and Ferrellgas Partners and the operating partnership are not required to accumulate cash for the purpose of meeting their future obligations to holders of their debt securities, which may limit the cash available to service those debt securities.

Subject to the limitations on restricted payments contained in the indenture that governs Ferrellgas Partners’ outstanding notes, the instruments governing the outstanding indebtedness of the operating partnership and any applicable indenture that will govern any debt securities Ferrellgas Partners or the operating partnership may issue under this prospectus and an applicable prospectus supplement, the partnership agreements of both Ferrellgas Partners and the operating partnership require us to distribute all of our available cash each fiscal quarter to our limited partners and our general partner and do not require us to accumulate cash for the purpose of meeting obligations to holders of any debt securities of Ferrellgas Partners or the operating partnership. As a result of these distribution requirements, we do not expect either Ferrellgas Partners or the operating partnership to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions and because we are not required to accumulate cash for the purpose of meeting obligations to holders of any debt securities of Ferrellgas Partners or the operating partnership, such distributions could significantly reduce the cash available to us in subsequent periods to make payments on any debt securities of Ferrellgas Partners or the operating partnership.

Debt securities of Ferrellgas Partners will be structurally subordinated to all indebtedness and other liabilities of the operating partnership and its subsidiaries.

Debt securities of Ferrellgas Partners will be effectively subordinated to all existing and future claims of creditors of the operating partnership and its subsidiaries, including:

•	the lenders under the operating partnership’s indebtedness;

•	the claims of lessors under the operating partnership’s operating leases;

•	the claims of the lenders and their affiliates under the operating partnership’s accounts receivable securitization facility;

•	debt securities, including any subordinated debt securities, issued by the operating partnership under this prospectus and an applicable prospectus supplement; and

•	all other possible future creditors of the operating partnership and its subsidiaries.

This subordination is due to these creditors’ priority as to the assets of the operating partnership and its subsidiaries over Ferrellgas Partners’ claims as an equity holder in the operating partnership and, thereby, indirectly, your claims as holders of Ferrellgas Partners’ debt securities. As a result, upon any distribution to these creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to Ferrellgas Partners or its property, the operating partnership’s creditors will be entitled to be paid in full before any payment may be made with respect to Ferrellgas Partners’ debt securities. Thereafter, the holders of Ferrellgas Partners’ debt securities will participate with its trade creditors and all other holders of its indebtedness in the assets remaining, if any. In any of these cases, Ferrellgas Partners may have insufficient funds to pay all of its creditors, and holders of its debt securities may therefore receive less, ratably, than creditors of the operating partnership and its subsidiaries. As of January 31, 2003, the operating partnership had approximately $874.7 million of outstanding indebtedness and other liabilities to which any of the debt securities of Ferrellgas Partners will effectively rank junior.

All payments on any subordinated debt securities that we may issue will be subordinated to the payments of any amounts due on any senior indebtedness that we may have issued or incurred.

The right of the holders of subordinated debt securities to receive payment of any amounts due to them, whether interest, premium or principal, will be subordinated to the right of all of the holders of our senior indebtedness, as such term will be defined in the applicable subordinated debt indenture, to receive payments of all amounts due to them. If an event of default on any of our senior indebtedness occurs, then until such event of default has been cured, we may be unable to make payments of any amounts due to the holders of our subordinated debt securities. Accordingly, in the event of insolvency, creditors who are holders of our senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Debt securities of Ferrellgas Partners are expected to be non-recourse to the operating partnership, which will limit remedies of the holders of Ferrellgas Partners’ debt securities.

Ferrellgas Partners’ obligations under any debt securities are expected to be non-recourse to the operating partnership. Therefore, if Ferrellgas Partners’ should fail to pay the interest or principal on the notes or breach any of its other obligations under its debt securities or any applicable indenture, holders of debt securities of Ferrellgas Partners will not be able to obtain any such payments or obtain any other remedy from the operating partnership or its subsidiaries. The operating partnership and its subsidiaries will not be liable for any of Ferrellgas Partners’ obligations under its debt securities or the applicable indenture.

Ferrellgas Partners or the operating partnership may be unable to repurchase the debt securities issued under this prospectus upon a change of control and it may be difficult to determine if a change of control has occurred.

Upon the occurrence of “change of control” events as may be described in a prospectus supplement related to the issuance by Ferrellgas Partners or the operating partnership of debt securities, the applicable issuer or a third party may be required to make a change of control offer to repurchase those debt securities at a premium to their principal amount, plus accrued and unpaid interest. The applicable issuer may not have the financial resources to purchase its debt securities in that circumstance, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. The indenture governing Ferrellgas Partners’ outstanding notes contains such a repurchase requirement. Some of the agreements governing the operating partnership’s indebtedness currently provide that specified change of control events will result in the acceleration of the indebtedness under those agreements. Future debt agreements of Ferrellgas Partners or the operating partnership may also contain similar provisions. The obligation to repay any accelerated indebtedness of the operating partnership will be structurally senior to Ferrellgas Partners’ obligations to repurchase its debt securities upon a change of control. In addition, future debt agreements of Ferrellgas Partners or the operating partnership may contain other restrictions on the ability of Ferrellgas Partners or the operating partnership to repurchase its debt securities upon a change of control. These restrictions could prevent the applicable issuer from satisfying its obligations to purchase its debt securities unless it is able to refinance or obtain waivers under any indebtedness of Ferrellgas Partners or of the operating partnership containing these restrictions. The applicable issuer’s failure to make or consummate a change of control repurchase offer or pay the change of control purchase price when due will give the trustee and the holders of the debt securities particular rights that will be described in the applicable prospectus supplement.

In addition, one of the events that may constitute a change of control is a sale of all or substantially all of the applicable issuer’s assets. The meaning of “substantially all” varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which is the law that will likely govern any indenture for the debt securities. This ambiguity as to when a sale of substantially all of the applicable issuer’s assets has occurred may make it difficult for holders of debt securities to determine whether the applicable issuer has properly identified, or failed to identify, a change of control.

There may be no active trading market for our debt securities, which may limit your ability to sell our debt securities.

We do not intend to list the debt securities to be issued pursuant to a prospectus supplement on any securities exchange or to seek approval for quotations through any automated quotation system. An established market for the debt securities may not develop, or if one does develop, it may not be maintained. Although any underwriters may advise us that they intend to make a market in the debt securities, they are not expected to be obligated to do so and may discontinue such market making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. For these reasons, we cannot assure you that:

•	a liquid market for the debt securities will develop;

•	you will be able to sell your debt securities; or

•	you will receive any specific price upon any sale of your debt securities.

If a public market for the debt securities did develop, the debt securities could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our financial performance. Historically, the market for non-investment grade debt, such as our debt securities, has been subject to disruptions that have caused substantial fluctuations in the prices of these securities.

Risks Inherent to an Investment in Ferrellgas Partners’ Equity

Ferrellgas Partners may sell additional limited partner interests, diluting existing interests of unitholders.

The partnership agreement of Ferrellgas Partners generally allows Ferrellgas Partners to issue additional limited partner interests and other equity securities. When Ferrellgas Partners issues additional equity securities, your proportionate partnership interest will decrease. Such an issuance could negatively affect the amount of cash distributed to unitholders and the market price of common units. The issuance of additional common units will also diminish the relative voting strength of the previously outstanding common units.

Cash distributions are not guaranteed and may fluctuate with our performance and other external factors.

Although we are required to distribute all of our “available cash,” we cannot guarantee the amounts of available cash that will be distributed to the holders of our equity securities. Available cash generally means, for any fiscal quarter, the sum of all cash received by us from all sources and any reductions in reserves, less the sum of all of our cash disbursements and any additions to reserves. The actual amounts of available cash will depend upon numerous factors, including:

•	cash flow generated by operations;

•	weather in our areas of operation;

•	borrowing capacity under our credit facilities;

•	principal and interest payments made on our debt;

•	the costs of acquisitions, including related debt service payments;

•	restrictions contained in debt instruments;

•	issuances of debt and equity securities;

•	fluctuations in working capital;

•	capital expenditures;

•	adjustments in reserves made by our general partner in its discretion;

•	prevailing economic conditions; and

•	financial, business and other factors, a number of which will be beyond our control.

Cash distributions are dependent primarily on cash flow, including from reserves and, subject to limitations, working capital borrowings. Cash distributions are not dependent on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when we record losses and might not be made during periods when we record profits.

Our general partner has broad discretion to determine the amount of “available cash” for distribution to holders of our equity securities through the establishment and maintenance of cash reserves, thereby potentially lessening and limiting the amount of “available cash” eligible for distribution.

Our general partner determines the timing and amount of our distributions and has broad discretion in determining the amount of funds that will be recognized as “available cash.” Part of this discretion comes from the ability of our general partner to establish and make additions to our reserves. Decisions as to amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distributions because increases and decreases in reserves are taken into account in computing available cash. Funds within or added to our reserves are not considered to be “available cash” and are therefore not required to be distributed. Each fiscal quarter, our general partner may, in its reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves. Reserves may be made, increased or decreased for any proper purpose, including, but not limited to, reserves:

•	to comply with the terms of any of our agreements or obligations, including the establishment of reserves to fund the payment of interest and principal in the future of any debt securities of Ferrellgas Partners or the operating partnership;

•	to provide for level distributions of cash notwithstanding the seasonality of our business; and

•	to provide for future capital expenditures and other payments deemed by our general partner to be necessary or advisable.

The decision by our general partner to establish, increase or decrease our reserves may limit the amount of cash available for distribution to holders of our equity securities. Holders of our equity securities will not receive payments required by such securities unless we are able to first satisfy our own obligations and the establishment of any reserves. See the first risk factor under “—Risks Arising from Our Partnership Structure and Relationship with Our General Partner.”

The debt agreements of Ferrellgas Partners and the operating partnership may limit their ability to make distributions to holders of their equity securities.

The debt agreements governing Ferrellgas Partners’ and the operating partnership’s outstanding indebtedness contain restrictive covenants that may limit or prohibit distributions to holders of their equity securities under various circumstances. Ferrellgas Partners’ existing indenture generally prohibits it from:

•	making any distributions to unitholders if an event of default exists or would exist when such distribution is made;

•	if its consolidated fixed charge coverage ratio as defined in the indenture is greater than 1.75 to 1.00, distributing amounts in excess of 100% of available cash for the immediately preceding fiscal quarter; or

•	if its consolidated fixed charge coverage ratio as defined in the indenture is less than or equal to 1.75 to 1.00, distributing amounts in excess of $25 million less any restricted payments made for the prior sixteen fiscal quarters plus the aggregate cash contributions made to us during that period.

As of January 31, 2003, Ferrellgas Partners’ consolidated fixed charge coverage ratio, as defined in its existing indenture, was 2.8 to 1.0. See the first risk factor under “—Risks Arising from Our Partnership Structure and Relationship with Our General Partner” for a description of the restrictions on the operating partnership’s ability to distribute cash to Ferrellgas Partners. Any indenture applicable to future issuances of debt securities by Ferrellgas Partners or the operating partnership may contain restrictions that are the same as or similar to those in their existing debt agreements.

The distribution priority to our common units owned by the public terminates no later than December 31, 2005.

Assuming that the restrictions under our debt agreements are met, our partnership agreements require us to distribute 100% of our available cash to our unitholders on a quarterly basis. Available cash is generally all of our cash receipts, less cash disbursements and adjustments for net changes in reserves. Currently, the common units owned by the public have a right to receive distributions of available cash before any distributions of available cash are made on the common units owned by Ferrell Companies, Inc. After the payment of any required distributions on our senior units, we must pay a distribution on the publicly-held common units before we pay a distribution on the common units held by Ferrell Companies. If there exists an outstanding amount of deferred distributions on the common units held by Ferrell Companies of $36 million, the common units held by Ferrell Companies will be paid in the same manner as the publicly-held common units. While there are any deferred distributions outstanding on common units held by Ferrell Companies, we may not increase the distribution to our public common unitholders above the highest quarterly distribution paid on our common units for any of the immediately preceding four fiscal quarters. After payment of all required distributions, we will use remaining available cash to reduce any amount previously deferred on the common units held by Ferrell Companies.

This distribution priority right is scheduled to end December 31, 2005, or earlier if there is a change of control, we dissolve or Ferrell Companies sells all of our common units held by it. Whether an extension of the expiration of the distribution priority is likely or unlikely involves several factors that are not currently known and/or cannot be assessed until a time closer to the expiration date. The termination of this distribution priority may lower the market price for our common units.

The holder of our senior units may have the right in the future to convert the senior units into common units, substantially diluting our existing common unitholders.

The senior unitholder has the option to convert our senior units into common units beginning on the earlier of December 31, 2005, or the occurrence of a material event, as defined in the partnership agreement of Ferrellgas Partners. The number of common units issuable upon conversion of a senior unit is equal to the senior unit liquidation preference, currently $40 plus any accrued and unpaid distributions, divided by the then current market price of a common unit. This conversion may be dilutive to our existing common unitholders.

Generally, a material event includes:

•	a change of control;

•	our treatment as an association taxable as a corporation for federal income tax purposes;

•	our failure to use the aggregate cash proceeds from equity issuances, other than issuances of equity pursuant to an exercise of any unit options, to redeem a portion of our senior units other than up to $20 million of cash proceeds from equity issuances used to reduce our indebtedness; or

•	our failure to pay the senior unit distribution in full for any fiscal quarter.

The holder of our senior units may have the right in the future to sell our senior units, or the common units received upon a conversion of our senior units, with special indemnification rights.

Currently, our outstanding senior units may not be transferred. However, that restriction will lapse on the earlier of December 31, 2005, or upon the occurrence of a material event as described above. If the current restrictions on the sale or conversion of our senior units lapse as discussed above and the holder were to sell any of our senior units prior to December 17, 2007, we are required to indemnify the holder for the amount of the shortfall, if any, if the proceeds from that sale are less than the original aggregate face value of the applicable senior units. The original face value of each senior unit is $40.00. The aggregate face value of the 2,743,020 senior units outstanding as of March 31, 2003 was $109,720,800. The actual amount of a shortfall, if any, will depend on our financial standing and market circumstances at the time of any sale.

A redemption of our senior units may be dilutive to our common unitholders.

Our senior units are redeemable in whole or in part by us at our sole discretion. Each senior unit is redeemable at its liquidation preference of $40 plus any accumulated and unpaid senior unit distributions. We may issue additional equity interests for cash to provide the funds to redeem all or part of our outstanding senior units. Such an issuance may be dilutive to our common unitholders.

Persons owning 20% or more of Ferrellgas Partners’ common units cannot vote. This limitation does not apply to common units owned by Ferrell Companies, our general partner and its affiliates or the common units into which our senior units are converted by the current holder thereof.

All common units held by a person that owns 20% or more of Ferrellgas Partners’ common units cannot be voted. This provision may:

•	discourage a person or group from attempting to remove our general partner or otherwise change management; and

•	reduce the price at which our common units will trade under various circumstances.

This limitation does not apply to our general partner and its affiliates. Ferrell Companies, the parent of our general partner, owns all of the outstanding capital stock of our general partner in addition to approximately 49% of our common units.

If our senior units convert into common units, the current holder may vote any converted common units even if the aggregate number of common units issued upon conversion exceeds 20% of the then outstanding common units. This voting exemption does not apply if the converted common units are held by someone other than the current holder or a related party of the current holder, as defined in the partnership agreement of Ferrellgas Partners.

Risks Arising from Our Partnership Structure and Relationships with Our General Partner

Ferrellgas Partners is a holding company and has no material operations or assets. Accordingly, Ferrellgas Partners is dependent on distributions from the operating partnership to service its obligations. These distributions are not guaranteed and may be restricted.

Ferrellgas Partners is a holding company for our subsidiaries, including the operating partnership. Ferrellgas Partners has no material operations and only limited assets. Ferrellgas Partners Finance Corp. is Ferrellgas Partners wholly-owned finance subsidiary, may be a co-obligor on any of its debt securities, conducts no business and has nominal assets. Accordingly, Ferrellgas Partners is dependent on cash distributions from the operating partnership and its subsidiaries to service obligations of Ferrellgas Partners. The operating partnership is required to distribute all of its available cash each fiscal quarter, less the amount of cash reserves that our general partner determines is necessary or appropriate in its reasonable discretion to provide for the proper conduct of our business, to provide funds for distributions over the next four fiscal quarters or to comply with applicable law or with any of our debt or other agreements. This discretion may limit the amount of available cash the operating partnership may distribute to Ferrellgas Partners each fiscal quarter. Holders of Ferrellgas Partners’ securities will not receive payments required by those securities unless the operating partnership is able to make distributions to Ferrellgas Partners after the operating partnership first satisfies its obligations under the terms of its own borrowing arrangements and reserves any necessary amounts to meet its own financial obligations.

In addition, the various agreements governing the operating partnership’s indebtedness and other financing transactions permit quarterly distributions only so long as each distribution does not exceed a specified amount, the operating partnership meets a specified financial ratio and no default exists or would result from such distribution. Those agreements include the indentures governing the operating partnership’s existing notes, a bank credit facility and an accounts receivable securitization facility. Each of these agreements contain various negative and affirmative covenants applicable to the operating partnership and some of these agreements require the operating partnership to maintain specified financial ratios. If the operating partnership violates any of these covenants or requirements, a default may result and distributions would be limited. These covenants limit the operating partnership’s ability to, among other things:

•	incur additional indebtedness;

•	engage in transactions with affiliates;

•	create or incur liens;

•	sell assets;

•	make restricted payments, loans and investments;

•	enter into business combinations and asset sale transactions; and

•	engage in other lines of business.

The ownership of our general partner could change if Ferrell Companies defaults on its outstanding indebtedness.

Ferrell Companies owns all of the outstanding capital stock of our general partner in addition to approximately 49% of our common units. As of January 31, 2003, Ferrell Companies had pledged these securities against approximately $66 million of senior debt, net of pledged cash reserves, with a scheduled maturity of June 2006. If and when such senior debt is completely extinguished in the future, Ferrell Companies has agreed to subsequently pledge these common units and other collateral against its then outstanding subordinated debt, if any. As of January 31, 2003, the outstanding balance of such subordinated debt was approximately $50 million, with a scheduled maturity of August 2007. In addition to its cash reserves, Ferrell Companies’ primary sources of income to pay its debt are dividends that Ferrell Companies receives from our general partner and distributions received on the common units it holds. For the twelve month period ended January 31, 2003, Ferrell Companies received approximately $38 million from these sources. If Ferrell Companies defaults on its debt, its lenders could acquire control of our general partner and the common units owned by it. In that case, the lenders could change management of our general partner and operate the general partner with different objectives than current management.

Unitholders have some limits on their voting rights; our general partner manages and operates us precluding the participation of our unitholders in operational decisions.

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business. Amendments to the partnership agreement of Ferrellgas Partners may be proposed only by or with the consent of our general partner. Proposed amendments must generally be approved by holders of at least a majority of our common units and also, if the amendment will adversely affect our senior units, a majority of our senior units.

Unitholders will have no right to elect our general partner on an annual or other continuing basis, and our general partner may not be removed except pursuant to:

•	the vote of the holders of at least 66 2/3% of the outstanding units entitled to vote thereon, which includes the common units owned by our general partner and its affiliates; and

•	upon the election of a successor general partner by the vote of the holders of not less than a majority of the outstanding units entitled to vote, which includes both common units and senior units.

Because Ferrell Companies, the parent of our general partner, owns approximately 49% of our outstanding common units and JEF Capital Management owns 100% of our outstanding senior units, amendments to the partnership agreement of Ferrellgas Partners may not be made and our general partner may not be removed without its consent and the consent of JEF Capital Management, if applicable. JEF Capital Management is beneficially owned by James E. Ferrell, the president, chief executive officer and chairman of the board of directors of our general partner.

Our general partner has a limited call right with respect to the limited partner interests of Ferrellgas Partners.

If at any time less than 20% of the then-issued and outstanding limited partner interests of any class of Ferrellgas Partners are held by persons other than our general partner and its affiliates, our general partner has the right, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a unitholder may be required to sell its common units at a time when the unitholder may not desire to sell them or at a price that is less than the price desired to be received upon such sale.

Unitholders may not have limited liability in specified circumstances and may be liable for the return of distributions.

The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that we had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right, or the exercise of the right by the limited partners as a group, to:

•	remove or replace our general partner;

•	make specified amendments to our partnership agreements; or

•	take other action pursuant to our partnership agreements that constitutes participation in the “control” of our business,

then the limited partners could be held liable in some circumstances for our obligations to the same extent as a general partner.

In addition, under some circumstances a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Unitholders will not be liable for assessments in addition to their initial capital investment in our common units. Under Delaware General Corporate Law, we may not make a distribution to you if the distribution causes all our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities for which recourse is limited to specific property are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the Delaware law will be liable to the limited partnership for the distribution amount for three years from the distribution date. Under Delaware law, an assignee that becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to that assignee at the time such assignee became a limited partner if the liabilities could not be determined from the partnership agreements.

Our general partner’s liability to us and our unitholders may be limited.

The partnership agreements of Ferrellgas Partners and the operating partnership contain language limiting the liability of our general partner to us and to our unitholders. For example, those partnership agreements provide that:

•	the general partner does not breach any duty to us or our unitholders by borrowing funds or approving any borrowing; our general partner is protected even if the purpose or effect of the borrowing is to increase incentive distributions to our general partner;

•	our general partner does not breach any duty to us or our unitholders by taking any actions consistent with the standards of reasonable discretion outlined in the definitions of available cash and cash from operations contained in our partnership agreements; and

•	our general partner does not breach any standard of care or duty by resolving conflicts of interest unless our general partner acts in bad faith.

The modifications of state law standards of fiduciary duty contained in our partnership agreements may significantly limit the ability of unitholders to successfully challenge the actions of our general partner as being a breach of what would otherwise have been a fiduciary duty. These standards include the highest duties of good faith, fairness and loyalty to the limited partners. Such a duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction for which it has a conflict of interest. Under our partnership agreements, our general partner may exercise its broad discretion and authority in our management and the conduct of our operations as long as our general partner’s actions are in our best interest.

Our general partner and its affiliates may have conflicts with us.

The directors and officers of our general partner and its affiliates have fiduciary duties to manage itself in a manner that is beneficial to its stockholder. At the same time, our general partner has fiduciary duties to manage us in a manner that is beneficial to us and our unitholders. Therefore, our general partner’s duties to us may conflict with the duties of its officers and directors to its stockholder.

Matters in which, and reasons that, such conflicts of interest may arise include:

•	decisions of our general partner with respect to the amount and timing of our cash expenditures, borrowings, acquisitions, issuances of additional securities and changes in reserves in any quarter may affect the amount of incentive distributions we are obligated to pay our general partner;

•	borrowings do not constitute a breach of any duty owed by our general partner to our unitholders even if these borrowings have the purpose or effect of directly or indirectly enabling us to make distributions to the holder of our incentive distribution rights, currently our general partner, or to hasten the expiration of the deferral period with respect to the common units held by Ferrell Companies;

•	we do not have any employees and rely solely on employees of our general partner and its affiliates;

•	under the terms of our partnership agreements, we must reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us;

•	our general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or causing us to enter into additional contractual arrangements with any of such entities;

•	neither our partnership agreements nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arms-length negotiations;

•	whenever possible, our general partner limits our liability under contractual arrangements to all or a portion of our assets, with the other party thereto having no recourse against our general partner or its assets;

•	our partnership agreements permit our general partner to make these limitations even if we could have obtained more favorable terms if our general partner had not limited its liability;

•	any agreements between us and our general partner or its affiliates will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner or such affiliates in favor of us; therefore, our general partner will be primarily responsible for enforcing those obligations;

•	our general partner may exercise its right to call for and purchase common units as provided in the partnership agreement of Ferrellgas Partners or assign that right to one of its affiliates or to us;

•	our partnership agreements provide that it will not constitute a breach of our general partner’s fiduciary duties to us for its affiliates to engage in activities of the type conducted by us, other than retail propane sales to end users in the continental United States in the manner engaged in by our general partner immediately prior to our initial public offering, even if these activities are in direct competition with us;

•	our general partner and its affiliates have no obligation to present business opportunities to us; and

•	our general partner selects the attorneys, accountants and others who perform services for us. These persons may also perform services for our general partner and its affiliates. Our general partner is authorized to retain separate counsel for us or our unitholders, depending on the nature of the conflict that arises.

James E. Ferrell is the President and Chief Executive Officer of our general partner and the Chairman of its Board of Directors. Mr. Ferrell also owns JEF Capital Management, the holder of our senior units, and other companies with whom we conduct our ordinary business operations. Mr. Ferrell’s ownership of these entities may conflict with his duties as an officer and director of our general partner. Matters in which such conflicts of interest may arise include:

•	our issuance of common units and the redemption of our senior units; see “—Risks Inherent to Our Business—The terms of our senior units limit our use of proceeds from sales of equity” and “—Risks Inherent to an Investment in Our Equity—The holder of our senior units may have the right in the future to convert the senior units into common units, substantially diluting our existing common unitholders;”

•	a request by us for Mr. Ferrell to waive particular rights he may have as the beneficial owner of our senior units; and

•	our relationship and conduct of business with any of Mr. Ferrell’s companies.

See “Conflicts of Interest and Fiduciary Responsibilities.”

Ferrell Companies may transfer the ownership of our general partner which could cause a change of our management and affect the decisions made by our general partner regarding resolutions of conflicts of interest.

Prior to July 31, 2004, our general partner has agreed:

•	not to voluntarily withdraw as the general partner of Ferrellgas Partners without the approval of the holders of at least two-thirds of its outstanding common units, excluding common units held by our general partner and its affiliates;

•	not to voluntarily withdraw as the general partner of the operating partnership without the approval of Ferrellgas Partners; and

•	not to sell its general partner interest, other than to an affiliate or under other limited circumstances, without the approval of the holders of at least a majority of our outstanding common units, excluding common units owned by our general partner and its affiliates.

Ferrell Companies, the owner of our general partner, may however dispose of the capital stock of our general partner without the consent of our unitholders. In such an instance, our general partner will remain bound by our partnership agreements. If, however, through share ownership or otherwise, persons not now affiliated with our general partner were to acquire its general partner interest in us or effective control of our general partner, our management and resolutions of conflicts of interest, such as those described above, could change substantially.

Our general partner can protect itself against dilution.

Whenever we issue equity securities to any person other than our general partner and its affiliates, our general partner has the right to purchase additional limited partner interests on the same terms. This allows our general partner to maintain its partnership interest in us. No other unitholder has a similar right. Therefore, only our general partner may protect itself against dilution caused by our issuance of additional equity securities.

Tax Risks

You are urged to read “Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to our unitholders.

The anticipated after-tax economic benefit of an investment in us depends largely on our being treated as a partnership for federal income tax purposes. Based on representations of us and our general partner, our counsel is of the opinion that, under current law, we have been and will continue to be classified as a partnership for federal income tax purposes. One of the representations on which the opinion of counsel is based is that at least 90% of our gross income for each taxable year has been and will be “qualifying income” within the meaning of Section 7704 of the Internal Revenue Code. Whether we will continue to be classified as a partnership in part depends on our ability to meet this qualifying income test in the future.

If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, currently, 35% at the federal level, and we would probably pay additional state income taxes as well. In addition, distributions would generally be taxable to the recipient as corporate distributions and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you and thus would likely result in a substantial reduction in the value of our common units.

A change in current law or a change in our business could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Our partnership agreements provide that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, provisions of our partnership agreements will be subject to change. These changes would include a decrease in the minimum quarterly distribution and the target distribution levels to reflect the impact of such law on us.

A successful IRS contest of the federal income tax positions we take may reduce the market value of our common units and the costs of any contest will be borne by us and therefore indirectly by our unitholders and our general partner.

We have not requested any ruling from the IRS with respect to:

•	our classification as a partnership for federal income tax purposes; or

•	whether our propane operations generate “qualifying income” under Section 7704 of the Internal Revenue Code.

The IRS may adopt positions that differ from our counsel’s conclusions expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel’s conclusions or the positions we take, and some or all of those conclusions ultimately may not be sustained. Any contest with the IRS may materially reduce the market value of our common units and the prices at which our common units trade. In addition, our costs of any contest with the IRS will be borne by us and therefore indirectly by our unitholders and our general partner.

You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, even if you do not receive cash distributions from us. You may not receive cash distributions equal to your share of our taxable income or even the tax liability that results from that income. Further, you may incur a tax liability in excess of the amount of cash you receive upon the sale of your units.

The ratio of taxable income to cash distributions could be higher or lower than our estimates, which could result in a material reduction of the market value of our common units.

We estimate that a person who acquires common units in an offering pursuant to this prospectus and owns those common units through the record dates for all cash distributions payable for all periods within the 2003 calendar year will be allocated, on a cumulative basis, an amount of federal taxable income that will be less than 10% of the cumulative cash distributed to such person for those periods. The taxable income allocable to a unitholder for subsequent periods may constitute an increasing percentage of distributable cash. These estimates are based on several assumptions and estimates that are subject to factors beyond our control. Accordingly, the actual percentage of distributions that will constitute taxable income could be higher or lower and any differences could result in a material reduction in the market value of our common units.

There are limits on the deductibility of losses.

In the case of unitholders subject to the passive loss rules (generally, individuals and closely held corporations), any losses generated by us will only be available to offset our future income and cannot be used to offset income from other activities, including passive activities or investments. Unused losses may be deducted when the unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. A unitholder’s share of our net passive income may be offset by unused losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly-traded partnerships.

Tax gain or loss on the disposition of our common units could be different than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing a gain, will likely be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities, regulated investment companies, and foreign persons face unique tax issues from owning common units that may result in additional tax liability or reporting requirements for them.

An investment in common units by tax-exempt entities, such as individual retirement accounts, regulated investment companies, generally known as mutual funds, and non-U.S. persons, raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and thus will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to non-U.S. persons will be reduced by withholding taxes, at the highest effective tax rate applicable to individuals, and non-U.S. persons will be required to file federal income tax returns and generally pay tax on their share of our taxable income.

Our tax shelter registration could increase the risk of a potential IRS audit.

We are registered with the IRS as a tax shelter. The IRS has issued to us the following tax shelter registration number: 94201000010. Issuance of the registration number does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The tax laws require that some types of entities, including some partnerships, register as “tax shelters” in response to the perception that they claim tax benefits that may be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. The rights of a unitholder owning less than a 1% interest in us to participate in the income tax audit process are very limited. Further, any adjustments in our tax returns will lead to adjustments in the unitholders’ tax returns and may lead to audits of unitholders’ tax returns and adjustments of items unrelated to us. You will bear the cost of any expenses incurred in connection with an examination of your personal tax return.

Reporting of partnership tax information is complicated and subject to audits; we cannot guarantee conformity to IRS requirements.

We will furnish each unitholder with a Schedule K-1 that sets forth that unitholder’s allocable share of income, gains, losses and deductions. In preparing these schedules, we will use various accounting and reporting conventions and adopt various depreciation and amortization methods. We cannot guarantee that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. If any of the information on these schedules is successfully challenged by the IRS, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

You may lose tax benefits as a result of nonconforming depreciation conventions.

Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of our common units to a purchaser of common units of the same class must be maintained. To maintain uniformity and for other reasons, we will take depreciation and amortization positions that may not conform to all aspects of the Treasury Regulations. A successful IRS challenge to those positions could reduce the amount of tax benefits available to you. A successful challenge could also affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns.

As a result of investing in our common units, you will likely be subject to state and local taxes and return filing requirements in jurisdictions where you do not live.

In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We currently conduct business in 45 states. It is your responsibility to file all required United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of owning our common units.

You may have negative tax consequences if we default on our debt or sell assets.

If we default on any of our debt, the lenders will have the right to sue us for non-payment. That action could cause an investment loss and negative tax consequences for our unitholders through the realization of taxable income by unitholders without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, our unitholders could have increased taxable income without a corresponding cash distribution.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

Conflicts of interest could arise as a result of the relationships between us, on the one hand, and our general partner and its affiliates, on the other. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its stockholder. At the same time, our general partner has fiduciary duties to manage us in a manner beneficial to us and our unitholders. The duties of our general partner to us and our unitholders, therefore, may conflict with the duties of the directors and officers of our general partner to its stockholder.

Matters in which, and reasons that, such conflicts of interest may arise include:

•	decisions of our general partner with respect to the amount and timing of our cash expenditures, borrowings, acquisitions, issuances of additional securities and changes in reserves in any quarter may affect the amount of incentive distributions we are obligated to pay our general partner;

•	borrowings do not constitute a breach of any duty owed by our general partner to our unitholders even if these borrowings have the purpose or effect of directly or indirectly enabling us to make distributions to the holder of our incentive distribution rights, currently our general partner, or to hasten the expiration of the deferral period with respect to the common units held by Ferrell Companies;

•	we do not have any employees and rely solely on employees of our general partner and its affiliates;

•	under the terms of our partnership agreements, we must reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us;

•	our general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or causing us to enter into additional contractual arrangements with any of such entities;

•	neither our partnership agreements nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arms-length negotiations;

•	whenever possible, our general partner limits our liability under contractual arrangements to all or a portion of our assets, with the other party thereto having no recourse against our general partner or its assets;

•	our partnership agreements permit our general partner to make these limitations even if we could have obtained more favorable terms if our general partner had not limited its liability;

•	any agreements between us and our general partner or its affiliates will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner or such affiliates in favor of us; therefore, our general partner will be primarily responsible for enforcing those obligations;

•	our general partner may exercise its right to call for and purchase common units as provided in the partnership agreement of Ferrellgas Partners or assign that right to one of its affiliates or to us;

•	our partnership agreements provide that it will not constitute a breach of our general partner’s fiduciary duties to us for its affiliates to engage in activities of the type conducted by us, other than retail propane sales to end users in the continental United States in the manner engaged in by our general partner immediately prior to our initial public offering, even if these activities are in direct competition with us;

•	our general partner and its affiliates have no obligation to present business opportunities to us; and

•	our general partner selects the attorneys, accountants and others who perform services for us. These persons may also perform services for our general partner and its affiliates. Our general partner is authorized to retain separate counsel for us or our unitholders, depending on the nature of the conflict that arises.

James E. Ferrell is the President and Chief Executive Officer of our general partner and the Chairman of its Board of Directors. Mr. Ferrell also owns JEF Capital Management, the holder of our senior units, and other companies with whom we conduct our ordinary business operations. Mr. Ferrell’s ownership of these entities may conflict with his duties as an officer and director of our general partner. Matters in which such conflicts of interest may arise include:

•	our issuance of common units and the redemption of our senior units; see “Risk Factors—Risks Inherent to Our Business—The terms of our senior units limit our use of proceeds from sales of equity” and “Risk Factors—Risks Inherent to an Investment in Our Equity—The holder of our senior units may have the right in the future to convert the senior units into common units, substantially diluting our existing common unitholders;”

•	a request by us for Mr. Ferrell to waive particular rights he may have as the beneficial owner of our senior units; and

•	our relationship and conduct of business with any of Mr. Ferrell’s companies.

Prior to July 31, 2004, our general partner has agreed:

•	not to voluntarily withdraw as the general partner of Ferrellgas Partners without the approval of the holders of at least two-thirds of its outstanding common units, excluding common units held by our general partner and its affiliates;

•	not to voluntarily withdraw as the general partner of the operating partnership without the approval of Ferrellgas Partners; and

•	not to sell its general partner interest, other than to an affiliate or under other limited circumstances, without the approval of the holders of at least a majority of our outstanding common units, excluding common units owned by our general partner and its affiliates.

Ferrell Companies, the owner of our general partner, may however dispose of the capital stock of our general partner without the consent of our unitholders. In such an instance, our general partner will remain bound by our partnership agreements. If, however, through share ownership or otherwise, persons not now affiliated with our general partner were to acquire its general partner interest in us or effective control of our general partner, our management and resolutions of conflicts of interest, such as those described above, could change substantially.

Fiduciary Responsibilities

Unless otherwise provided for in a partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit the general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. Our partnership agreements expressly permit our general partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and us or our unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of our unitholders. In addition, the partnership agreement of Ferrellgas Partners provides that a purchaser of common units is deemed to have consented to specified conflicts of interest and actions of our general partner and its affiliates that might otherwise be prohibited, including those described above, and to have agreed that such conflicts of interest and actions do not constitute a breach by our general partner of any duty stated or implied by law or equity. Our general partner will not be in breach of its obligations under our partnership agreements or its duties to us or our unitholders if the resolution of such conflict is fair and reasonable to us. Any resolution of a conflict approved by the audit committee of our general partner is conclusively deemed fair and reasonable to us. The latitude given in our partnership agreements to our general partner in resolving conflicts of interest may significantly limit the ability of a unitholder to challenge what might otherwise be a breach of fiduciary duty.

The partnership agreements of Ferrellgas Partners and the operating partnership expressly limit the liability of our general partner by providing that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us, our unitholders or assignees thereof for errors of judgment or for any acts or omissions if our general partner and such other persons acted in good faith. In addition, we are required to indemnify our general partner, its affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by our general partner or such other persons if our general partner or such persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than our general partner) not opposed to, the best interests of us and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

USE OF PROCEEDS

Ferrellgas Partners and the operating partnership expect to use the net proceeds from the sale of our securities for general business purposes, which, among other things, may include the following:

•	the repayment of outstanding indebtedness;

•	the redemption of our senior units;

•	working capital;

•	capital expenditures; or

•	acquisitions.

The precise amount and timing of the application of the net proceeds will depend upon our funding requirements and the availability and cost of other funds. We may change the potential uses of the net proceeds in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

In connection with the registration of debt securities of Ferrellgas Partners, Ferrellgas Partners’ historical ratio of earnings to fixed charges for each of the periods indicated below is as follows:

	Year ended July 31,						Six months ended January 31,
	1998	1999	2000		2001	2002	2002	2003
Historical	1.1	1.3	1.0	*	1.8	1.8	2.5	2.7

In connection with the registration of senior units of Ferrellgas Partners, Ferrellgas Partners’ historical ratio of earnings to combined fixed charges and preference distributions for each of the periods indicated below is as follows:

	Year ended July 31,						Six months ended January 31,
	1998	1999	2000		2001	2002	2002	2003
Historical	1.1	1.3	0.9	*	1.5	1.6	2.2	2.4

In connection with the registration of debt securities of the operating partnership, the operating partnership’s historical ratio of earnings to fixed charges for each of the periods indicated below is as follows:

	Year ended July 31,						Six months ended January 31,
	1998	1999	2000		2001	2002	2002	2003
Historical	1.6	1.9	1.3	*	2.2	2.4	3.2	3.8

*	The ratio of earnings to fixed charges for the year ended July 31, 2000, reflects the partial year cash flow contribution from our acquisition of Thermogas in December 1999.

The computations above for Ferrellgas Partners include the operating partnership on a consolidated basis. For all of the ratios set forth above, “earnings” is the amount resulting from the sum of:

•	pre-tax income from continuing operations; and

•	fixed charges;

less:

•	capitalized interest.

The term “fixed charges” means the sum of:

•	interest expensed or capitalized;

•	amortized discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest within lease expense.

The term “combined fixed charges and preference distributions” means the sum of fixed charges and the distribution to the holder of our senior units.

During the three months ended October 31, 2002 we adopted Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which required us to report expenses of $7.1 million associated with the early extinguishment of debt in income from continuing operations. Prior to the adoption of Statement of Financial Accounting Standards No. 145, we would have classified this type of expense as an extraordinary item.

For the year ended July 31, 2000, Ferrellgas Partners’ historical ratio of earnings to combined fixed charges and preference distributions was less than 1.0x; the additional earnings required for Ferrellgas Partners’ ratio of earnings to combined fixed charges and preference distributions to equal 1.0x for the aforementioned period are approximately $10 million.

DESCRIPTION OF COMMON UNITS, SENIOR UNITS AND DEFERRED PARTICIPATION UNITS

Common Units

General

As of May 27, 2003, Ferrellgas Partners had 36,235,303 common units outstanding, representing an aggregate 98% limited partner interest. Of those common units, 17,855,087, representing an approximate 49% limited partner interest in us, are held by Ferrell Companies, which in turn is wholly-owned by the Ferrell Companies Inc. Employee Stock Ownership Trust. Ferrellgas Partners is the sole limited partner of Ferrellgas L.P. See “Prospectus Summary–Our Structure.”

Our common units represent limited partner interests in us and entitle the holders thereof to participate in distributions and exercise the rights and privileges available to our limited partners under the partnership agreement of Ferrellgas Partners. Under that partnership agreement, we may issue, without further common unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion, subject to the particular exceptions.

Summary of the Partnership Agreement of Ferrellgas Partners

A copy of the partnership agreement of Ferrellgas Partners is filed as an exhibit to this registration statement of which this prospectus is a part. A summary of the important provisions of the partnership agreement of Ferrellgas Partners and the rights and privileges of our common units is included in our registration statement on Form 8-A/A, including any amendments or reports filed to update such descriptions, as filed with the SEC on February 18, 2003. See “Where You Can Find More Information.”

Where Our Common Units are Traded

Our outstanding common units are listed on the New York Stock Exchange under the symbol “FGP.” Any additional common units we issue will also be listed on the New York Stock Exchange.

Minimum Quarterly Distribution and Senior Unit Distribution

Our common units are entitled to receive a minimum quarterly distribution per fiscal quarter (currently $0.50 or, on an annualized basis, $2.00) before any distributions are paid to the holders of our incentive distribution rights. Our senior units are entitled to receive a senior unit distribution per fiscal quarter (currently $1.00 or, on an annualized basis, $4.00) before any distributions are paid on our common units. In addition, if we ever fail to pay the senior unit distribution to the holder of our senior units, a senior unit arrearage will occur that must be satisfied before we may make any distribution to our common unitholders. As of the date of this prospectus, there is no senior unit arrearage. There is no guarantee that we will pay the minimum quarterly distribution on our common units or senior units in any fiscal quarter, and we may be prohibited from making any distributions to our unitholders if it would cause an event of default under particular agreements to which Ferrellgas Partners or the operating partnership are parties.

Under limited circumstances, the minimum quarterly distribution and the senior unit distribution may be adjusted. These adjustments can be made without the consent of the common or senior unitholders. The minimum quarterly distribution for the common units and the senior unit distribution will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units or other partnership securities, whether effected by a distribution payable in any type of units or otherwise. If a distribution of available cash is made that is deemed to be cash from interim capital transactions, the minimum quarterly distribution for the common units will be adjusted proportionately downward to equal the product of:

•	the otherwise applicable distribution multiplied by;

•	a fraction of which:

•	the numerator is the unrecovered initial unit price of the common units immediately after giving effect to such distribution; and

•	the denominator is the unrecovered initial unit price of the common units immediately prior to giving effect to such distribution.

For example, assuming the unrecovered initial common unit price is $20.00 per common unit and if cash distributions from all interim capital transactions to date is equal to $10.00 per common unit, then the minimum quarterly distribution for the common units would be reduced by 50%. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit. A similar provision applies to the required quarterly senior unit distribution.

When the initial common unit price is fully recovered, then the minimum quarterly distribution for the common units will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and will be distributed accordingly.

Cash from interim capital transactions will generally result only from distributions that are funded from:

•	borrowings, refinancings and sales of debt securities that are not for working capital purposes;

•	sales of equity securities; and

•	sales or other dispositions of our assets not in the ordinary course of business.

As of the date of this prospectus, we have never made a distribution from interim capital transactions.

The minimum quarterly distribution for the common units and the senior unit distribution may also be adjusted if legislation is enacted which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In that event, each of the minimum quarterly distribution for the common units and the and the senior unit distribution would be reduced to an amount equal to the product of:

•	the applicable distribution level; multiplied by

•	a number which is equal to one minus the sum of:

•	the highest effective federal income tax rate to which we are subject as an entity; plus

•	any increase that results from that legislation in the effective overall state and local income tax rate to which we are subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

For example, assuming we were not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a highest effective federal, and effective state and local, income tax rate of 38% then the minimum quarterly distribution for the common units would be reduced to 62% of the amount immediately prior to that adjustment.

Incentive Distribution Rights

The incentive distribution rights constitute a separate class of partnership interests in us, and the rights of holders of these interests to participate in distributions differ from the rights of the holders of our senior units and common units. For any given fiscal quarter, available cash will generally be distributed to our general partner and to the holders of our senior units and common units. Cash may also be distributed to the holders of our incentive distribution rights depending upon the amount of available cash to be distributed for that fiscal quarter and the amounts distributed in prior quarters. The holders of our incentive distribution rights have the right to receive an increasing percentage of our quarterly distributions of available cash from operations after the minimum quarterly distribution and particular target distribution levels have been achieved. Our general partner currently holds all of our incentive distribution rights, but may transfer these rights separately from its general partner interest.

Deferral Period

The partnership agreement of Ferrellgas Partners contains a mechanism for the deferral of distributions on those common units held by Ferrell Companies in an aggregate amount up to $36 million. This deferral means that if our available cash were insufficient to pay all of our common unitholders the declared distribution during any fiscal quarter, we would first pay a distribution on those common units that are publicly-held and then pay a distribution on the common units held by Ferrell Companies to the extent of remaining available cash. If we are unable to pay the declared distribution on the common units held by Ferrell Companies in any quarter during the deferral period, an arrearage will occur. If this arrearage reaches $36 million, the common units held by Ferrell Companies will be paid in the same manner as the publicly-held common units. After payment of the declared distribution to all of our common units, including those held by Ferrell Companies, we will use any remaining available cash to reduce any amount previously deferred on the common units held by Ferrell Companies. As of the date of this prospectus, there is no arrearage.

Our ability to defer the payment of a distribution on the Ferrell Companies common units will end on the earlier of:

•	December 31, 2005;

•	a change of control as defined in the partnership agreement of Ferrellgas Partners;

•	our dissolution; or

•	when Ferrell Companies no longer owns, directly or indirectly, any common units.

After the end of this deferral period, distributions will be made to holders of all common units equally, including those owned by Ferrell Companies. Our general partner may not change the deferral period described above in a manner adverse to holders of our publicly-held common units without the consent of a majority of the holders of our publicly-held common units, excluding those common units held by Ferrell Companies. In addition, if an arrearage exists, we may not declare a quarterly distribution for any quarter in an amount greater than we declared during any of the four immediately preceding quarters.

Other than with respect to distributions, the common units owned by Ferrell Companies are the same as our publicly-held common units and continue to vote together with our publicly-held common units and have the same rights and privileges under the partnership agreement of Ferrellgas Partners as our publicly-held common units.

Quarterly Distributions

The partnership agreement of Ferrellgas Partners requires us to distribute 100% of our “available cash” to our unitholders and our general partner within 45 days following the end of each fiscal quarter. Available cash consists generally of all of our cash receipts, less cash disbursements and adjustments for net changes to reserves.

The discussion below indicates the percentages of distributions Ferrellgas Partners must make to its limited partners and general partner. All distributions are made in cash. All of the cash Ferrellgas Partners distributes to its partners is derived from the operations of the operating partnership. Pursuant to its partnership agreement and prior to any distribution Ferrellgas Partners makes to its partners, the operating partnership makes a distribution to Ferrellgas Partners, as its sole limited partner, and to our general partner. This distribution is allocated 98.9899% to Ferrellgas Partners and 1.0101% to our general partner. The effect of this distribution is that our general partner, assuming it maintains its 1% general partner interest in Ferrellgas Partners, receives 2% of the aggregate distributions made each quarter by Ferrellgas Partners and the operating partnership and Ferrellgas Partners’ limited partners receive 98% of the aggregate distributions made each quarter by Ferrellgas Partners and the operating partnership. With respect to the descriptions of Ferrellgas Partners’ quarterly distributions below, we are describing only the quarterly distributions made by Ferrellgas Partners to its limited partners and our general partner.

Assuming that:

•	no arrearage exists;

•	no arrearage will be created as a result of the distribution; and

•	our general partner’s general partner interest in us remains at 1%,

we will generally distribute our available cash each fiscal quarter as follows:

•	first, 1% to our general partner and 99% to the holders of our senior units until the sum of $1.00 and any accumulated and unpaid senior unit distributions through the last day of our preceding fiscal quarter has been distributed with respect to each senior unit;

•	second, 1% to our general partner and 99% to the holders of our common units until $0.50 has been distributed with respect to each common unit;

•	third, 1% to our general partner and 99% to the holders of our common units until an aggregate sum of $0.55 has been distributed with respect to each common unit;

•	fourth, 1% to our general partner, 85.8673% to the holders of our common units and 13.1327% to the holders of our incentive distribution rights until an aggregate sum of $0.63 has been distributed with respect to each common unit;

•	fifth, 1% to our general partner, 75.7653% to the holders of our common units and 23.2347% to the holders of our incentive distribution rights until an aggregate sum of $0.82 has been distributed with respect to each common unit; and

•	thereafter, 1% to our general partner, 50.5102% to the holders of our common units and 48.4898% to the holders of our incentive distribution rights until there has been distributed with respect to each common unit an amount equal to the excess of the declared quarterly distribution over $0.82.

As of the date of this prospectus, no arrearage exists and our general partner has a 1% general partner interest in us.

For a more detailed description of our distribution policies and mechanisms, including how distributions are made when, among other things, an arrearage exists or if our general partner does not maintain its 1% general partner interest in us, please see our registration statement on Form 8-A/A, including any amendments or reports filed to update such descriptions, as filed with the SEC on February 18, 2003. See also “Where You Can Find More Information.”

Voting Rights

Generally, each holder of our common units is entitled to one vote for each common unit on all matters submitted to a vote of our common unitholders and, except as otherwise provided by law or the partnership agreement of Ferrellgas Partners, the holders of our common units vote as one class. Holders of our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, such common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratio as the votes cast by those holders of common units entitled to vote. Common units held in nominee or street name account are to be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

However, if at any time any person or group, other than our general partner or its affiliates, beneficially owns 20% or more of all then outstanding common units, all of those common units will not be voted on any matter and will not be considered to be outstanding:

•	when sending notices of a meeting of unitholders, unless otherwise required by law;

•	when calculating required votes;

•	when determining the presence of a quorum; or

•	for other similar purposes under that partnership agreement.

Notwithstanding the above, those common units issuable upon the possible conversion of our senior units, so long as such common units are held directly or indirectly by James E. Ferrell, Williams Natural Gas Liquids, Inc., their successors, or any related party will not be subject to the 20% voting limitation and:

•	will at all times be considered outstanding for purposes of our partnership agreement;

•	will have all rights specified with respect to common units in our partnership agreement; and

•	will be included with any other common units in determining whether James E. Ferrell, Williams Natural Gas Liquids, Inc., their successors, or any related party own beneficially 20% or more of all common units with respect to those other common units that were not converted from senior units.

JEF Capital Management, Inc. currently owns all of our senior units. JEF Capital Management is owned by James E. Ferrell, the President and Chief Executive Officer of our general partner and the Chairman of its Board of Directors.

Transfer Agent and Registrar

Our transfer agent and registrar for our common units is EquiServe Trust Company, N.A. You may contact our transfer agent and registrar at the following address:

EquiServe Trust Company, N.A.

Attn: Shareholder Services

P.O. Box 43010

Providence, Rhode Island 02940-3010

Telephone: (781) 575-3120

Senior Units and Deferred Participation Units

Except as set forth below, the partnership agreement of Ferrellgas Partners authorizes Ferrellgas Partners to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the rights, preferences and privileges established by our general partner in its sole discretion without the approval of any of our limited partners. In accordance with Delaware law and the provisions of that partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, have special voting rights to which our common units are not entitled.

Senior Units

Ferrellgas Partners currently has one class of senior units outstanding representing limited partner interests. The terms of these senior units provide that so long as any are outstanding, we may not create, authorize or issue any additional limited partner interests, or securities convertible into limited partner interests, that have distribution or liquidation rights ranking prior or senior to, or on a parity with, these senior units, without the prior approval of the holders of at least a majority of our then outstanding senior units. We may however issue an unlimited number of additional limited partner interests that are junior in distribution and liquidation rights to these senior units. Any senior units we offer under this prospectus may or may not have terms similar to our currently outstanding senior units.

Deferred Participation Units

We have no deferred participation units outstanding as of the date of this prospectus. The terms of any deferred participation units we offer under this prospectus may have distribution, liquidation or other rights ranking junior to, or on a parity with, our senior units or common units and may be subject to limitations and restrictions that are not applicable to our senior units or common units. Generally, deferred participation units will participate in our distributions at some time after their initial issuance based on targeted distribution levels.

General Description of Future Senior Units and Deferred Participation Units

Should Ferrellgas Partners offer senior units or deferred participation units under this prospectus, a prospectus supplement relating to the particular series of senior units or deferred participation units offered will include the specific terms of those senior units or deferred participation units, including the following:

•	the designation, stated value and liquidation preference of the senior units or deferred participation units and the number of senior units or deferred participation units offered;

•	the initial public offering price at which the senior units or deferred participation units will be issued;

•	the conversion or exchange provisions of the senior units or deferred participation units;

•	any redemption or sinking fund provisions of the senior units or deferred participation units;

•	the distribution rights of the senior units or deferred participation units, if any;

•	a discussion of material federal income tax considerations, if any, regarding the senior units or deferred participation units; and

•	any additional rights, preferences, privileges, limitations and restrictions of the senior units or deferred participation units.

DESCRIPTION OF WARRANTS

Ferrellgas Partners may issue warrants to purchase debt securities, common units or other securities issued by those issuers listed on the cover page of this prospectus. Warrants may be issued independently or together with other securities and may be attached to or separate from those other securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The specific terms of the warrants as well as the warrant agreement and the identification of the warrant agent shall be set forth in a prospectus supplement.

Debt Warrants

A prospectus supplement will describe the terms of Ferrellgas Partners’ debt warrants, the warrant agreement relating to the debt warrants and the debt warrant certificates representing our debt warrants. These descriptions will include the following:

•	the title of the debt warrants;

•	the aggregate number of debt warrants being offered;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which such principal amount of debt securities may be purchased upon such exercise;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the date on which the right to exercise the debt warrants shall commence, and the date on which such right shall expire;

•	the maximum or minimum number of debt warrants that may be exercised at any time;

•	a discussion of material federal income tax considerations of the debt warrants and the exercise thereof, if any; and

•	any other terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

Unless otherwise set forth in the applicable prospectus supplement, debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities that are purchasable upon such exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise.

Common Unit Warrants and Other Warrants

A prospectus supplement will describe the terms of the common unit warrants and other warrants, the warrant agreement relating to such warrants and the warrant certificates representing such warrants. These descriptions will include the following:

•	the title of the warrants;

•	the aggregate number of warrants being offered;

•	the price or prices at which the warrants will be issued;

•	the securities for which the warrants are exercisable, and the price at which such securities may be purchased upon such exercise;

•	any provisions for adjustment of the exercise price of such warrants or the number of common units or number or amount of other securities of ours that are receivable upon the exercise of such warrants;

•	the date, if any, on and after which the warrants and the related common units or other securities of ours will be separately transferable;

•	the date on which the right to exercise the warrants shall commence, and the date on which such right shall expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	a discussion of material federal income tax considerations of the debt warrants and the exercise thereof, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Unless otherwise set forth in the applicable prospectus supplement, warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of warrants, holders of the warrants will not have any of the rights of holders of the securities that are purchasable upon such exercise and will not be entitled to any distributions or dividends, if any, on the securities purchasable upon such exercise.

Exercise of Warrants

Unless otherwise set forth in the applicable prospectus supplement, each warrant will entitle the holder of the warrant to purchase for cash a particular principal amount of debt securities, number of common units, or number or amount of our other securities at an exercise price that shall be described in, or be determinable in, an applicable prospectus supplement. Warrants will be exercisable at any time up to the close of business on the expiration date of such warrants as set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants will be exercisable as set forth in the applicable prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, common units or other securities purchasable upon such exercise to the warrant holder. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining unexercised warrants.

DESCRIPTION OF DEBT SECURITIES

The debt securities issued pursuant to this prospectus and an applicable prospectus supplement by Ferrellgas Partners will be:

•	direct secured or unsecured general obligations of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as co-obligors; and

•	either senior debt securities or subordinated debt securities.

The debt securities issued pursuant to this prospectus and an applicable prospectus supplement by the operating partnership will be:

•	direct secured or unsecured obligations of the operating partnership and Ferrellgas Finance Corp., as co-obligors;

•	nonconvertible securities offered for cash;

•	either senior debt securities or subordinated debt securities; and

•	“investment grade” securities, meaning that at the time of the offering of the debt securities, at least one nationally recognized statistical rating organization, as defined in the Exchange Act, will have rated the debt securities of the operating partnership in one of its generic rating categories that signifies investment grade.

Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade. An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity and should be evaluated independently of any other rating.

The nature of Ferrellgas Partners Finance Corp.’s and Ferrellgas Finance Corp.’s roles as co-obligors with Ferrellgas Partners and the operating partnership, as applicable, is that each issuer of the applicable debt securities is jointly and severally fully and unconditionally liable on the debt securities. In effect, each issuer could be considered to have fully and unconditionally guaranteed the other issuer’s payment obligations. Because, some institutional investors in the debt securities may be unable to hold the debt securities by reason of our structure and the legal investment laws of their states of organization or their charters, the debt securities are expected to be co-issued by a partnership and a corporation. Neither Ferrellgas Partners Finance Corp. nor Ferrellgas Finance Corp. will receive any additional consideration for acting as co-issuer or as co-obligor for their payment obligations under the debt securities.

Senior debt securities will be issued under one or more senior indentures, which may for Ferrellgas Partners include the Indenture dated as of September 24, 2002, among Ferrellgas Partners, Ferrellgas Partners Finance Corp. and U.S. Bank, N.A., as Trustee, relating to its 8¾% Senior Notes due 2012 should Ferrellgas Partners determine to issue additional notes of that series. Subordinated debt securities will be issued under one or more subordinated indentures. Any senior indenture and any subordinated indenture are each referred to in this prospectus as an indenture and collectively referred to as the indentures. We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended. Any reference to the trustee in this prospectus shall refer to the trustee under the indentures together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities. The trustee for each series of debt securities will be identified in the applicable prospectus supplement.

The forms of indenture are filed as exhibits to the registration statement of which this prospectus is a part. Any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K. The indentures and any supplemental indentures will be available for inspection at the corporate trust office of the applicable trustee, or as described under “Where You Can Find More Information.” The indentures will be subject to, and governed by, the Trust Indenture Act. We will execute, unless previously executed, any indenture and supplemental indenture if and when we issue any debt securities.

We summarize some of the material provisions of the indentures in the following order:

•	those provisions that apply only to a senior indenture;

•	those provisions that apply only to a subordinated indenture; and

•	those provisions that apply to both types of indentures.

Although the material terms of any indenture or supplemental indenture will be described in this prospectus and in a prospectus supplement, you should read the applicable indenture and supplemental indenture, if any, because they, and not this description or the description in the prospectus supplement, control your rights as holders of the debt securities.

For purposes of this description:

•	the “partnership” refers to Ferrellgas Partners, L.P.;

•	the words “we,” “us,” “our” and “ourselves” refer to the co-issuers of the applicable debt securities, either Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. or the operating partnership and Ferrellgas Finance Corp.;

•	the “operating partnership” refers to Ferrellgas, L.P.; and

•	the “general partner” refers to Ferrellgas, Inc.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and an indenture or supplemental indenture relating to any series of debt securities being offered will include specific terms relating to that series of debt securities. These terms will include some or all of the following:

•	the issuers of the debt securities;

•	the form and title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate, which may be fixed or variable, that the debt securities will bear, if any, the date or dates from which interest will accrue, the interest payment dates for the debt securities and the regular record dates for interest payable on any interest payment date;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any change of control offer provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default or covenants; and

•	any other terms of the debt securities.

Debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates and are sold at a discount to their stated principal amount. Under applicable tax laws, the holder of an original issue discount debt security would likely be required to include the original issue discount in income before the receipt of cash attributable to that income. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other considerations relevant to these securities.

Provisions Only in a Senior Indenture

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt, including the subordinated debt securities. However, any secured senior debt securities will effectively rank senior to any unsecured senior debt to the extent of the value of the property securing the secured senior debt securities.

A senior indenture or a supplemental indenture relating to a specific series of senior debt securities will contain restrictive covenants that, unless otherwise specified in a prospectus supplement, will not be included in a subordinated indenture or supplemental indenture relating to a specific series of subordinated debt securities. We expect that the these covenants will include a prohibition on our ability to incur liens on our property, other than permitted liens, unless the debt securities are secured equally and ratably with the obligation or liability secured by such liens. These covenants may also include restrictions on our ability and the ability of our restricted subsidiaries to:

•	incur indebtedness;

•	make restricted payments;

•	engage in transactions with our affiliates;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends or make particular other payments; and

•	sell and lease back our assets.

The specific terms of any such covenants or other covenants applicable to any specific series of debt securities will be contained in the applicable prospectus supplement.

Provisions Only in a Subordinated Indenture

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness.

In addition, claims of our subsidiaries’ creditors generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, of our subsidiaries.

A subordinated indenture relating to a specific series of subordinated debt securities will define “senior indebtedness” to mean the principal of, premium, if any, and interest on:

•	all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states that it has the same ranks as, or ranks junior to, the subordinated debt securities; and

•	any deferrals, renewals or extensions of any senior indebtedness.

However, the term “senior indebtedness” will not include:

•	any of our obligations to our subsidiaries;

•	any liability for Federal, state, local or other taxes owed or owing by us;

•	any accounts payable or other liability to trade creditors, arising in the ordinary course of business, including guarantees of, or instruments evidencing, those liabilities;

•	any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

•	any obligations with respect to any capital stock, partnership interests, membership interests or other equity interests of any kind; or

•	any indebtedness incurred in violation of the subordinated indenture.

There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under a subordinated indenture. Any subordinated debt securities will rank equally with our other subordinated indebtedness.

Under a subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

•	any senior indebtedness is not paid when due; or

•	the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.

The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default, which can result in the acceleration of that senior indebtedness’s maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice of such default unless the person who gave such notice gives written notice to the trustee and to us terminating the period of non-payment, the senior indebtedness is paid in full or the default that caused such notice is no longer continuing. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179-day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period.

In the event we pay or distribute our assets to creditors upon a total or partial liquidation or dissolution of us, or in bankruptcy or reorganization relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment of either principal or interest. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness.

If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

If payment of the subordinated debt securities is accelerated because of an Event of Default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

As a result of the subordination provisions contained in a subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It is important to keep this in mind if you decide to hold our subordinated debt securities.

Provisions Applicable to Both Types of Indentures

Merger, Consolidation or Sale of Assets

Each indenture will provide that the partnership or the operating partnership, as applicable, may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity unless:

(a)    the partnership or the operating partnership, as applicable, is the surviving entity or the entity formed by or surviving the transaction, if other than the partnership or the operating partnership, or the entity to which the sale was made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)    the entity formed by or surviving the transaction, if other than the partnership or the operating partnership, or the entity to which the sale was made assumes all the obligations of the partnership or the operating partnership, as applicable, in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the debt securities and an indenture;

(c)    immediately after the transaction no Event of Default, or event that is or after notice or the passage of time would be an Event of Default (a “Default”), exists; and

(d)    with respect to any series of debt securities of the partnership (but not of the operating partnership), at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, the partnership or such other entity or survivor is permitted to incur at least $1.00 of additional indebtedness under any covenant restricting our ability to incur indebtedness applicable to that series of debt securities.

Each indenture will also provide that Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as applicable, may not consolidate or merge with or into, whether or not it is the surviving entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity except under conditions similar to those described in the paragraph above.

Limitations on Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp.

In addition to any other covenants restricting our ability to incur indebtedness that may be contained in an indenture or supplemental indenture, each indenture will provide that Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as applicable, may not incur any indebtedness, as defined in the applicable indenture, unless:

•	the partnership or the operating partnership, as applicable, is a co-obligor or guarantor of the indebtedness; or

•	the net proceeds of the indebtedness are either:

•	lent to the partnership or the operating partnership, as applicable;

•	used to acquire outstanding debt securities issued by the partnership or the operating partnership, as applicable, or

•	used, directly or indirectly, to refinance or discharge indebtedness permitted under the limitation of this paragraph.

Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as applicable, may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the partnership or the operating partnership, as applicable.

Events of Default and Remedies

Each indenture will describe in detail the occurrences that would constitute an “Event of Default.” These occurrences include the following with respect to each series of debt securities:

(a)    default in the payment of the principal of or premium, if any, on any debt security of that series when the same becomes due and payable, upon stated maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;

(b)    default in the payment of an installment of interest on any of the debt securities of that series, when the same becomes due and payable, which default continues for a period of 30 days;

(c)    default in the performance, or breach, of any term, covenant or warranty contained in the debt securities of that series or the applicable indenture, other than a default specified in either of the two clauses above, and the default continues for a period of 45 days after written notice of the default requiring us to remedy the same shall have been given to the applicable issuers by the trustee or to the applicable issuers and the trustee by holders of 25% in aggregate principal amount of the applicable series of debt securities then outstanding;

(d)    specified events of bankruptcy, insolvency or reorganization with respect to us has occurred; or

(e)    any other Event of Default with respect to that series set forth in the applicable indenture or supplemental indenture and described in the applicable prospectus supplement.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% of principal amount of the applicable series of debt securities then outstanding may declare all the debt securities of that series to be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising from specified events of bankruptcy or insolvency, with respect to the applicable issuers, all outstanding applicable debt securities will become due and payable immediately without further action or notice. Holders of debt securities may not enforce an indenture or the debt securities except as provided in the applicable indenture. Subject to limitations, holders of a majority in principal amount of a series of then-outstanding debt securities may direct the trustee of that series of debt securities in its exercise of any trust or power. The trustee may withhold from holders of debt securities notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of a series of debt securities and then outstanding, by notice to the trustee for those debt securities, may waive any existing Default or Event of Default for all holders of that series and its consequences under an indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the debt securities of a Default or Event of Default in respect of a covenant or provision that may not be modified without the consent of the holder of each outstanding debt security of that issuer.

The issuers are required to deliver to the trustee annually a statement regarding compliance with an indenture.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture or under any other indenture.

No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders

No limited partner of the partnership or the operating partnership or any director, officer, employee, incorporator or stockholder of our general partner, Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as such, shall have any liability for any of our obligations under the debt securities or any indenture or any claim based on, in respect of, or by reason of, these obligations. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Non-Recourse

The obligations under any debt securities and any indenture are:

•	recourse to our general partner and the applicable issuers;

•	non-recourse to any of our other entities; and

•	are payable only out of the cash flow and assets of our general partner and the applicable issuers.

The trustee and each holder of a debt security, by accepting a debt security, will be deemed to have agreed in the applicable indenture that:

•	if the debt security is issued by the partnership, the operating partnership and its other affiliates will not be liable for any of the partnership’s obligations under an indenture or the debt securities; or

•	if the debt security is issued by the operating partnership, the partnership and its other affiliates will not be liable for any of the operating partnership’s obligations under an indenture or the debt securities.

Legal Defeasance and Covenant Defeasance

We may, at the option of the board of directors of our general partner, on our behalf, and the board of directors of Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as applicable, and at any time, elect to have all of our obligations discharged with respect to any series of outstanding debt securities. This is known as “legal defeasance.” However, under legal defeasance we cannot discharge:

(a)    the rights of holders of outstanding debt securities to receive payments with respect to any principal, premium, and interest on the debt securities when the payments are due;

(b)    our obligations with respect to the debt securities concerning registration, transfer and/or exchange of debt securities or mutilated, destroyed, lost or stolen debt securities;

(c)    our obligation to maintain an office or agency for payment and money for security payments held in trust;

(d)    the rights, obligations, duties and immunities of the trustee, and our obligations in connection therewith;

(e)    the rights, if any, of holders to convert or exchange debt securities; and

(f)    the legal defeasance and covenant defeasance provisions of an indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to specified covenants that are described in an indenture or supplemental indenture. This is called “covenant defeasance.” After our obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the debt securities. In the event covenant defeasance occurs, specific events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, will no longer constitute an Event of Default with respect to the debt securities.

In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of debt securities, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the outstanding debt securities on the stated maturity date or on the applicable redemption date.

In addition, we will be required to deliver to the trustee an opinion of counsel stating that after the 91st day following the deposit the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with, and confirming other matters. Furthermore, in the case of a legal defeasance, the opinion must confirm that we have received from, or there shall have been published by, the IRS a ruling, or since the date of an indenture, there shall have been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred. In the case of covenant defeasance, the opinion must confirm that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

We may not exercise either legal defeasance or covenant defeasance if an Event of Default has occurred and is continuing on the date of the deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit. In addition, we may not exercise either legal defeasance or covenant defeasance if such legal defeasance or covenant defeasance will result in a breach, violation or constitute a default under any material agreement or instrument, other than an indenture to which we or any of our restricted subsidiaries is a party or by which we or any of our restricted subsidiaries is bound.

Amendment, Supplement and Waiver

In general, each indenture and the debt securities may be amended or supplemented, and any existing default or compliance with any provision of an indenture or the debt securities may be waived, with the consent of the holders of at least a majority in principal amount of the debt securities of each affected series of the applicable issuers then outstanding. This includes consents obtained in connection with a tender offer or exchange offer for debt securities. However, without the consent of each holder of affected debt securities of the applicable issuers, among other matters, an amendment or waiver may not, with respect to any debt securities held by a non-consenting holder of debt securities:

(a)    reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

(b)    reduce the principal of or change the fixed maturity of any debt security;

(c)  reduce the rate of or change the time for payment of interest on any debt securities; or

(d)    make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we and the trustee may amend or supplement an indenture or the debt securities to:

(a)    cure any ambiguity, defect or inconsistency;

(b)    provide for uncertificated debt securities in addition to certificated debt securities;

(c)    establish a new series of debt securities;

(d)    provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation;

(e)    make any change that could provide any additional rights or benefits to the holders of debt securities that does not adversely affect the legal rights under an indenture of any such holder;

(f)    qualify an indenture under the Trust Indenture Act;

(g)    to provide security for or add guarantees with respect to the debt securities;

(h)    add to, change or eliminate any of the provisions of an indenture, provided that any such addition, change or elimination may become effective only after there are no debt securities of any series entitled to the benefit that provision outstanding;

(i)    evidence the acceptance of appointment by a successor trustee with respect to one or more series of debt securities;

(j)    supplement any provisions of an indenture necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that it does not adversely affect the interests of the holders of debt securities of that series or any other series; and

(k)    comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities may be listed or traded.

If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to specific conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a Default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

No Limit on Amount of Debt Securities

The indentures may not contain limits on the amount of debt securities that we may issue under the indentures, subject to compliance with any covenant in respect of any previously issued series of debt securities under the applicable indenture that limits our ability to incur indebtedness.

Registration of Debt Securities

We may issue debt securities of a series in registered, bearer, coupon or global form.

The Trustee

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. Should the trustee become our creditor, each indenture will contain specific limitations on the trustee’s rights to obtain payment of claims or to realize on specific property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict or resign.

The holders of a majority in principal amount of the outstanding debt securities of the affected series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specific exceptions. Each indenture will provide that in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under any indenture at the request of any holder of debt securities, unless the holder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Book-Entry, Delivery and Form of the Debt Securities

Global Notes

Unless otherwise stated in the prospectus supplement, we will issue the debt securities in denominations of $1,000 and in fully registered form without coupons. Each debt security will be represented by a global note registered in the name of a nominee of the depositary. Except as set forth in the prospectus supplement, the debt securities will be issuable only in global form. Upon issuance, all debt securities will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between the depositary and the trustee. Your beneficial interest in a debt security will be shown on, and transfers of beneficial interests will be effected only through, records maintained by the depositary or its participants. Payments of principal of, premium, if any, and interest, if any, on the debt securities represented by a global note will be made by us or our paying agent to the depositary or its nominee. The Depository Trust Company, often referred to as DTC, will be the initial depositary.

We have provided the following descriptions of the operations and procedures of DTC and its participants solely as a matter of convenience. These operations and procedures are solely within the control of DTC and its participants and are subject to change by them from time to time. Neither we, any underwriter, dealer, agent, trustee nor paying agent take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

In addition, neither we, any trustee nor any paying agent will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We, any trustee and any paying agent may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of any debt securities issued.

The Depositary

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Ownership of Global Notes

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its nominee, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of beneficial interests in the debt securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, or by participants in the depositary or persons that may hold interests through participants.

Ownership of beneficial interests in a global note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in debt securities represented by a global note will be limited to participants or persons that hold interests through participants.

So long as the depositary for a global note, or its nominee, is the registered owner of the global note, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by a global note for all purposes under an indenture. Except as provided below, as the owner of beneficial interests in debt securities represented by a global note or global notes, you:

•	will not be entitled to register the debt securities represented by a global note in your name;

•	will not receive or be entitled to receive physical delivery of debt securities in definitive form; and

•	will not be considered the owner or holder of any of the debt securities under an indenture.

The laws of some states require that purchasers of securities take physical delivery of securities in definitive form. Therefore, the limits and restrictions listed above may impair your ability to transfer beneficial interests in a global note. In addition, the lack of a physical certificate evidencing your beneficial interests in the global notes may limit your ability to pledge the interests to a person or entity that is not a participant in DTC.

We understand that under existing policy of the depositary and industry practices, if:

•	we request any action of holders; or

•	you desire to give notice or take action which a holder is entitled to under an indenture or a global note,

the depositary would authorize the participants holding the beneficial interests to give the notice or take the action. Accordingly, if you are a beneficial owner that is not a participant, you must rely on the procedures of the depositary or on the procedures of the participant as well as the contractual arrangements you have directly, or indirectly through your financial intermediary, with a participant to exercise any rights of a holder under an indenture or a global note or to give notice or take action.

To facilitate subsequent transfers, all global notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of global notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the book-entry debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Neither DTC nor Cede & Co. will consent or vote with respect to book-entry debt securities. Under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry debt securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.

A beneficial owner will give notice to elect to have its book-entry debt securities purchased or tendered, through its participant, to the paying agent, and shall effect delivery of such book-entry debt securities by causing the direct participant to transfer the participant’s interest in the book-entry debt securities, on the depositary’s records, to the paying agent. The requirement for physical delivery of book-entry debt securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry debt securities are transferred by a direct participant on the depositary’s records.

Payments

We will make payments of principal of, premium, if any, and interest, if any, on the debt securities represented by a global note through the trustee to the depositary or its nominee, as the registered owner of a global note. So long as the debt securities are represented by global notes registered in the name of DTC or its nominee, all payments will be made by us in immediately available funds. We expect that the depositary, upon receipt of any payments, will immediately credit the accounts of the related participants with payments in amounts proportionate to their beneficial interest in the global note. We also expect that payments by participants to owners of beneficial interests in a global note will be governed by standing customer instructions and customary practices and will be the responsibility of the participants. However, these payments will be the sole responsibility of the participant.

Neither we, the trustee, any paying agent or any other of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Certificated Debt Securities

We will issue certificated debt securities in exchange for all the global notes if:

•	DTC or any other designated replacement depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 calendar days; or

•	we determine in our sole discretion to not have the debt securities represented by the global notes.

In either instance, you, as an owner of a beneficial interest in a global note, will be entitled to have certificated debt securities equal in principal amount to the beneficial interest registered in your name and will be entitled to physical delivery of the certificated debt securities. The certificated debt securities will be registered in the name or names as the depositary shall instruct the trustee. These instructions may be based upon directions received by the depositary from participants with respect to beneficial interests in the global notes. The certificated debt securities will be issued in denominations of $1,000 and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

Settlement Procedures

Unless otherwise described in the applicable prospectus supplement, initial settlement of the debt securities will be made by us, the underwriters, dealers, agents, or sales managers, as applicable, in immediately available funds. So long as the debt securities are represented by global notes registered in the name of DTC or its nominee, secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and procedures and will be settled in immediately available funds using DTC’s same-day funds settlement system. No assurance though can be given as to the effect, if any, of settlement in immediately available funds on the trading activity of the debt securities.

TAX CONSEQUENCES

This section discusses the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States. It is based upon current provisions of the Internal Revenue Code, existing regulations, proposed regulations to the extent noted, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the actual tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Ferrellgas Partners, L.P. and the operating partnership, and not to Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp.

No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, this discussion focuses on unitholders who are individual citizens or residents of the United States and it has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders that may be subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, that unitholder’s own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to that unitholder of the ownership or disposition of our common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Mayer, Brown, Rowe & Maw, counsel to us and our general partner, and are, to the extent noted herein, based on the accuracy of various factual matters.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders, other than a ruling we received relating to our taxable year. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this prospectus may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially reduce the prices at which our common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Mayer, Brown, Rowe & Maw has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; see “—Tax Consequences of Unit Ownership—Treatment of Short Sales;”

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations; see “—Disposition of Common Units—Allocations Between Transferors and Transferees;” and

•	whether our method for depreciating Section 743 adjustments is sustainable; see “—Tax Consequences of Unit Ownership—Section 754 Election.”

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account that partner’s allocable share of items of income, gain, loss and deduction of the partnership in computing that partner’s federal income tax liability, regardless of whether cash distributions are made. In most cases, distributions by a partnership to a partner are not taxable unless the amount of any cash distributed is in excess of the partner’s adjusted basis in that partner’s partnership interest.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we rely on the opinion of Mayer, Brown, Rowe & Maw that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions, that we and the operating partnership will each be classified as a partnership for federal income tax purposes so long as:

•	we do not elect to be treated as a corporation; and

•	for each taxable year, more than 90% of our gross income has been and continues to be “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

Qualifying income includes income and gains from the processing, refining, transportation and marketing of crude oil, natural gas and products thereof, including the transportation and retail and wholesale marketing of propane. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We believe that more than 90% of our income has been, and will be, within one or more categories of income that are qualifying income. The portion of our income that is qualifying income can change from time to time.

Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and as if we had then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets and should be tax-free to a unitholder so long as that unitholder does not have liabilities allocated to that unitholder in excess of the tax basis in that unitholder’s units. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits or any amount in excess of earnings and profits) a nontaxable return of capital (to the extent of the tax basis in that unitholder’s common units) or taxable capital gain (after the tax basis in that unitholder’s common units is reduced to zero). Accordingly, treatment of us as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of our common units.

The discussion below assumes that we will be treated as a partnership for federal income tax purposes.

Tax Treatment of Unitholders

Limited Partner Status

Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Also:

•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units;

will be treated as our partners for federal income tax purposes. Assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, may not be treated as one of our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive particular federal income tax information or reports furnished to record holders of common units unless our common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose its status as one of our partners with respect to those common units for federal income tax purposes. See “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

No portion of our income, gains, deductions or losses is reportable by a unitholder who is not one of our partners for federal income tax purposes, and any cash distributions received by a unitholder who is not one of our partners for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the consequences of holding common units for federal income tax purposes.

The following discussion assumes that a unitholder is treated as one of our partners.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income

Each unitholder will be required to report on that unitholder’s income tax return its allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution. Each unitholder will be required to include in income that unitholder’s allocable share of our income, gain, loss and deduction for our taxable year. Our taxable year is the calendar year.

Treatment of Partnership Distributions

Except as described below, our distributions to a unitholder will not be taxable to that unitholder for federal income tax purposes to the extent of the tax basis in that unitholder’s common units immediately before the distribution. Except as described below, our cash distributions in excess of a unitholder’s tax basis will be considered to be gain from the sale or exchange of our common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, which are known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, that unitholder must recapture any losses deducted in previous years. See “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Partnership Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease that unitholder’s share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the tax basis in that unitholder’s common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code and collectively referred to as

“Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed that unitholder’s proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to that unitholder. This latter deemed exchange will result in the unitholder’s realization of ordinary income which will equal the excess of:

•	the non-pro rata portion of that distribution; over

•	the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Cash Distributions

We estimate that a person who:

•	acquires common units in an offering pursuant to this prospectus; and

•	owns those common units through the record dates for all cash distributions payable for all periods within the 2003 calendar year,

will be allocated, on a cumulative basis, an amount of federal taxable income that will be less than 10% of the cumulative cash distributed to such person for those periods. The taxable income allocable to a unitholder for subsequent periods may constitute an increasing percentage of distributable cash. These estimates are based upon many assumptions regarding our business and operations, including assumptions about weather conditions in our area of operations, capital expenditures, cash flows and anticipated cash distributions. These estimates and our assumptions are subject to numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, these estimates are based on current tax law and tax reporting positions with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower and any differences could materially affect the value of our common units.

Basis of Common Units

A unitholder will have an initial tax basis for its common units equal to the amount that unitholder paid for our common units plus that unitholder’s share of our nonrecourse liabilities. That basis will be increased by that unitholder’s share of our income and by any increases in that unitholder’s share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions that that unitholder receives from us, by that unitholder’s share of our losses, by any decreases in that unitholder’s share of our nonrecourse liabilities and by that unitholder’s share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to our general partner, but will have a share, primarily based on that unitholder’s share of profits, of our nonrecourse liabilities. See “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Partnership Losses

The deduction by a unitholder of that unitholder’s share of our losses will be limited to the unitholder’s tax basis in its common units and, in the case of an individual unitholder or a corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or particular tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than the unitholder’s tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause that unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss, above such gain, previously suspended by the at risk or basis limitations would no longer be utilizable.

Subject to each unitholder’s specific tax situation, a unitholder will be at risk to the extent of the tax basis in that unitholder’s common units, excluding any portion of that basis attributable to that unitholder’s share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold that unitholder’s common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in that unitholder’s share of our nonrecourse liabilities.

The passive loss limitations provide that individuals, estates, trusts and specific closely held corporations and personal service corporations can deduct losses from passive activities (which for the most part consist of activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a unitholder’s share of our income may be deducted in full when that unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is limited to the amount of such taxpayer’s “net investment income.” As noted, a unitholder’s net passive income from us will be treated as investment income for this purpose. In addition, the unitholder’s share of our portfolio income will be treated as investment income. Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but in most cases does not include gains attributable to the disposition of property held for investment.

Allocation of Partnership Income, Gain, Loss and Deduction

If we have a net profit, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated among our general partner and the unitholders in accordance with their respective percentage interests in us. At any time that cash distributions are made to the holders of our senior units and our incentive distribution rights or a disproportionate distribution is made to a holder of our common units, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated first, to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, as maintained under our partnership agreements, and, second, to our general partner.

Various items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or any other person contributing property to us, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus. The effect of these allocations to a unitholder purchasing common units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of such gain as recapture income to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Mayer, Brown, Rowe & Maw is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” the allocations in the partnership agreement of Ferrellgas Partners will be given effect for federal income tax purposes in determining how our income, gain, loss or deduction will be allocated among the holders of its equity that is outstanding immediately after an offering made pursuant to this prospectus.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders. We are authorized to amend the partnership agreement of Ferrellgas Partners in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under that partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder could file a claim for credit or refund.

Treatment of Short Sales

A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, that unitholder would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

•	all of such distributions would appear to be treated as ordinary income.

Mayer, Brown, Rowe & Maw has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account that unitholder’s distributive share of any of our items of income, gain, loss or deduction for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an adjustment item for this purpose. A unitholder’s alternative minimum taxable income derived from us may be higher than that unitholder’s share of our net income because we may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

Tax Rates

The highest effective United States federal income tax rate for individuals for 2003 is 35% and the maximum United States federal income tax rate for net capital gains of an individual that are recognized after May 5, 2003, and prior to January 1, 2009, is 15%, if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election permits us to adjust a common unit purchaser’s tax basis in our assets under Section 743(b) of the Internal Revenue Code to reflect that unitholder’s purchase price when common units are purchased from a holder thereof. The Section 743(b) adjustment only applies to a person who purchases common units from a holder of common units and not pursuant to an initial offering by us under this prospectus.

The calculations that are required to determine a Section 743(b) adjustment are made additionally complex because common units held by the public have been issued pursuant to multiple offerings. For example, particular regulations require that the portion of the Section 743(b) adjustment that eliminates the effect of any unamortized difference in “book” and tax basis of recovery property to the holder of such a common unit be depreciated over the remaining recovery period of that property, but Treasury Regulation Section 1.167(c)-1(a)(6) may require that any such difference in “book” and tax basis of other property be depreciated over a different period. In addition, the holder of a common unit, other than a common unit that is sold in a current offering pursuant to this prospectus, may be entitled by reason of a Section 743(b) adjustment to amortization deductions in respect of property to which the traditional method of eliminating differences in “book” and tax basis applies but to which the holder of a common unit that is sold in a current offering will not be entitled.

Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of our common units to a purchaser of such common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. Under the partnership agreement of Ferrellgas Partners, our general partner is authorized to take a position to preserve our ability to determine the tax attributes of a common unit from its date of purchase and the amount that is paid therefor even if that position is not consistent with the Treasury Regulations.

We intend to depreciate the portion of a Section 743(b) adjustment attributable to any unamortized difference between the “book” and tax basis of an asset in respect of which we use the remedial method in a manner that is consistent with the regulations under Section 743 of the Internal Revenue Code as to recovery property in respect of which the remedial allocation method is adopted. Such method is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position which may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. In addition, if common units held by the public other than those that are sold in a current offering pursuant to this prospectus are entitled to different treatment in respect of property as to which we are using the traditional method of eliminating differences in “book” and tax basis, we may also take a position that results in lower annual deductions to some or all of our unitholders than might otherwise be available. Mayer, Brown, Rowe & Maw is unable to opine as to the validity of any position that is described in this paragraph because there is no clear applicable authority.

A Section 754 election is advantageous if the tax basis in a transferee’s common units is higher than such common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in its share of our assets for purposes of calculating, among other items, the transferee’s depreciation and amortization deductions and the transferee’s share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in such common units is lower than such common unit’s share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of our common units may be affected either favorably or adversely by the election.

The calculations involved in the Section 754 election are complex and will be made by us on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is amortizable over a longer period of time or under a less accelerated method than most of our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of common units may be allocated more income than that purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income that unitholder’s share of our income, gain, loss and deduction for our taxable year ending within or with that unitholder’s taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include that unitholder’s share of our income, gain, loss and deduction in income for its taxable year, with the result that that unitholder will be required to include in income for its taxable year that unitholder’s share of more than one year of our income, gain, loss and deduction. See “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization

We will use the tax basis of our various assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Assets that we acquired from our general partner in connection with our formation initially had an aggregate tax basis equal to the tax basis of the assets in the possession of the general partner immediately prior to our formation. The majority of the assets that we acquired after our formation had an initial tax basis equal to their cost, however some of our assets were contributed to us and had an initial tax basis equal to the contributor’s tax basis in those assets immediately prior to such contribution. The federal income tax burden associated with the difference between the fair market value of our property and its tax basis immediately prior to a current offering will be borne by unitholders holding interests in us prior to that offering. See “—Tax Consequences of Unit Ownership—Allocation of Partnership Income, Gain, Loss and Deduction.”

We may elect to use permitted depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we acquire or construct in the future may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property owned by us may be required to recapture such deductions as ordinary income upon a sale of that unitholder’s interest in us. See “—Tax Consequences of Unit Ownership—Allocation of Partnership Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs that we incurred in our organization have previously been amortized over a period of 60 months. The costs incurred in selling our common units, i.e. syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which have previously been amortized by us over a period of 60 months, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of our Properties

The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the fair market values, and determinations of the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates and determinations of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus that unitholder’s share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from such sale. Prior distributions from us in excess of cumulative net taxable income in respect of a common unit which decreased a unitholder’s tax basis in such common unit will, in effect, become taxable income if our common unit is sold at a price greater than the unitholder’s tax basis in such common unit, even if the price is less than that unitholder’s original cost.

Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment attributable to an amortizable intangible asset described in Section 197 of the Internal Revenue Code after a sale of common units, a unitholder could realize additional gain from the sale of common units than had such convention been respected. See “—Tax Consequences of Unit Ownership—Section 754 Election.” In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to that unitholder of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other unitholders.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in common units, on the sale or exchange of a common unit will be taxable as capital gain or loss. Capital gain recognized on the sale of common units held for more than 12 months will be taxed at a maximum rate of 15% for sales occurring after May 5, 2003, and prior to January 1, 2009. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by us. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of our common unit and may be recognized even if there is a net taxable loss realized on the sale of our common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a holder of common units will be unable to select high or low basis common units to sell, but, under the regulations, may designate specific common units sold for purposes of determining the holding period of the common units sold. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult that unitholder’s tax advisor as to the possible consequences of this ruling and application of the regulations.

The Internal Revenue Code treats a taxpayer as having sold a partnership interest, such as our units, in which gain would be recognized if it were actually sold at its fair market value, if the taxpayer or related persons enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.

Allocations Between Transferors and Transferees

In most cases, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Mayer, Brown, Rowe & Maw is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among unitholders whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns common units at any time during a quarter and who disposes of such common units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to such quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish specific information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a common unit will be required to furnish statements to the IRS, filed with their income tax return returns for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Constructive Termination

We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of us will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in that unitholder’s taxable income for the year of our termination. New tax elections required to be made by us, including a new election under Section 754 of the Internal Revenue Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

Tax-Exempt Organizations and Various Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may substantially increase the tax liability and requirements imposed on such persons.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a common unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence, they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Moreover, under rules applicable to publicly-traded partnerships, we will withhold at the highest effective tax rate applicable to individuals, currently, 35%, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation which owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation’s “U.S. net equity”) which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a “qualified resident.” In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of such common unit to the extent that such gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed upon the disposition of a common unit if that foreign unitholder has held less than 5% in value of our common units during the five-year period ending on the date of the disposition and if our common units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which sets forth each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which in most cases will not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder’s share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. We cannot assure prospective unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of our common units.

The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

In most respects, partnerships are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreements appoint our general partner as our Tax Matters Partner.

The Tax Matters Partner will make various elections on our behalf and on behalf of the unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on that unitholder’s federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of common units held, acquired or transferred for the beneficial owner; and

•	particular information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report this information to us. The nominee is required to supply the beneficial owner of our common units with the information furnished to us.

Registration as a Tax Shelter

The Internal Revenue Code requires that tax shelters be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. Although we may not be a tax shelter for such purposes, we have registered as a tax shelter with the Secretary of the Treasury in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued us the following tax shelter registration number: 94201000010. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US

OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. We must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a common unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a common unit to furnish the registration number to the transferee is $100 for each such failure. A unitholder must disclose our tax shelter registration number on Form 8271 to be attached to that unitholder’s tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on Form 8271 attached to its return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes. Registration as a tax shelter may increase the risk of an audit.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of particular listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty is reduced if any portion is attributable to a position adopted on the return:

•	with respect to which there is, or was, “substantial authority;” or

•	as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in such an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000, $10,000 for most corporations. If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Consequences

In addition to federal income taxes, unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on that unitholder’s investment in us. We currently conduct business in 45 states. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require that we, or we may elect to, withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of future operations, we anticipate that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent states and localities of that unitholder’s investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, that unitholder’s own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such unitholder. Mayer, Brown, Rowe & Maw has not rendered an opinion on the state or local tax consequences of an investment in us.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to:

•	the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, often referred to as ERISA; and

•	restrictions imposed by Section 4975 of the Internal Revenue Code.

For these purposes, the term “employee benefit plan” may include:

•	qualified pension, profit-sharing and stock bonus plans;

•	simplified employee pension plans; and

•	tax deferred annuities or individual retirement accounts established or maintained by an employer or employee organization.

Prior to making an investment in us, consideration should be given to, among other things:

•	whether the investment is permitted under the terms of the employee benefit plan;

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA;

•	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return; and

•	whether, as a result of the investment, the employee benefit plan will be required to file an exempt organization business income tax return with the IRS.

See “Tax Consequences—Disposition of Common Units—Tax-Exempt Organizations and Various Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the employee benefit plan. A fiduciary should also consider whether the employee benefit plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, our general partner would also be a fiduciary of the employee benefit plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also individual retirement accounts that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan. The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly-offered securities; meaning the equity interests are:

•	widely held by 100 or more investors independent of us and each other;

•	freely transferable; and

•	registered under some provisions of the federal securities laws;

•	the entity is an “operating company;” meaning that it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by employee benefit plan investors; meaning that less than 25% of the value of each class of equity interest, disregarding particular interests held by our general partner, its affiliates, and particular other persons, is held by:

•	the employee benefit plans referred to above;

•	individual retirement accounts; and

•	other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that an investment in us will satisfy the requirements of the first bullet point immediately above.

Plan fiduciaries contemplating an investment in us should consult with their own counsel regarding the potential consequences of such an investment under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or otherwise violate any applicable statutory provisions.

PLAN OF DISTRIBUTION

We may sell our common units, senior units, deferred participation units, warrants and debt securities:

•	through agents or sales managers;

•	through underwriters or dealers, possibly including our affiliates;

•	directly to one or more purchasers; or

•	pursuant to delayed delivery contracts or forward contracts.

By Agents or Sales Managers

The securities may be sold from time to time through agents or sales managers designated or engaged by us. Unless otherwise disclosed in the applicable prospectus supplement, the agents or sales managers will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. These sales, if any, may be made pursuant to the terms of a sales agreement or otherwise that will be filed with the SEC as an exhibit to a Current Report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part. These sales, if any, may be made by means of transactions through the facilities of the New York Stock Exchange, to or through a market maker, or to or through an electronic communications network, at prices prevailing at the time of sale, or in any other manner permitted by law, including privately negotiated transactions. Any prospectus supplement used by these agents or sales managers may be identical in all respects to this prospectus, other than with respect to the inclusion of the items described under “—General Information.”

By Underwriters or Dealers

Unless we state otherwise in the prospectus supplement, underwriters and dealers will need to meet specified requirements before purchasing any securities. The securities we offer will be acquired by the underwriters or dealers for their own account. The underwriters or dealers may thereafter resell such securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters or dealers to purchase the securities offered will be subject to various conditions. The underwriters or dealers will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to the underwriters or dealers may be changed from time to time.

A prospectus in electronic form may be made available on the web sites maintained by the underwriters or dealers. The underwriters or dealers may agree to allocate a number of our securities for sale to their online brokerage account holders. These allocations of our securities for Internet distributions will be made on the same basis as other allocations. In addition, our securities may be sold by the underwriters or dealers to securities dealers who resell such securities to online brokerage account holders.

Direct Sales

Securities may also be sold directly by us. In this case, no underwriters, dealers, agents or sales managers would be involved. We may use electronic media, including the Internet, to sell securities directly.

Delayed Delivery Contracts or Forward Contracts

If indicated in the prospectus supplement, we will authorize underwriters, dealers agents or sales managers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common units, which are listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters, dealers, agents or sales managers may make a market in a class or series of securities, but the underwriters, dealers, agents or sales managers will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter or dealer may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters or dealers to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters or dealers may discontinue any of these activities at any time.

Institutional Investors

If a prospectus supplement so indicates, we may authorize underwriters, dealers, agents or sales managers to solicit offers by institutional investors to purchase our securities, providing for payment and delivery on a future date specified in a prospectus supplement. There may be limitations on the minimum amount that may be purchased by any institutional investor or on the amount of securities that may be sold pursuant to an arrangement. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to a delayed delivery and payment arrangement will generally not be subject to any conditions except that:

•	the purchase by an institution of our securities will not be prohibited under the applicable laws of any jurisdiction in the United States; and

•	if our securities are being sold to underwriters, we must have sold to the underwriters the total number of such securities less the number thereof covered by such arrangements.

Underwriters will not have any responsibility with respect to the validity of these arrangements or our performance or that of any institutional investors thereunder.

General Information

Each prospectus supplement will contain specific information about the terms of the securities being offered, including, and only if applicable,:

•	the names of any underwriters, dealers, agents or sales managers;

•	the offering price;

•	the net proceeds to us from the sale of the securities;

•	underwriting discounts;

•	commissions to dealers, agents or sales managers;

•	other forms of underwriter, dealers, agents or sales manager compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the securities are or will be listed.

Underwriters, dealers, agents and sales managers that participate in the distribution or sale of our securities may be “underwriters” as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of our securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers, agents or sales managers will be identified and their compensation described in a prospectus supplement.

When necessary, we may fix the distribution of the securities using changeable, fixed prices, market prices at the time of sale, prices related to market prices or negotiated prices.

We may have agreements with the underwriters, dealers, agents and sales managers and agents to indemnify them against civil liabilities, including liabilities under the Securities Act. We may also reimburse underwriters, dealers, agents and sales managers for payments they may be required to make in that respect, or we may make such payments directly.

Underwriters, dealers, agents and sales managers or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

WHERE YOU CAN FIND MORE INFORMATION

Where Documents are Filed; Copies of Documents

Ferrellgas Partners and Ferrellgas Partners Finance Corp. file annual, quarterly and other reports and other information with the SEC. Following the effectiveness of the registration statement of which this prospectus is a part, the operating partnership and Ferrellgas Finance Corp. will file annual, quarterly and other reports and other information with the SEC. You may read and download our SEC filings over the Internet from several commercial document retrieval services as well as at the SEC’s website at http://www.sec.gov. You may also read and copy our SEC filings at the SEC’s public reference room located at Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room and any applicable copy charges.

Because Ferrellgas Partners’ common units are traded on the New York Stock Exchange, it also provides its SEC filings and particular other information to the New York Stock Exchange. You may obtain copies of these filings and this other information at the offices of the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.

In addition, you may also access further information about us by visiting our website at http://www.ferrellgas.com. Please note that the information and materials found on our website, except to the extent expressly described below, are not part of this prospectus and are not incorporated by reference into this prospectus.

Incorporation of Documents by Reference

We filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to incorporate by reference information into this prospectus. Incorporation by reference means that we can disclose particular important information to you without actually including such information in this prospectus by simply referring you to another document that we filed separately with the SEC.

The information we incorporate by reference is an important part of this prospectus and should be carefully read in conjunction with this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus will automatically update and may supersede some of the information in this prospectus as well as information we previously filed with the SEC and that was incorporated by reference into this prospectus.

The following documents are incorporated by reference into this prospectus:

•	the Annual Report on Form 10-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp. for the fiscal year ended July 31, 2002, excluding Items 6, 7, 8 and 15 thereof, as filed with the SEC on October 23, 2002, as amended by Amendment No. 1 to Form 10-K/A as filed with the SEC on December 10, 2002, as amended by Amendment No. 2 to Form 10-K/A, including Items 6, 7, 8 and 15 thereof, as filed with the SEC on June 6, 2003;

•	the Quarterly Report on Form 10-Q of Ferrellgas Partners and Ferrellgas Partners Finance Corp. for the quarterly period ended October 31, 2002, as filed with the SEC on December 11, 2002;

•	the Quarterly Report on Form 10-Q of Ferrellgas Partners and Ferrellgas Partners Finance Corp. for the quarterly period ended January 31, 2003, excluding Items 1, 2 and 6 thereof, as filed with the SEC on March 12, 2003, as amended on Form 10-Q/A, including Items 1, 2 and 6 thereof as filed with the SEC on June 6, 2003;

•	the Current Report on Form 8-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as furnished to the SEC on September 13, 2002;

•	the Current Report on Form 8-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as filed with the SEC on September 24, 2002;

•	the Current Report on Form 8-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as furnished to the SEC on November 19, 2002;

•	the Current Report on Form 8-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as filed with the SEC on February 3, 2003;

•	the Current Report on Form 8-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as filed with the SEC on February 18, 2003;

•	the Current Report on Form 8-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as furnished to the SEC on February 19, 2003;

•	the Current Report on Form 8-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as filed with the SEC on May 6, 2003;

•	the Current Report on Form 8-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as furnished to the SEC on May 21, 2003;

•	the Current Report on Form 8-K of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as furnished to the SEC on May 29, 2003;

•	the description of Ferrellgas Partners’ common units in its registration statement on Form 8-A/A as filed with the SEC on February 18, 2003, and any amendments or reports filed to update the description;

•	the operating partnership’s Amendment No. 2 to its registration statement on Form 10/A as filed with the SEC on June 10, 2003;

•	Ferrellgas Finance Corp.’s registration statement on Form 10/A as filed with the SEC on May 6, 2003; and

•	all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the earlier of the termination of the registration statement to which this prospectus relates or until we sell all of the securities offered by this prospectus.

If information in any of these incorporated documents conflicts with information in this prospectus or any prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

You may request from us a copy of any document we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Ferrellgas, Inc.

One Liberty Plaza

Liberty, Missouri 64068

Attention: Investor Relations

(816) 792-0203

LEGAL MATTERS

Particular legal matters related to the securities described in this prospectus have been and/or will be passed upon for us by Mayer, Brown, Rowe & Maw, including the validity of the securities described in the prospectus. If legal matters in connection with any offering of any of the securities described in this prospectus and the applicable prospectus supplement are passed on by counsel for any underwriters or dealers of such offering, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from Ferrellgas Partners, L.P.’s and Ferrellgas Partners Finance Corp.’s Amendment No. 2 to their Annual Report on Form 10-K/A for the fiscal year ended July 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated September 12, 2002, May 29, 2003 as to Notes E and R of Ferrellgas Partners, L.P. (which report relating to Ferrellgas Partners, L.P. expresses an unqualified opinion and includes two explanatory paragraphs relating to a change in accounting principle and to the restatement described in Note R), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from Ferrellgas, L.P.’s Amendment No. 2 to its registration statement on Form 10/A as filed with the Securities and Exchange Commission on June 10, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated September 12, 2002, May 29, 2003 as to Notes E and P (which report relating to Ferrellgas, L.P. expresses an unqualified opinion and includes two explanatory paragraphs relating to a change in accounting principle and to the restatement described in Note P), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statement incorporated in this prospectus by reference from Ferrellgas Finance Corp.’s registration statement on Form 10/A as filed with the Securities and Exchange Commission on May 6, 2003, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 24, 2003, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Ferrellgas, Inc. and Subsidiaries as of July 31, 2002, filed as exhibit 99.15 to Ferrellgas Partners, L.P.’s and Ferrellgas Partners Finance Corp.’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2002, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report relating to Ferrellgas, Inc. and Subsidiaries dated September 12, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They often use or are preceded by words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.

Forward-looking statements are not guarantees of future performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.

Some of our forward-looking statements include the following:

•	whether the operating partnership will have sufficient funds to meet its obligations, including its obligations under its debt securities issued under this prospectus and any applicable prospectus supplement, and to enable it to distribute to Ferrellgas Partners sufficient funds to permit Ferrellgas Partners to meet its obligations with respect to its existing securities and the securities issued under this prospectus and any applicable prospectus supplement;

•	whether Ferrellgas Partners and the operating partnership will continue to meet all of the quarterly financial tests required by the agreements governing their indebtedness; and

•	the expectation that future periods may not have the same percentage decrease in retail volumes, revenues and expenses as was experienced for the twelve months ended July 31, 2002.

For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our most recently filed Annual Report on Form 10-K or Form 10-K/A, as applicable, and in Item 2 of our most recently filed Quarterly Report on Form 10-Q, or Form 10-Q/A, as applicable, both as incorporated herein by reference. See “Where You Can Find More Information.”

When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled “Risk Factors” beginning on page 4 of this prospectus and any other risk factors described in an applicable prospectus supplement. Except for our ongoing obligations to disclose material information as required by federal securities laws, we undertake no obligation to update any forward-looking statements after we distribute this prospectus and any applicable prospectus supplement.

In addition, the classification of Ferrellgas Partners and Ferrellgas, L.P. as partnerships for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes on the income of our subsidiaries that are corporations. We rely on a legal opinion from our counsel, and not a ruling from the Internal Revenue Service, as to our proper classification for federal income tax purposes. See “Risk Factors—Tax Risks—The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to our unitholders.”

7,000,000 Common Units

Ferrellgas Partners, L.P.

Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

April     , 2003

Citigroup

UBS Investment Bank

Lehman Brothers

Wachovia Securities

Banc of America Securities LLC

Credit Suisse First Boston

Sanders Morris Harris